PROSPECTUS
Up to 238,050 Shares of Common Stock
(Anticipated Maximum, as adjusted)

                                                  CARNEGIE FINANCIAL CORPORATION
                                                              17 West Mall Plaza
                                                    Carnegie, Pennsylvania 15106


================================================================================
         Carnegie Savings Bank is converting from the mutual form to the stock form of organization. As part of the conversion, Carnegie Savings Bank will become a wholly owned subsidiary of Carnegie Financial Corporation. Carnegie Financial Corporation was formed in February 1998 and upon consummation of the conversion will own all of the shares of Carnegie Savings Bank. The common stock of Carnegie Financial Corporation is being offered to the public in accordance with a plan of conversion. The Office of Thrift Supervision has approved the plan of conversion subject to the approval of a majority of the votes eligible to be cast by members of Carnegie Savings Bank. No common stock will be sold if Carnegie Savings Bank does not receive these approvals or Carnegie Financial Corporation does not receive orders for at least the minimum number of shares.
================================================================================

                                TERMS OF OFFERING

         An independent appraiser has estimated the market value of the converted Carnegie Savings Bank to be between $1,530,000 and $2,070,000, which establishes the number of shares to be offered. Subject to Office of Thrift Supervision approval, an additional 15% above the maximum number of shares, or up to 238,050 shares may be offered. Based on these estimates, we are making the following offering of shares of common stock:

o  Price Per Share:                                  $10.00

o  Number of Shares
   Minimum/Maximum/Maximum, as adjusted:             153,000 to 207,000 to 238,050

o  Underwriting Commissions and Other Expenses
   Minimum/Maximum/Maximum, as adjusted:             $260,000

o  Net Proceeds to Carnegie Financial Corporation
   Minimum/Maximum/Maximum, as adjusted:             $1,270,000 to $1,810,000 to $2,120,500

o  Net Proceeds Per Share
   Minimum/Maximum/Maximum, as adjusted:             $8.30 to $8.74 to $8.91

Please refer to Risk Factors beginning on page 1 of this document.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, Office of Thrift Supervision, nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

               For information on how to subscribe, call the Stock
                           Center at (412) 276-0535.

                             Capital Resources, Inc.

                   The date of this prospectus is May 14, 1998

--------------------------------------------------------------------------------


                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----

Questions and Answers About the Stock Offering............................(i)
Summary.................................................................(iii)
Selected Financial and Other Data........................................(vi)
Recent Developments....................................................(viii)
Risk Factors................................................................1
Proposed Purchases by Directors and Officers............................... 4
Use of Proceeds............................................................ 4
Dividends.................................................................. 5
Market for the Common Stock................................................ 5
Capitalization............................................................. 6
Pro Forma Data............................................................. 7
Historical and Pro Forma Capital Compliance..............................  11
The Conversion...........................................................  12
Statement of Operations of Carnegie Savings Bank.........................  25
Management's Discussion and Analysis of
  Financial Condition and Results of Operations..........................  26
Business of Carnegie Financial Corporation...............................  32
Business of Carnegie Savings Bank........................................  33
Regulation...............................................................  47
Taxation.................................................................  53
Management of Carnegie Financial Corporation.............................  54
Management of Carnegie Savings Bank......................................  54
Restrictions on Acquisitions of Carnegie Financial Corporation...........  59
Description of Capital Stock.............................................  62
Legal and Tax Matters....................................................  63
Experts..................................................................  64
Registration Requirements................................................  64
Where You Can Find Additional Information................................  64
Index to Financial Statements of Carnegie Savings Bank..................  F-1



         This document contains forward-looking statements which involve risks and uncertainties. Carnegie Financial Corporation's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" beginning on page 1 of this document.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                 QUESTIONS AND ANSWERS ABOUT THE STOCK OFFERING

Q:   What is the purpose of the offering?

A: The offering gives you the opportunity to become a stockholder of our newly formed holding company, Carnegie Financial Corporation, which will allow you to share indirectly in our future as a federal stock savings bank. The stock offering will increase our capital and funds for lending and investment activities. As a federal stock savings bank operating through a holding company structure, we will have greater flexibility for operations, expansion and diversification.

Q:   How do I purchase the stock?

A: You must complete and return the stock order form to us together with your payment no later than 12:00 p.m. (noon), Eastern Time, June 19, 1998.

Q:   How much stock may I purchase?

A: The minimum purchase is 25 shares (or $250). The maximum purchase is 5,000 shares (or $50,000), for any person or persons ordering through a single account. No person, related persons or persons acting together, may purchase in the conversion more than 7,500 shares (or $75,000). We may decrease or increase the maximum purchase limitation without notifying you. In the event that the offering is oversubscribed, we will allocate shares based upon your purchase priority.

Q:   What happens if there are not enough shares to fill all orders?

A: You might not receive any or all of the shares you want to purchase. If there is an oversubscription in the subscription offering, the stock will be offered on the following priority basis:

     o Persons who had a deposit account of at least $50 with us on November 30, 1996 ("Eligible Account Holders").

     o Any remaining shares will be offered to the employee stock ownership plan of Carnegie Savings Bank ("ESOP").

     o Any remaining shares will be offered to persons who had a deposit account of at least $50 with us on March 31, 1998 ("Supplemental Eligible Account Holders").

     o Any remaining shares will be offered to other persons entitled to vote on the approval of the conversion ("Other Members").


If the above persons do not subscribe for all of the shares, the remaining shares may be offered either directly by Carnegie Financial Corporation in a community offering or in a best efforts public offering. We have the right to reject any stock order received in the community offering. In the event of a community offering, preference will be given to natural persons residing in Allegheny County. You are prohibited from transferring or entering into any understanding to transfer your subscription rights.





--------------------------------------------------------------------------------

                                       (i)

--------------------------------------------------------------------------------


Q:   As a depositor of Carnegie Savings Bank, am I obligated to purchase stock?

A:   No. You are not required to purchase stock.

Q: As a depositor of or borrower from Carnegie Savings Bank, what will happen if I do not purchase any stock?

A: As a depositor, you presently have voting rights while we are in the mutual form; however, once we convert, voting rights will be held exclusively by stockholders. Your deposit account, certificate accounts and any loans you may have with us will not be affected.

Q.   Will the stock be traded on a market?

A. It is anticipated that the stock will be traded on the OTC Bulletin Board. However it is not assured or guaranteed that the stock will be traded on the OTC Bulletin Board or on any market.

Q: What particular factors should I consider when deciding whether to buy the stock?

A: Before you decide to purchase shares, you should read the Risk Factors section on pages 1-3 of this document.

Q: Who can help answer any other questions I may have about the stock offering?

A: In order to make an informed investment decision, you should read this entire document. In addition, you may contact:

                         Stock Center
                         Carnegie Financial Corporation
                         17 West Mall Plaza
                         Carnegie, Pennsylvania  15106
                         (412) 276-0535


--------------------------------------------------------------------------------

                                      (ii)

--------------------------------------------------------------------------------



                                     SUMMARY

         This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read carefully this entire document, including the financial statements and the notes to the financial statements of Carnegie Savings Bank. References in this document to "we", "us", and "our" refer to Carnegie Savings Bank. In certain instances where appropriate, "we", "us" or "our" refers collectively to Carnegie Financial Corporation and Carnegie Savings Bank. References in this document to "CFC" refers to Carnegie Financial Corporation.

The Companies
                         Carnegie Financial Corporation
                               17 West Mall Plaza
                          Carnegie, Pennsylvania 15106
                                 (412) 276-1266

         Carnegie Financial Corporation is not an operating company and has not engaged in any significant business to date. It was formed in February 1998 as a Pennsylvania-chartered corporation to be the holding company for Carnegie Savings Bank. The holding company structure will provide greater flexibility in terms of operations, expansion and diversification. See pages 32 to 33.

                              Carnegie Savings Bank
                               17 West Mall Plaza
                          Carnegie, Pennsylvania 15106
                                 (412) 276-1266

         Carnegie Savings Bank began operations in 1915 under the name, "Carnegie Savings Building and Loan." In 1995, we converted to a state savings bank charter and obtained Federal Deposit Insurance Corporation ("FDIC") insurance through the Bank Insurance Fund ("BIF"). On May 11, 1998, we converted to a federal mutual savings bank charter, became subject to regulation by the Office of Thrift Supervision ("OTS") and retained our FDIC insurance through BIF. We are a community and customer oriented federal mutual savings bank. We provide financial services to individuals, families and small businesses. Historically, we have emphasized residential mortgage lending, primarily originating one- to four-family mortgage loans. At December 31, 1997, we had total assets of $16.7 million, deposits of $15.2 million, and total retained earnings of $1.2 million.
See pages 33 to 47.

The Stock Offering

         Carnegie Financial Corporation is offering between 153,000 and 207,000 shares of common stock at $10 per share ("Purchase Price"). As a result of changes in market and financial conditions prior to completion of the conversion or to fill the order of our employee stock ownership plan and subject to the Office of Thrift Supervision approval, we may increase the offering to 238,050 shares without further notice to you. If an increase in the offering size is approved, you will not have the opportunity to change or cancel any stock order previously delivered to us. See pages 21 to 22.


--------------------------------------------------------------------------------
                                      (iii)

--------------------------------------------------------------------------------



Stock Purchase Priorities

         The shares of common stock will be offered on the basis of purchase priorities. Certain depositors will receive subscription rights to purchase the shares. The shares will be offered first in a subscription offering and any remaining shares may be offered in a community offering or a public offering. We have engaged Capital Resources, Inc. to assist in the selling of common stock on a best-efforts basis. See pages 15 to 16.

Subscription Rights

         You may not sell or assign your subscription rights. Any transfer of subscription rights is prohibited by law. See page 15.

The Offering Range and Determination of the Price Per Share

         The offering range is based on an independent appraisal of the estimated pro forma market value of the common stock by FinPro, Inc., an appraisal firm experienced in appraisals of savings institutions. FinPro has estimated, that in its opinion as of March 12, 1998 the aggregate estimated pro forma market value of the common stock ranged between $1,530,000 and $2,070,000 with a midpoint of $1,800,000 (the "EVR"). The estimated pro forma market value of the shares is our estimated market value after giving effect to the sale of shares in this offering.

         The appraisal was based in part upon our financial condition and operations and the effect of the additional capital raised by the sale of common stock in this offering. The $10.00 price per share was determined by our board of directors and is the price most commonly used in stock offerings involving conversions of mutual savings institutions. The independent appraisal will be updated prior to the consummation of the conversion. If the updated estimated pro forma market value of the common stock is either below $1,530,000 or above $2,380,500, you will be notified and will have the opportunity to modify or cancel your order. See pages 20 to 21.

Termination of the Offering

         The subscription offering will terminate at 12:00 p.m. (noon), Eastern Time, on June 19, 1998. The community offering or public offering, if any, may terminate at any time without notice but no later than 45 days after completion of the subscription offering, without approval by the OTS. See pages 17 to 18.

Benefits to Management from the Offering

         Our full-time employees will participate in the offering through individual purchases and purchases of stock by our employee stock ownership plan, which is a form of retirement plan. We also intend to implement a restricted stock plan and a stock option plan, no earlier than six months following completion of the conversion, which may benefit our President and other officers and directors. However, the restricted stock plan and stock option plan may not be adopted until after the conversion and are subject to stockholder approval and compliance with OTS regulations. If we adopt the restricted stock plan, our executive officers and directors will be awarded common stock at no cost to them. See pages 55 to 59.





--------------------------------------------------------------------------------

                                      (iv)

--------------------------------------------------------------------------------
Use of the Proceeds Raised from the Sale of Common Stock

         Carnegie Financial Corporation will use a portion of the net proceeds from the stock offering to purchase all the common stock to be issued by us in the conversion and to make a loan to our employee stock ownership plan to fund its purchase of stock in the conversion. After payment for our common stock, Carnegie Financial Corporation will retain up to 50% of the funds received in the stock offering as its initial capitalization. We will use the proceeds of the sale of the common stock to make investments and fund loans. See pages 4 to 5 for the range of offering proceeds.

Dividends

         CFC does not expect to pay dividends during the first year following the conversion. We may establish a dividend policy after the first year. See page 5.

Market for the Common Stock

         Due to the small size of the offering, it is unlikely that an active and liquid trading market will develop and be maintained. Investors should have a long-term investment intent. Persons purchasing shares may not be able to sell their shares when they desire or sell them at a price equal to or above $10.00. Following the completion of the offering, it is anticipated that the CFC common stock will be traded on the OTC Bulletin Board. Capital Resources, Inc. is expected to make a market in the common stock. However, Capital Resources, Inc. will not be subject to any obligation with respect to such efforts. See page 5.

Important Risks in Owning Common Stock

         Before you decide to purchase stock in the offering, you should read the Risk Factors section on pages 1-3 of this document.

--------------------------------------------------------------------------------
                                       (v)

--------------------------------------------------------------------------------


                        SELECTED FINANCIAL AND OTHER DATA

         The following financial information is a summary only. This information is derived in part, and should be read in conjunction with, our audited financial statements and notes beginning on page F-1.


Selected Financial Condition and Other Data
                                                                     At December 31,
                                               ------------------------------------------------------
                                                      1997                1996               1995
                                               ------------------   -----------------   -------------
                                                                 (Dollars in thousands)
Total Amount of:
  Assets....................................        $16,723             $15,100           $13,733
  Loans receivable, net.....................          9,585               9,812             9,002
  Mortgage-backed securities, net                     2,628               2,014               980
  Investment securities, net................          2,530               2,150             1,687
  Cash and cash equivalents.................            851                 557             1,542
  Savings deposits..........................         15,178              13,378            12,407
  Other borrowings..........................              -                 300                 -
  Retained earnings
    (substantially restricted(1))...........          1,156               1,210             1,111

Number of:
  Deposit accounts..........................          2,309               2,221             2,080
  Full service offices......................              1                   1                 1


(1)  Composed of appropriated and unappropriated retained income.
--------------------------------------------------------------------------------

                                      (vi)

--------------------------------------------------------------------------------



Summary of Operations

                                                                        For the Years Ended
                                                                           December 31,
                                                     --------------------------------------------------------
                                                           1997                 1996                1995
                                                     -----------------    ----------------     --------------
                                                                          (In thousands)
Interest income...................................       $1,222                $1,074              $1,019
Interest expense..................................          671                   552                 536
                                                          -----                 -----               -----
Net interest income...............................          551                   522                 483
Provision for loan losses.........................           73                     2                  31
                                                          -----                 -----               -----
Net interest income after
  provision for loan losses.......................          478                   520                 452
Other income......................................           63                    74                  73
Other expense.....................................          649                   459                 425
                                                           ----                  ----                ----
Income (loss) before income taxes.................        (108)                   135                 100
Income tax expense (benefit)......................         (54)                    36                  14
                                                         -----                  -----               -----
Net income (loss).................................      $  (54)                $   99              $   86
                                                         =====                  =====               =====


Key Operating Ratios

                                                                            At or For the
                                                                             Years Ended
                                                                            December 31,
                                                        ---------------------------------------------------
                                                              1997               1996              1995
                                                        -----------------   -------------     -------------
Performance Ratios:
Return on average assets
  (net income (loss) divided by average total              (0.33)%              0.70%              0.65%
  assets).............................................
Return on average equity
  (net income (loss) divided by average equity)......      (4.30)%              8.60%              8.21%
Ratio of average equity to average assets
  (average equity divided by average
  total assets)......................................        7.73%              8.09%              7.95%
Equity to assets at period end.......................        7.00%              7.92%              8.08%
Interest rate spread.................................        3.11%              3.48%              3.62%
Net interest margin..................................        3.50%              3.82%              3.88%
Average interest-earning assets to average
  interest-bearing liabilities.......................      109.28%            108.47%            106.07%
Net interest income after provision for loan
losses to total noninterest expense..................       73.65%            113.29%           106.35%

Asset Quality Ratios:
Non-performing loans to total assets.................        0.25%              0.22%              0.53%
Non-performing assets to total assets................        3.12%              1.32%              1.75%
Non-performing loans to total loans..................        0.44%              0.34%              0.81%
Allowance for loan losses to total loans
  at end of period...................................        1.20%              0.40%              0.42%
Allowance for loan losses to non-performing
  loans..............................................      273.81%            118.18%             52.05%

--------------------------------------------------------------------------------

                                      (vii)

--------------------------------------------------------------------------------

                               RECENT DEVELOPMENTS



Selected Financial Condition and Other Data

         Set forth below are the summaries of our historical financial and other data. Financial data as of March 31, 1998 and for the three months ended March 31, 1998 and 1997, are unaudited. In the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation have been included. The summary of operations and other data for the three months ended March 31, 1998 are not necessarily indicative of the results of operations for the fiscal year ending December 31, 1998.

                                                          At                  At
                                                       March 31,         December 31,
                                                         1998                1997
                                                  ------------------   ---------------
                                                         (Dollars in thousands)
Total Amount of:
Assets .........................................         $16,615         $16,723
Loans receivable, net ..........................          10,543           9,585
Mortgage-backed securities, net ................           2,548           2,628
Investment securities, net .....................           1,822           2,530
Cash and cash equivalents ......................             741             851
Savings deposits ...............................          15,029          15,178
Retained earnings
(substantially restricted(1)) ..................           1,171           1,170

Number of:
Deposit accounts ...............................           2,346           2,309
Full service offices ...........................               1               1


(1)      Composed of appropriated and unappropriated retained income.
--------------------------------------------------------------------------------

                                     (viii)

--------------------------------------------------------------------------------



Summary of Operations

                                                    For the Three Months Ended
                                                             March 31,
                                                    --------------------------
                                                        1998          1997
                                                    ------------   -----------
                                                           (In thousands)
Interest income...................................    $  298        $  280
Interest expense..................................       170           158
                                                       -----         -----
Net interest income...............................       128           122
Provision for loan losses.........................        -             -
                                                       -----         -----
Net interest income after
  provision for loan losses.......................       128           122
Other income......................................        13             7
Other expense.....................................       141           129
                                                       -----         -----
Income (loss) before income taxes.................        -             -
                                                       -----         -----
Income tax expense (benefit)......................        -             -
Net income (loss).................................    $   -         $   -
                                                       =====         =====


Key Operating Ratios
                                                              At or For the
                                                            Three Months Ended
                                                                March 31,
                                                        ----------------------
                                                           1998        1997
                                                        -----------  ---------
Performance Ratios:
Return on average assets
  (net income (loss) divided by average total               -  %        -  %
 assets).............................................
Return on average equity
  (net income (loss) divided by average equity)......       -  %        -  %
Ratio of average equity to average assets
  ratio (average equity divided by average
  total assets)......................................      7.26%       8.02%
Equity to assets at period end.......................      7.05%       7.51%
Interest rate spread.................................      2.96%       2.91%
Net interest margin..................................      3.29%       3.23%
Average interest-earning assets to average
  interest-bearing liabilities.......................    107.69%     107.61%
Net interest income after provision for loan
losses to total noninterest expense..................     90.78%      94.57%

Asset Quality Ratios:
Non-performing loans to total assets.................       .25%        .41%
Non-performing assets to total assets................      3.12%       1.46%
Non-performing loans to total loans..................       .40%        .70%
Allowance for loan losses to total loans
  at end of period...................................       .92%        .39%
Allowance for loan losses to non-performing
  loans..............................................    233.33%      56.06%

--------------------------------------------------------------------------------

                                      (ix)

--------------------------------------------------------------------------------




           MANAGEMENT'S DISCUSSION AND ANALYSIS OF RECENT DEVELOPMENTS


Financial Condition

         Total assets remained relatively constant at March 31, 1998 as compared to December 31, 1997. Net loans receivable increased approximately $958,000 to $10.5 million at March 31, 1998 from $9.6 million at December 31, 1997. Such increase was offset by a $703,000 decrease in net investment securities. The funds received from net investment securities were used to fund the increase in net loans receivable. All other assets and liabilities remained relatively constant for the March 31, 1998 period.

         Real estate owned decreased $3,000 to $519,000 at March 31, 1998 from $522,000 at December 31, 1997. Total non-accrual and accrual loans were unchanged at March 31, 1998 as compared to December 31, 1997.

Results of Operations

         Net income for the three months ended March 31, 1998 remained unchanged as compared to the same period in 1997. The $6,000 increase in net interest income for the three months ended March 31, 1998 was primarily the result of a $142,000 increase in net earning assets for the period. The average interest rate spread for the three months ended March 31, 1998 was 2.96% compared to 2.91% for the same period in 1997. The net yield on interest earning assets for the three months ended March 31, 1998 was 3.29% compared to 3.23% for the same period in 1997.

         Other income increased $6,000 to $13,000 for the three months ended March 31, 1998 from $7,000 for the comparable period in 1997. In 1997, the Savings Bank recognized a $7,000 loss on OREO property sold.

         Other expenses increased $12,000 to $141,000 for the three months ended March 31, 1998 from $129,000 for the comparable period in 1997. The increase in other expenses was primarily the result of a $5,000 increase in compensation and benefits and a $7,000 increase in general and administrative expenses primarily due to an increase in the cost of the Savings Bank's data processing.

Capital Resources

         Management monitors risk-based capital and leverage capital ratios in order to assess compliance with regulatory guidelines. At March 31, 1998, the Savings Bank had tangible, leverage and total risk- based capital of 6.98%, 6.98% and 16.04%, which exceeded the OTS's minimum requirements of 1.5%, 3.0%, and 8.00%, respectively.

Subsequent Events

         In April 1998, our service bureau advised us that we will be assessed an aggregate fee of approximately $10,000 for Year 2000 compliance. This fee will be billed to us on a twelve month basis in addition to our monthly data processing fee.

--------------------------------------------------------------------------------
                                       (x)

                                  RISK FACTORS

         In addition to the other information in this document, you should consider carefully the following risk factors in evaluating an investment in our common stock.

Potential Impact of Changes in Interest Rates and the Current Interest Rate Environment

         Our ability to make a profit, like that of most financial institutions, is substantially dependent on our net interest income, which is the difference between the interest income we earn on our interest-earning assets (e.g. such as mortgage loans and investment securities) and the interest expense we pay on our interest-bearing liabilities (such as deposits and borrowings). Substantially all of our mortgage loans have rates of interest which are fixed for the term of the loan ("fixed rate") and are originated with terms of up to 30 years, while deposit accounts have significantly shorter terms to maturity. Because our interest-earning assets generally have fixed rates of interest and have longer effective maturities than our interest-bearing liabilities, the yield on our interest-earning assets generally will adjust more slowly to changes in interest rates than the cost of our interest-bearing liabilities. As a result, our net interest income will be adversely affected by material and prolonged increases in interest rates. In addition, rising interest rates may adversely affect our earnings because there might be a lack of customer demand for loans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - - Asset/Liability Management."

         Changes in interest rates also can affect the average life of loans and mortgage-backed securities. Historically, lower interest rates in recent periods have resulted in increased prepayments of loans and mortgage-backed securities, as borrowers refinanced their mortgages in order to reduce their borrowing cost. Under these circumstances, we are subject to reinvestment risk to the extent that we are not able to reinvest such prepayments at rates which are comparable to the rates on the prepaid loans or mortgage-backed securities.

Lack of Active Market for Common Stock

         Due to the small size of the offering, it is highly unlikely that an active trading market will develop and be maintained. If an active market does not develop, you may not be able to sell your shares promptly or perhaps at all, or sell your shares at a price equal to or above the price you paid for the shares. It is anticipated that CFC common stock will be traded on OTC Bulletin Board. The common stock may not be appropriate as a short-term investment. See "Market for the Common Stock."

Additional Capital; Return on Equity

         As a result of the conversion, we will have, on a consolidated basis, total equity that is substantially more than our equity prior to the conversion. Loan demand is not expected to increase correspondingly, and thus we are likely to be faced with the choice of either investing capital in lower yielding debt securities or making higher risk investments to increase yield. Furthermore, we are not expected to be able immediately to leverage the new capital, and therefore, the increase in equity may adversely affect our return on equity (net income divided by average equity), absent a corresponding increase in our net income. Our return on equity was (4.62)%, 8.28% and 7.75% for the years ended December 31, 1997, 1996 and 1995 respectively. We intend initially to invest the net proceeds in short and medium term investments which generally have lower yields than loans. There can be no assurance that we will be able to increase net income in future periods in amounts commensurate with the increase in equity resulting from the conversion. See "Pro Forma Data." Furthermore, current OTS policy on stock repurchases by recently converted institutions could limit our flexibility in utilizing the net proceeds. See "Use of Proceeds" and "The Conversion -- Restrictions on Repurchase of Stock."

Intent to Remain Independent

         We  have  operated  as  an  independent   community   oriented  savings
association since 1915. It is our intention to continue to operate as an independent community oriented savings association following the conversion. Accordingly, you are urged not to subscribe for shares of our common stock if you are anticipating a quick sale by us. See "Business of Carnegie Financial Corporation."

Dependence on Local Economy

         We operate as a community-oriented financial institution, with a focus on servicing customers in our primary market area of Carnegie and surrounding areas of Allegheny County, Pennsylvania. At December 31, 1997, most of our loan portfolio consisted of loans made to borrowers and collateralized by properties located in our primary market area. As a result of this concentration, a downturn in the economy of our primary market area could increase the risk of loss associated with our loan portfolio. See "Business of Carnegie Savings Bank
- Market Area."

Anti-Takeover Provisions and Statutory Provisions That Could Discourage Hostile Acquisitions of Control

         Provisions in CFC's articles of incorporation and bylaws, the general corporation law of the Commonwealth of Pennsylvania, and certain federal regulations may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt which is opposed by our management and board of directors. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current board of directors or management of CFC more difficult. In addition, these provisions may reduce the trading price of our stock. These provisions include: restrictions on the acquisition of CFC's equity securities and limitations on voting rights; the classification of the terms of the members of the board of directors; certain provisions relating to the meeting of stockholders; denial of cumulative voting by stockholders in the election of directors; the issuance of preferred stock and additional shares of common stock without shareholder approval; and super-majority provisions for the approval of certain business combinations. See "Restrictions on Acquisitions of Carnegie Financial Corporation".

Possible Voting Control by Directors and Officers

         The proposed purchases of the common stock by our directors, officers and employee stock ownership plan, as well as the potential acquisition of the common stock through the stock option plan and restricted stock plan, could make it difficult to obtain majority support for stockholder proposals which are opposed by our management and board of directors. Based upon the midpoint of the estimated valuation range, our officers and directors intend to purchase approximately 17% of the common shares offered in the conversion. In addition, the voting of those shares could block the approval of transactions (i.e., business combinations and amendment to our articles of incorporation and bylaws) requiring the approval of 80% of the stockholders under the CFC's articles of incorporation. See "Proposed Purchases by Directors and Officers," "Management of Carnegie Savings Bank -- Executive Compensation," "Description of Capital Stock," and "Restrictions on Acquisitions of Carnegie Financial Corporation."

Possible Dilutive Effect of Restricted Stock Plan and Stock Options

         If the conversion is completed and shareholders approve the restricted stock plan ("RSP") and stock option plan, we will issue stock to our officers and directors through these plans. If the shares for the RSP and stock options are issued from our authorized but unissued stock, your voting interests could be cumulatively diluted by up to approximately 12.3% and the trading price of our stock may be reduced. See "Pro Forma Data," "Management of Carnegie Savings Bank -- Proposed Future Stock Benefit Plans," and "-- Restricted Stock Plan."

Restrictions on Repurchase of Shares

         Generally, during the first year following the conversion, CFC may not repurchase its shares. During each of the second and third years following the conversion, CFC may repurchase up to 5% of its outstanding shares. During those periods, if we decide that additional repurchases would be an appropriate use of funds, we would not be able to do so, without obtaining OTS approval. There is no assurance that OTS approval would be given. See "The Conversion -- Restrictions on Repurchase of Shares."

Possible Year 2000 Computer Program Problems

         A great deal of information has been disseminated about the global computer crash that may occur in the year 2000. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in earlier years) are expected to read entries for the year 2000 as the year 1900 and compute payment, interest or delinquency based on the wrong date or are expected to be unable to compute payment, interest or delinquency. Rapid and accurate data processing is essential to our operations. Data processing is also essential to most other financial institutions and many other companies.

         Most of our material data processing that could be affected by this problem is provided by a third party service bureau. Our service bureau has advised us that it expects to resolve this potential problem before the year 2000. However, if this potential problem is not resolved before the year 2000, we would likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have a significant adverse impact on our financial condition and our results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations - Noninterest Expense."

Financial Institution Regulation and Future of the Thrift Industry

         We are subject to extensive regulation, supervision, and examination by the OTS and FDIC. Bills have been introduced in Congress that could consolidate the OTS with the Office of the Comptroller of the Currency ("OCC") and require us to adopt a commercial bank charter. If we become a commercial bank, our investment authority and the ability of CFC to engage in diversified activities may be limited, which could adversely affect our value and profitability. See "Regulation."

                  PROPOSED PURCHASES BY DIRECTORS AND OFFICERS

         The following table sets forth the approximate purchases of common stock by each director and executive officer and their associates in the conversion. Shares purchased by officers and directors in the conversion may not be sold for at least one year. The table assumes that 180,000 shares (the midpoint of the estimated valuation range, "EVR") of the common stock will be sold at $10.00 per share and that sufficient shares will be available to satisfy subscriptions in all categories. However, officers and directors and their associates may not buy more than 35% of the total amount of shares sold in the conversion.

                                                                                   Aggregate
                                                                 Total              Price of         Percent
                                                                Shares               Shares         of Shares
    Name                              Position                Purchased(1)         Purchased(1)     Purchased(1)
-----------------------   -------------------------------   ---------------      ---------------   --------------
Shirley Chiesa                    Chairman, President         7,500                $75,000            4.17%
                                  and CEO
Morry Miller                      Director                    5,000                 50,000             2.78
JoAnn V. Narduzzi                 Director                    5,000                 50,000             2.78
Lois A. Wholey                    Director                    5,000                 50,000             2.78
Charles Ruprecht                  Director                    4,000                 40,000             2.22
Joseph R. Pigoni                  Executive Vice              4,000                 40,000             2.22
                                  President and CFO
                                                            -------                -------          -------
                                                             30,500               $305,000            16.95%
                                                            =======                =======          =======

--------------------
(1) Does not include shares purchased by the employee stock ownership plan (the "ESOP").


                                 USE OF PROCEEDS

         Carnegie Financial Corporation will use up to 50% of the net proceeds from the offering (or such additional amounts as is necessary to increase Carnegie Savings Bank's capital ratio to 10%) to purchase all of the capital stock we will issue in connection with the conversion. See footnote 1 to "Historical and Pro Forma Capital Compliance." A portion of the net proceeds to be retained by Carnegie Financial Corporation will be loaned to our employee stock plan to fund its purchase of 8% of the shares sold in the conversion. On a short-term basis, the balance of the net proceeds retained by Carnegie Financial Corporation initially will be invested in short-term investments. Although there are no current plans, the net proceeds subsequently may be used to fund acquisitions of other financial services institutions or to diversify into non-banking activities. The net proceeds may also serve as a source of funds for the payment of dividends to stockholders or for the repurchase of the shares. A portion of the net proceeds may also be used to fund the purchase of 4% of the shares for the RSP which is anticipated to be adopted following the conversion. See "Pro Forma Data."

         The funds we receive from the sale of our capital stock to CFC will be added to our general funds and be used for general corporate purposes including:
(i) investment in mortgages and other loans, (ii) investment in U.S. Government and federal agency securities, (iii) investment in mortgage-backed securities or
(iv) funding loan commitments. However, initially we intend to invest the net proceeds in short-term investments until we can deploy the proceeds into higher yielding assets. The funds added to our capital will further strengthen our capital position.

         The net proceeds may vary because the total expenses of the conversion may be significantly more or less than those estimated. We estimate that our expenses will be approximately $260,000 and our estimated net proceeds will range from $1,270,000 to $1,810,000 (or up to $2,121,000 in the event the maximum of the estimated valuation range is increased to $2,380,500). See "Pro Forma Data." The net proceeds will also vary if the number of shares to be issued in the conversion is adjusted to reflect a change in our estimated pro forma market value. Payments for shares made through withdrawals from existing deposit accounts with us will not result in the receipt of new funds for investment by us but will result in a reduction of our liabilities and interest expense as funds are transferred from interest-bearing certificates or accounts for use in purchasing stock.

                                    DIVIDENDS

         Upon conversion, CFC's board of directors will have the authority to declare dividends on the shares, subject to statutory and regulatory requirements. CFC does not expect to pay cash dividends during the first year after the conversion. Any future declarations of dividends by the board of directors will depend upon a number of factors, including: (i) the amount of the net proceeds retained by CFC in the conversion, (ii) investment opportunities available, (iii) capital requirements, (iv) regulatory limitations, (v) results of operations and financial condition, (vi) tax considerations, and (vii) general economic conditions. Upon review of such considerations, the board may authorize future dividends if it deems such payment appropriate and in compliance with applicable law and regulation. For a period of one year following the completion of the conversion, we will not pay any dividends that would be treated for tax purposes as a return of capital nor take any actions to pursue or propose such dividends. In addition, there can be no assurance that regular or special dividends will be paid, or, if paid, will continue to be paid. See "Historical and Pro Forma Capital Compliance," "The Conversion -- Effects of Conversion to Stock Form on Savers and Borrowers of Carnegie Savings Bank -- Liquidation Account" and "Regulation -- Dividend and Other Capital Distribution Limitations."

         CFC is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders although the source of such dividends will be dependent in part upon the receipt of dividends from us. CFC is subject, however, to the requirements of Pennsylvania law, which generally limit the payment of dividends to amounts that will not affect the ability of CFC, after the dividend has been distributed, to pay its debts in the ordinary course of business.

                           MARKET FOR THE COMMON STOCK

         As a newly organized company, CFC has never issued capital stock, and consequently there is no established market for the common stock. Following the completion of the offering, it is anticipated that the common stock will be traded on the over-the-counter market with quotations available through the OTC Electronic Bulletin Board. Capital Resources, Inc. is expected to make a market in the common stock. Making a market may include the solicitation of potential buyers and sellers in order to match buy and sell orders. However, Capital Resources, Inc. will not be subject to any obligation with respect to such efforts. If the common stock cannot be quoted and traded on the OTC Bulletin Board it is expected that the transactions in the common stock will be reported in the pink sheets of the National Quotation Bureau, Inc.

         The development of an active trading market depends on the existence of willing buyers and sellers. Due to the small size of the offering, it is highly unlikely that an active trading market will develop and be maintained. You could have difficulty disposing of your shares and you should not view the shares as a short-term investment. You may not be able to sell your shares at a price equal to or above the price you paid for the shares.

                                 CAPITALIZATION

         The following table presents, as of December 31, 1997, our historical capitalization and the consolidated capitalization of CFC after giving effect to the conversion and the other assumptions set forth below and under "Pro Forma Data," based upon the sale of shares at the minimum, midpoint, maximum, and 15% above the maximum of the EVR at a price of $10.00 per share:

                                                                           Pro Forma Consolidated Capitalization
                                                                                  Based on the Sale of (2)(3)
                                                                   -----------------------------------------------------
                                                     Historical       153,000       180,000      207,000      238,050
                                                  Capitalization    Shares at     Shares at    Shares at    Shares At
                                                 at December 31,      $10.00        $10.00      $10.00        $10.00
                                                       1997         Per Share     Per Share    Per Share    Per Share
                                                      ------        ---------     ---------    ---------    ---------
                                                                               (In Thousands)

Deposits(1) ..................................       $15,178        $15,178        $15,178     $15,178       $15,178
                                                      ======         ======         ======      ======        ======

Stockholders' Equity:
 Preferred Stock, no par value per share,
   2,000,000 shares authorized; none to be
   issued.....................................      $      -       $      -       $      -    $      -      $      -
 Common Stock, $.10 par value, 4,000,000
   shares authorized; total shares to be
   issued as reflected........................             -             15             18          21            24
Additional paid in capital....................             -          1,255          1,522       1,789         2,097
  Retained earnings(4)........................         1,156          1,156          1,156       1,156         1,156
Net unrealized gain on securities available for
  sale........................................            14             14             14          14            14
Less:
  Common Stock acquired by ESOP...............             -           (122)          (144)       (166)         (190)
  Common Stock acquired by RSP................             -            (61)           (72)        (83)          (95)
                                                      ------         ------         ------      ------        ------
Total stockholders' equity....................       $ 1,170       $  2,257       $  2,494    $  2,731      $  3,006
                                                      ======         ======         ======      ======        ======

---------------------

(1) Excludes accrued interest payable on deposits. Withdrawals from savings accounts for the purchase of stock have not been reflected in these adjustments. Any withdrawals will reduce pro forma capitalization by the amount of such withdrawals.

(2) Does not reflect the increase in the number of shares of common stock after the conversion in the event of implementation of the Stock Option Plan or RSP. See "Management of Carnegie Savings Bank -- Proposed Future Stock Benefit Plans -- Stock Option Plan" and "-- Restricted Stock Plan."

(3) Assumes that 8% and 4% of the shares issued in the conversion will be purchased by the ESOP and RSP, respectively. No shares will be purchased by the RSP in the conversion. It is assumed that the RSP will purchase common stock in the open market within one year of the conversion in order to give an indication of its effect on capitalization. The pro forma presentation does not show the impact of: (a) results of operations after the conversion, (b) changing market prices of shares of common stock after the conversion, or (c) a smaller than 4% or 8% purchase by the RSP or ESOP, respectively. Assumes that the funds used to acquire the ESOP shares will be borrowed from CFC for a ten year term at the prime rate as published in The Wall Street Journal. For an estimate of the impact of the ESOP on earnings, see "Pro Forma Data." The Bank intends to make contributions to the ESOP sufficient to service and ultimately retire its debt. The amount to be acquired by the ESOP and RSP is reflected as a reduction of stockholders' equity. The issuance of authorized but unissued shares for the RSP in an amount equal to 4% of the outstanding shares of common stock will have the effect of diluting existing stockholders' voting interests by 3.9%. There can be no assurance that stockholder approval of the RSP will be obtained. See "Management of Carnegie Savings Bank -- Proposed Future Stock Benefit Plans -- Restricted Stock Plan."

(4) Our equity will be substantially restricted after the conversion. See "Dividends," "Regulation -- Dividends and Other Capital Distribution Limitations," "The Conversion -- Effects of Conversion to Stock Form on Depositors and Borrowers of Carnegie Savings Bank -- Liquidation Account" and Note 13 to the Financial Statements.

                                 PRO FORMA DATA

         The actual net proceeds from the sale of the common stock cannot be determined until the conversion is completed. However, net proceeds are currently estimated to be between $1,270,000 and $1,810,000 at the minimum and maximum, as adjusted, of the EVR, based upon the following assumptions: (i) 8% of the shares will be sold to the ESOP; (ii) Capital Resources, Inc. will have received advisory and marketing fees (including legal fees and other reimbursable expenses) of $80,000; (iii) no shares will be sold in a public offering; (iv) other conversion expenses, excluding the fees and other expenses paid to Capital Resources, Inc., will be $180,000; and (v) 4% of the shares will be sold to the RSP. Because management of Carnegie Savings Bank presently intends to adopt the RSP within the first year following the conversion, a purchase by the RSP in the conversion has been included with the pro forma data to give an indication of the effect of a 4% purchase by the RSP, at a $10.00 per share purchase price in the market, even though the RSP does not currently exist and is prohibited by OTS regulation from purchasing shares in the conversion. The pro forma presentation does not show the effect of: (a) results of operations after the conversion, (b) changing market prices of the shares after the conversion, (c) less than a 4% purchase by the RSP, or (d) dilutive effects of newly issued shares under the restricted stock plan and the stock option plan (see footnotes 2 and 3).

         The following table sets forth, our historical net earnings and stockholders' equity prior to the conversion and the pro forma consolidated net earnings and stockholders' equity of CFC following the conversion. Unaudited pro forma consolidated net earnings and stockholders' equity have been calculated for the year ended December 31, 1997, as if the common stock to be issued in the conversion had been sold at January 1, 1997, and the estimated net proceeds had been invested at 5.55%, which was approximately equal to the one-year U.S. Treasury bill rate at December 31, 1997. The one-year U.S. Treasury bill rate, rather than an arithmetic average of the average yield on interest-earning assets and average rate paid on deposits, has been used to estimate income on net proceeds because it is believed that the one-year U.S. Treasury bill rate is a more accurate estimate of the rate that would be obtained on an investment of net proceeds from the offering. In calculating pro forma income, a combined effective state and federal income tax rate of 37% has been assumed for the respective periods, resulting in an after tax yield of 3.50% for the year ended December 31, 1997. Withdrawals from deposit accounts for the purchase of shares are not reflected in the pro forma adjustments. The computations are based upon the assumptions that 153,000 shares (minimum of EVR), 180,000 shares (midpoint of EVR), 207,000 shares (maximum of EVR) or 238,050 shares (maximum, as adjusted, of the EVR) are sold at a price of $10.00 per share. As discussed under "Use of Proceeds," a portion of the net proceeds that CFC will receive will be loaned to the ESOP to fund its anticipated purchase of 8% of shares issued in the conversion. It is assumed that the yield on the net proceeds of the conversion retained by CFC will be the same as the yield on the net proceeds of the conversion transferred to us. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares. Per share amounts have been computed as if the shares had been outstanding at the beginning of the periods or at the dates shown, but without any adjustment of per share historical or pro forma stockholders' equity to reflect the earnings on the estimated net proceeds.

         The stockholders' equity information is not intended to represent the fair market value of the shares, or the current value of our assets or liabilities, or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. For additional information regarding the liquidation account, see "The Conversion -- Certain Effects of the Conversion to Stock Form on Savers and Borrowers of Carnegie Savings Bank -- Liquidation Account" and Note 13 to the financial statements. The pro forma income derived from the assumptions set forth above should not be considered indicative of the actual results of our operations for any period. Such pro forma data may be materially affected by a change in the price per share or number of shares to be issued in the conversion and by other factors. For information regarding investment of the proceeds see "Use of Proceeds" and "The Conversion -- Stock Pricing" and "-- Change in Number of Shares to be Issued in the Conversion."

                                                               At or For the Year Ended December 31, 1997
                                                           ------------------------------------------------
                                                             153,000     180,000      207,000     238,050
                                                            Shares at   Shares at    Shares at   Shares at
                                                             $10.00      $10.00       $10.00      $10.00
                                                            per share   per share    per share   per share
                                                            ---------   ---------    ---------   ---------
                                                          (Dollars in thousands, except per share amounts)
Gross proceeds ...........................................   $ 1,530     $ 1,800     $ 2,070     $ 2,381
Less estimated offering expenses .........................       260         260         260         260
                                                             -------     -------     -------     -------
Estimated net proceeds ...................................     1,270       1,540       1,810       2,121
Less: ESOP funded by the Company .........................      (122)       (144)       (166)       (190)
RSP funded by the Company ................................       (61)        (72)        (83)        (95)
                                                             -------     -------     -------     -------
Estimated investable net proceeds ........................   $ 1,087     $ 1,324     $ 1,561     $ 1,836
                                                             =======     =======     =======     =======

Net income (loss):
Historical net income (loss) .............................   $   (54)    $   (54)    $   (54)    $   (54)
Pro forma earnings on investable net proceeds ............        38          46          55          64
Pro forma ESOP adjustment(1) .............................        (8)         (9)        (10)        (12)
Pro forma RSP adjustment(2) ..............................        (8)         (9)        (10)        (12)
                                                             -------     -------     -------     -------

Total ....................................................   $   (32)    $   (26)    $   (19)    $   (14)
                                                             =======     =======     =======     =======
Net income (loss) per share:
Historical net income (loss) per share ...................   $  (.38)    $ (0.32)    $ (0.28)    $ (0.24)
Pro forma earnings on net proceeds .......................      0.27        0.28        0.29        0.29
Pro forma ESOP adjustment(1) .............................     (0.06)      (0.05)      (0.05)      (0.05)
Pro forma RSP adjustment(2) ..............................     (0.06)      (0.05)      (0.05)      (0.05)
                                                             -------     -------     -------     -------
Total(5) .................................................   $ (0.23)    $ (0.14)    $ (0.09)    $ (0.05)
                                                             =======     =======     =======     =======

Stockholders' equity:(3)
Historical ...............................................   $ 1,170     $ 1,170     $ 1,170     $ 1,170
Estimated net proceeds ...................................     1,270       1,540       1,810       2,121
Less: Common stock acquired by ESOP(1) ...................      (122)       (144)       (166)       (190)
Common stock acquired by RSP(2) ..........................       (61)        (72)        (83)        (95)
                                                             -------     -------     -------     -------
Total ....................................................   $ 2,257     $ 2,494     $ 2,731     $ 3,006
                                                             =======     =======     =======     =======

Stockholders' equity per share:(3)
Historical ...............................................   $  7.65     $  6.50     $  5.65     $  4.91
Estimated net proceeds ...................................      8.30        8.56        8.74        8.91
Less: Common stock acquired by ESOP(1) ...................      (.80)       (.80)       (.80)       (.80)
Common stock acquired by RSP(2) ..........................      (.40)       (.40)       (.40)       (.40)
                                                             -------     -------     -------     -------
Total ....................................................   $ 14.75     $ 13.86     $ 13.19     $ 12.62
                                                             =======     =======     =======     =======
Offering price as a percentage of pro forma stockholders'
equity per share(4) ......................................     67.80%      72.15%      75.82%      79.24%
                                                             =======     =======     =======     =======
Ratio of offering price to pro forma earnings per share(5)   (43.48)x    (71.43)x    (111.11)x   (200.00)x
                                                             =======     =======     =======     =======



                                                   (footnotes on following page)

--------------------

(1) Assumes 8% of the shares sold in the conversion are purchased by the ESOP, and that the funds used to purchase such shares are borrowed from CFC. The approximate amount expected to be borrowed by the ESOP is not reflected as a liability but is reflected as a reduction of capital. We intend to make annual contributions to the ESOP over a ten year period in an amount at least equal to the principal and interest requirement of the debt. Interest income earned by us on the ESOP debt offsets the interest paid by Carnegie Savings Bank on the ESOP loan. Therefore, only the principal payments on the ESOP debt are recorded as a tax-effected expense. The pro forma net income assumes: (i) that 1,224, 1,440, 1,656 and 1,904 shares at the minimum, midpoint, maximum and maximum, as adjusted of the EVR, were committed to be released during the twelve months December 31, 1997 at an average fair value of $10.00 per share in accordance with Statement of Position ("SOP") 93-6 of the American Institute of Certified Public Accountants ("AICPA"); (ii) the effective tax rate was 37% for such periods based upon a combined federal and state tax rate; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the per share net earnings. The pro forma stockholders' equity per share calculation assumes all ESOP shares were outstanding, regardless of whether such shares would have been released. Because CFC will be providing the ESOP loan, only principal payments on the ESOP loan are reflected as employee compensation and benefits expense. As a result, to the extent the value of the shares appreciates over time, compensation expense related to the ESOP will increase. For purposes of the preceding tables, it was assumed that a ratable portion of the ESOP shares purchased in the conversion were committed to be released during the period ended December 31, 1997. See Note 5 below. If it is assumed that all of the ESOP shares were included in the calculation of earnings per share for the year ended December 31, 1997, earnings per share would have been $(0.21), $(0.14), $(0.09) and $(0.06), based on the sale of shares at the minimum, midpoint, maximum and the maximum, as adjusted, of the EVR. See "Management of Carnegie Savings Bank -- Other Benefits -- Employee Stock Ownership Plan."

(2) Assumes issuance to the RSP of 6,120, 7,200, 8,280, and 9,522 shares at the minimum, midpoint, maximum, and maximum, as adjusted of the EVR. The assumption in the pro forma calculation is that (i) shares were purchased by CFC following the conversion, (ii) the purchase price for the shares purchased by the RSP was equal to the purchase price of $10 per share (iii) 20% of the amount contributed was an amortized expense during such period, and (iv) the effective tax rate was 37% for such periods based upon a combined federal and state tax rate. Such amount does not reflect possible increases or decreases in the value of such stock relative to the Purchase Price. As we accrue compensation expense to reflect the five year vesting period of such shares pursuant to the RSP, the charge against capital will be reduced accordingly. Implementation of the RSP within one year of conversion would require regulatory and stockholder approval at a meeting of our stockholders to be held no earlier than six months after the conversion. If the shares to be purchased by the RSP are assumed at January 1, 1997, to be newly issued shares purchased from CFC by the RSP at the Purchase Price, at the minimum, midpoint, maximum and maximum, as adjusted, of the EVR, pro forma stockholders' equity per share would have been $14.19, $13.32, $12.68, and $12.14, and pro forma earnings per share would have been $(0.20), $(0.13), $(0.08), and $(0.05). As a result of the RSP from newly issued shares, stockholders' voting interests could be diluted by up to approximately 3.9%. The pro forma data assumes the required regulatory and stockholder approvals. See "Management of Carnegie Savings Bank -- Proposed Future Stock Benefit Plans -- Restricted Stock Plan."

(3) Assumes that following the consummation of the conversion, CFC will adopt the Stock Option Plan, which if implemented within one year of conversion would be subject to regulatory review and board of director and stockholder approval, and that such plan would be considered and voted upon at a meeting of CFC stockholders to be held no earlier than six months after the conversion. Under the Stock Option Plan, employees and directors could be granted options to purchase an aggregate amount of shares equal to 10% of the shares issued in the conversion at an exercise price equal to the market price of the shares on the date of grant. In the event the shares issued under the Stock Option Plan were newly issued rather than purchased in the open market, the voting interests of existing stockholders could be diluted by up to approximately 9.1%. At the minimum, midpoint, maximum and the maximum, as adjusted, of the EVR, if all shares under the Stock Option Plan were newly issued at the beginning of the respective periods and the exercise price for the stock option shares were equal to the Purchase Price, the number of outstanding shares would increase to 157,284, 185,040, 212,796 and 244,715, respectively, pro forma stockholders' equity per share would have been $14.32, $13.51, $12.90, and $12.39, and pro forma earnings per share for the year ended December 31, 1997 would have been $(0.20), $(0.14), $(0.09), and $(0.06).

(4) Consolidated stockholders' equity represents the excess of the carrying value of the assets over its liabilities. The calculations are based upon the number of shares issued in the conversion, without giving effect to SOP 93-6. The amounts shown do not reflect the federal income tax consequences of the potential restoration to income of the tax bad debt reserves for income tax purposes, which would be required in the event of liquidation. The amounts shown also do not reflect the amounts required to be distributed in the event of liquidation to eligible depositors from the liquidation account which will be established upon the consummation of the conversion. Pro forma stockholders' equity information is not intended to represent the fair market value of the shares, the current value of our assets or liabilities or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. Such pro forma data may be materially affected by a change in the number of shares to be sold in the conversion and by other factors.

(5) Pro forma net income per share calculations include the number of shares assumed to be sold in the conversion and, in accordance with SOP 93-6, exclude ESOP shares which would not have been released during the period. Accordingly, 11,016, 12,960, 14,904, and 17,140 shares have been subtracted from the shares assumed to be sold at the minimum, midpoint, maximum, and maximum, as adjusted, of the EVR, respectively, and 141,984, 167,040, 192,096, and 220,910 shares are assumed to be outstanding at the minimum, midpoint, maximum, and maximum, as adjusted of the EVR. See Note 1 above.

                   HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE

                  The following table presents our historical and pro forma capital position relative to our capital requirements as of December 31, 1997. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see "Use of Proceeds," "Capitalization" and "Pro Forma Data." The definitions of the terms used in the table are those provided in the capital regulations issued by the OTS. For a discussion of the capital standards applicable to us, see "Regulation -- Savings Institution Regulation -- Regulatory Capital Requirements."

                                                                                 Pro Forma(1)
                                                ------------------------------------------------------------------------------------
                                                                                                                    $2,380,500
                                                                  $1,530,000      $1,800,000       $2,070,000         Maximum,
                                                  Historical       Minimum         Midpoint          Maximum        as adjusted
                                                --------------- --------------  ---------------  ---------------   --------------
                                                        Percent         Percent         Percent          Percent          Percent
                                                           of              of              of               of              of
                                                Amount   Assets Amount  Assets  Amount   Assets   Amount  Assets   Amount Assets
                                                           (2)            (2)              (2)              (2)            (2)
                                                ------  ------- ------  ------  ------  -------  -------  ------   ------ -----
                                                                           (Dollars in thousands)

GAAP Capital.................................... $1,170   7.00%  $1,729   10.00%  $1,729  10.00%  $1,826  10.51%  $1,946  11.12%
                                                  =====  =====    =====   =====    =====  =====    =====  =====    =====  =====

Tangible Capital................................ $1,170   7.00%  $1,729   10.00%  $1,729  10.00%  $1,826  10.51%  $1,946  11.12%
Tangible Capital Requirement....................    251   1.50      259    1.50      259   1.50      261   1.50      262   1.50
                                                 ------   -----  ------   -----    -----  -----   ------  -----   ------  -----
Excess.......................................... $  919   5.50%  $1,469    8.50%  $1,469   8.50%  $1,565   9.01%  $1,663   9.62%
                                                 ======  =====    =====   =====    =====  =====    =====  =====    =====  =====

Core Capital(3)................................. $1,170   7.00%  $1,729   10.00%  $1,729  10.00%  $1,826  10.51%  $1,946  11.12%
Core Capital Requirement(4).....................    502   3.00      518    3.00      518   3.00      521   3.00      525   3.00
                                                 ------  -----   ------   -----   ------  -----   ------  -----   ------  -----
Excess.......................................... $  668   4.00%  $1,211    7.00%  $1,211   7.00%  $1,305   7.51%  $1,421   8.12%
                                                 ======  =====   ======   =====    =====  =====    =====  =====    =====  =====

Total Risk-Based Capital (4).................... $1,272  14.84   $1,831   20.93%  $1,831  20.93%  $1,928  21.97%  $2,048  23.22%
Risk-Based Capital Requirement..................    686   8.00      701    8.00      701   8.00      702   8.00      705   8.00
                                                 ------  -----   ------   -----    -----  -----    -----   -----   -----  -----
Excess.......................................... $  586   6.84%  $1,130   12.90%  $1,130  12.93%  $1,226  13.97%  $1,342  15.22%
                                                 ======  =====    =====   =====    =====  =====    =====  =====    =====  =====

--------------------

1) The pro forma data has been adjusted to reflect reductions in our capital that would result from an assumed 8% purchase by the ESOP and 4% purchase by the RSP as of December 31, 1997. It is assumed that CFC will purchase all of the capital stock of Carnegie Savings Bank in exchange for the amount necessary to increase Carnegie Savings Bank's tangible regulatory capital to 10%. At the minimum, midpoint, maximum and maximum, as adjusted, it is assumed that CFC will use 58.4%, 50.3%, 50%, and 50%, respectively, of the net conversion proceeds to purchase Carnegie Savings Bank's capital stock.

(2)  GAAP, adjusted, or risk-weighted assets as appropriate.

(3) Proposed regulations of the OTS could increase the core capital requirement to a ratio between 4% and 5%, based upon an association's regulatory examination rating. See "Regulation - Regulatory Capital Requirements."

(4) Our Risk-Based Capital includes our Tangible Capital plus $102,000 of our allowance for loan losses. As of December 31, 1997, our risk-weighted assets totaled approximately $8.6 million and our total adjusted assets were $16.7 million. Net proceeds available for investment by us are assumed to be invested in interest-earning assets that have a 50% risk-weighting. See Note 9 to our financial statements.

                                 THE CONVERSION

         Our board of directors and the OTS have approved the Plan of Conversion ("Plan" or "Plan of Conversion") subject to the Plan's approval by our members, and subject to the satisfaction of certain other conditions imposed by the OTS in its approval. OTS approval, however, does not constitute a recommendation or endorsement of the Plan by the OTS.

General

         On December 15, 1997, our board of directors adopted a Plan of Conversion which provides for the conversion of Carnegie Savings Bank from a Pennsylvania mutual savings bank into a Federal mutual savings bank and then into a Federal capital stock savings bank which will become a wholly owned subsidiary of CFC. The conversion will include adoption of the proposed Federal stock charter and bylaws which will authorize the issuance of capital stock by us. Under the Plan, our capital stock is being sold to CFC and the common stock of CFC is being offered to our eligible depositors and members and then to the public. The conversion will be accounted for at historical cost in a manner similar to a pooling of interests.


         The OTS has approved CFC's application to become a savings and loan holding company and to acquire all of our common stock to be issued in the conversion. Pursuant to such OTS approval, CFC plans to retain up to 50% of the net proceeds from the sale of shares of our common stock and to use the remaining proceeds to purchase all of the common stock we will issue in the conversion. See "Use of Proceeds."

         The shares are first being offered in a subscription offering to holders of subscription rights. To the extent shares of common stock remain available after the subscription offering, shares of common stock may be offered in a community offering and any shares remaining after the community offering may be offered in a public offering. The community offering or public offering, if any, may commence anytime subsequent to the commencement of the subscription offering. We have the right, in our sole discretion, to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community or public offering. See "-- Community Offering," "-- Public Offering."

         Shares of common stock in an amount equal to our pro forma market value as a stock savings institution must be sold in order for the conversion to become effective. The community offering must be completed within 45 days after the last day of the subscription offering period unless such period is extended by us with the approval of the OTS. The Plan provides that the conversion must be completed within 24 months after the date of the approval of the Plan by our members.

         In the event that we are unable to complete the sale of common stock and effect the conversion within 45 days after the end of the subscription offering, we may request an extension of the period by the OTS. No assurance can be given that the extension would be granted if requested. Due to the potentially volatile nature of market conditions, no assurances can be given that our estimated market valuation would not substantially change during any such extension. If the valuation of the shares must be amended, no assurance can be given that such amended valuation would be approved by the OTS. Therefore, it is possible that if the conversion cannot be completed within the requisite period, we may not be permitted to complete the conversion. A substantial delay caused by an extension of the period may also significantly increase the expense of the conversion. No sales of the shares may be completed in the offering unless the Plan is approved by our members and by the OTS.

         The completion of the offering is subject to market conditions and other factors beyond our control. No assurance can be given as to the length of time following approval of the Plan at the meeting of our members that will be required to complete the sale of shares being offered in the conversion. If delays are experienced, significant changes may occur in our estimated pro forma market value upon conversion together with corresponding changes in the offering price and the net proceeds to be realized by us from the sale of the shares. In the event the conversion is terminated, we will charge all conversion expenses against current income and any funds collected by us in the offering will be promptly returned, with interest, to each potential investor.

Effects of Conversion to Stock Form on Depositors and Borrowers of Carnegie Savings Bank

         Voting Rights. Currently in our mutual form, our depositors have voting rights and may vote for the election of directors. Following the conversion, all voting rights will be held solely by stockholders. A stockholder will be entitled to one vote for each share of common stock owned.

         Savings Accounts and Loans. The balances, terms and FDIC insurance coverage of savings accounts will not be affected by the conversion.
Furthermore, the amounts and terms of loans and obligations of the borrowers under their individual contractual arrangements with us will not be affected by the conversion.

         Tax Effects. We have received an opinion from our counsel, Malizia, Spidi, Sloane & Fisch, P.C. on the federal tax consequences of the conversion. The opinion has been filed as an exhibit to the registration statement of which this prospectus is a part and covers those federal tax matters that are material to the transaction. The opinion provides, in part, that: (i) the conversion will qualify as a reorganization under Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by us by reason of the proposed conversion; (ii) no gain or loss will be recognized by us upon the receipt of money from CFC for our stock, and no gain or loss will be recognized by CFC upon the receipt of money for the shares; (iii) our assets will have the same basis before and after the conversion; (iv) the holding period of our assets will include the period during which the assets were held by us in our mutual form; (v) no gain or loss will be recognized by the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members upon the issuance to them of withdrawable savings accounts in us in the stock form in the same dollar amount as their savings accounts in us in the mutual form plus an interest in the liquidation account of us in the stock form in exchange for their savings accounts in us in the mutual form; (vi) provided that the amount to be paid for the shares pursuant to the subscription rights is equal to the fair market value of such shares, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members under the Plan upon the distribution to them of nontransferable subscription rights; (vii) the basis of each account holder's savings accounts after the conversion will be the same as the basis of his savings accounts prior to the conversion, decreased by the fair market value of the nontransferable subscription rights received and increased by the amount, if any, of gain recognized on the exchange; (viii) the basis of each account holder's interest in the liquidation account will be zero; (ix) the holding period of the common stock acquired through the exercise of subscription rights shall begin on the date on which the subscription rights are exercised; (x) we will succeed to and take into account the earnings and profits or deficit in earnings and profits of us as of the date of conversion; and (xi) the creation of the liquidation account will have no effect on our taxable income.

         The opinion from Malizia, Spidi, Sloane & Fisch, P.C. is based in part on the assumption that the exercise price of the subscription rights will be approximately equal to the fair market value of those shares at the time of the completion of the proposed conversion. We have received an opinion of FinPro which, based on certain assumptions, concludes that the subscription rights to be received by Eligible Account Holders and other eligible subscribers do not have any economic value at the time of distribution or at the time the subscription rights are exercised. Such opinion is based on the fact that such rights are: (i) acquired by the recipients without payment therefor, (ii) non-transferable, (iii) of short duration, and (iv) afford the recipients the right only to purchase shares at a price equal to their estimated fair market value, which will be the same price at which shares for which no subscription right is received in the subscription offering will be offered in the community offering, public or syndicated public offering. If the subscription rights granted to Eligible Account Holders or other eligible subscribers are deemed to have an ascertainable value, receipt of such rights would be taxable only to those Eligible Account Holders or other eligible subscribers who exercise the subscription rights in an amount equal to such value (either as a capital gain or ordinary income), and we could recognize gain on such distribution.

         We are also subject to Pennsylvania income taxes and have received an opinion from Malizia, Spidi, Sloane & Fisch, P.C. that the conversion will be treated for Pennsylvania state tax purposes similar to the conversion's treatment for federal tax purposes. The opinion has been filed as an exhibit to the registration statement to which this Prospectus is a part and covers those state tax matters that are material to the transaction.

         Unlike a private letter ruling, the opinions of Malizia, Spidi, Sloane & Fisch, P.C. and FinPro have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the Pennsylvania tax authorities. Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members are encouraged to consult with their own tax advisers as to the tax consequences in the event the subscription rights are deemed to have an ascertainable value. If the subscription rights are deemed to have an ascertainable value, eligible account holders, supplemental eligible account holders, and other members may be deemed to have taxable income based upon the value of the subscription rights.

         Liquidation Account. In the unlikely event of our complete liquidation in our present mutual form, each depositor is entitled to share in a distribution of our assets, remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit accounts was to the total value of all deposit accounts in us at the time of liquidation.

         Upon a complete liquidation after the conversion, each depositor would have a claim, as a creditor, of the same general priority as the claims of all other general creditors of ours. Therefore, except as described below, a depositor's claim would be solely in the amount of the balance in his deposit account plus accrued interest. A depositor would not have an interest in the residual value of our assets above that amount, if any.

         The Plan provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he continues to maintain his deposit account with us, would be entitled on a complete liquidation of us after conversion, to an interest in the liquidation account prior to any payment to stockholders. Each Eligible Account Holder would have an initial interest in such liquidation account for each deposit account held in us on the qualifying date, November 30, 1996. Each Supplemental Eligible Account Holder would have a similar interest as of the qualifying date, March 31, 1998. The interest as to each deposit account would be in the same proportion of the total liquidation account as the balance of the deposit account on the qualifying dates was to the aggregate balance in all the deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders on such qualifying dates. However, if the amount in the deposit account on any annual closing date of ours (December 31) is less than the amount in such account on the respective qualifying dates, then the interest in this special liquidation account would be reduced from time to time by an amount proportionate to any such reduction, and the interest would cease to exist if such deposit account were closed. The interest in the special liquidation account will never be increased despite any increase in the related deposit account after the respective qualifying dates.

         No merger, consolidation, purchase of bulk assets with assumptions of savings accounts and other liabilities, or similar transactions with another insured institution in which we, in our converted form, are not the surviving institution, shall be considered a complete liquidation. In such transactions, the liquidation account shall be assumed by the surviving institution.

Subscription Rights and the Subscription Offering

         Restrictions on Transfer of Subscription Rights and Shares. Persons are prohibited from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of their subscription rights. Subscription rights may be exercised only by the person to whom they are granted and only for his account. Each person subscribing for shares will be required to certify that he is purchasing shares solely for his own account and has not entered into an agreement or understanding regarding the sale or transfer of those shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock prior to the completion of the conversion. We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and we will not honor orders known by us to involve the transfer of such rights. In addition, persons who violate the purchase limitations may be subject to sanctions and penalties imposed by the OTS.

         Subscription Priorities. Non-transferable subscription rights to purchase shares of the common stock have been granted to persons and entities entitled to purchase shares in the subscription offering under the Plan. If the community offering or public offering, if any, as described below, extends beyond 45 days following the completion of the subscription offering, subscribers will be resolicited. Subscription priorities have been established for the allocation of stock to the extent that shares are available after satisfaction of all subscriptions of all persons having prior rights and subject to the purchase limitations set forth in the Plan and as described below under "-- Limitations on Purchases of Shares." The following priorities have been established:

Category 1: Eligible Account Holders (First Priority). Eligible Account Holders are persons who had a deposit account of at least $50 with us on November 30, 1996. Each Eligible Account Holder (or persons through a single account) will receive non-transferable subscription rights on a priority basis to purchase that number of shares of common stock which is equal to the greater of 5,000 shares ($50,000), or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders. If the exercise of subscription rights in this category results in an oversubscription, shares shall be allocated among subscribing Eligible Account Holders so as to permit each such account holder, to the extent possible, to purchase the lesser of 100 shares or the total amount of his subscription. Any shares not so allocated shall be allocated among the subscribing Eligible Account Holders on an equitable basis, related to the amounts of their respective qualifying deposits as compared to the total qualifying deposits of all subscribing Eligible Account Holders. Only a person(s) with a qualifying deposit as of the eligibility record date (or a successor entity or estate) shall receive subscription rights. Any Person(s) added to a Savings Account after the Eligibility Record Date is not an Eligible Account Holder. Subscription rights received by officers and directors in this category based on their increased deposits in us in the one-year period preceding the Eligibility Record Date, are subordinated to the subscription rights of other Eligible Account Holders. See "-- Limitations on Purchases and Transfer of Shares."

Category 2: Tax-Qualified Employee Benefit Plans (Second Priority). Our tax-qualified employee benefit plans ("Employee Plans") have been granted subscription rights to purchase up to 8% of the total shares issued in the conversion. The ESOP is an Employee Plan.

         The right of Employee Plans to subscribe for shares is subordinate to the right of the Eligible Account Holders to subscribe for shares. However, in the event the offering results in the issuance of shares above the maximum of the EVR (i.e., more than 207,000 shares), the Employee Plans have a priority right to fill their subscription out of the shares sold in excess of the EVR (the ESOP, the only Employee Plan, currently intends to purchase up to 8% of the common stock issued in the conversion). The Employee Plans may, however, determine to purchase some or all of the shares covered by their subscriptions after the conversion in the open market or, if approved by the OTS, out of authorized but unissued shares in the event of an oversubscription.

Category 3: Supplemental Eligible Account Holders (Third Priority). Supplemental Eligible Account Holders are persons who had a deposit account of at least $50 with us on March 31, 1998. Each Supplemental Eligible Account Holder (or persons through a single account) who is not an Eligible Account Holder will receive non-transferable subscription rights to purchase that number of shares which is equal to the greater of 5,000 shares ($50,000), or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders. If the exercise of subscription rights in this category results in an oversubscription, shares shall be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such account holder, to the extent possible, to purchase the lesser of 100 shares or the total amount of his subscription. Any shares not so allocated shall be allocated among the subscribing Supplemental Eligible Account Holders on an equitable basis, related to the amounts of their respective qualifying deposits as compared to the total qualifying deposits of all subscribing Supplemental Eligible Account Holders. The right of Supplemental Eligible Account Holders to subscribe for shares is subordinate to the rights of the Eligible Account Holders and Employee Plans to subscribe for shares. See "-- Limitations on Purchases and Transfer of Shares."

Category 4: Other Members (Fourth Priority). Other Members are persons who have a deposit account of at least $50 on the voting record date of our special meeting. Each Other Member who is not an Eligible Account Holder or Supplemental Eligible Account Holder, will receive non-transferable subscription rights to purchase up to 5,000 shares ($50,000) to the extent such shares are available following subscriptions by Eligible Account Holders, Employee Plans, and Supplemental Eligible Account Holders. In the event there are not enough shares to fill the orders of the Other Members, the subscriptions of the Other Members will be allocated so that each subscribing Other Member will be entitled to purchase the lesser of 100 shares or the number of shares ordered. Any remaining shares will be allocated among Other Members whose subscriptions remain unsatisfied on a 100 share (or whatever lesser amount is available) per order basis until all orders have been filled or the remaining shares have been allocated. See "-- Limitations on Purchases and Transfer of Shares."

         Members in Non-Qualified States. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for the shares pursuant to the Plan reside. However, no person will be offered or allowed to purchase any shares under the Plan if he resides in a foreign country or in a state with respect to which any of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares under the Plan reside in that state or foreign country; (ii) the granting of subscription rights or offer or sale of shares of common stock to those persons would require either us, or our employees to register, under the securities laws of that state or foreign country, as a broker or dealer or to register or otherwise qualify our securities for sale in that state or foreign country; or (iii) such registration or qualification would be impracticable for reasons of cost or otherwise. No payments will be made in lieu of the granting of subscription rights to any person.

         We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders believed by us to involve the transfer of subscription rights.

         Expiration  Date. The  subscription  offering will expire at 12:00 p.m.
(noon), Eastern Time, on June 19, 1998, (Expiration Date). Subscription rights will become void if not exercised prior to the Expiration Date.

Community Offering

         To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, Employee Plans, Supplemental Eligible Account Holders and Other Members, we may offer shares to certain members of the general public with a preference to natural persons residing in Allegheny County, Pennsylvania, under terms and conditions as established by the Board of Directors. The community offering, if any, will commence subsequent to the commencement of the subscription offering. No person in the community offering, may purchase more than 5,000 shares or $50,000 of common stock. The right of any person or entity to purchase shares in the community offering is subject to our right to accept or reject purchases in whole or in part either at the time of receipt of an order, or as soon as practicable following the completion of the community offering.

         Persons and entities not purchasing the common stock in the subscription offering may purchase common stock in the community offering by returning to us a completed and properly executed order form along with full payment.

         If all of the common stock offered in the subscription offering is subscribed for, no common stock will be available for purchase in the community offering. In the event an insufficient number of shares are available to fill orders in the community offering, the available shares will be allocated among persons submitting orders on an equitable basis determined by the Board of Directors, provided that a preference will be given to natural persons residing in Allegheny County, Pennsylvania. If the community offering extends beyond 45 days following the completion of the subscription offering (August 3, 1998) and such extension is approved by the regulatory authorities, subscribers will have the right to modify, confirm, decrease or rescind subscriptions for stock previously submitted. All sales of common stock in the community offering will be at the same price as in the subscription offering.

Public Offering

         Shares of common stock not purchased in the subscription offering and community offering, if any, may be offered for sale to the general public in a public offering through selected broker-dealers to be formed and managed by Capital Resources, Inc.. The public offering, if any, will be conducted to achieve the widest distribution of common stock subject to our right to reject orders in whole or in part. Neither Capital Resources, Inc. nor any registered broker-dealer shall have any obligation to take or purchase any shares of the common stock in the public or syndicated public offering. Stock sold in the public or syndicated public offering will be sold at the same price as all other shares.

         No person, may purchase more than 5,000 shares or $50,000 in the public offering. In the event that selected dealer agreements are entered into in connection with a public offering, we will pay commissions to selected dealers (which may include Capital Resources, Inc.) at a rate to be agreed upon between Capital Resources and us for shares sold by the selected dealer.

         The public offering will terminate no more than 45 days following the subscription offering (August 3, 1998), unless extended with the approval of the OTS.

Ordering and Receiving Shares

         Use of Order Forms. Rights to subscribe in the subscription offering or purchase stock in the community offering, if any, may only be exercised by completion of an original order form. Persons ordering shares in the subscription offering must deliver by mail or in person a properly completed and executed original order form to us prior to the Expiration Date. Order forms must be accompanied by full payment for all shares ordered. See "-- Payment for Shares." Subscription rights under the Plan will expire on the Expiration Date, whether or not we have been able to locate each person entitled to subscription rights. Once submitted, orders may not be revoked or modified without our consent.

         In the event an order form (i) is not delivered by the United States Postal Service, (ii) is not received or is received after the Expiration Date,
(iii) is defectively completed or executed, or (iv) is not accompanied by full payment for the shares subscribed for (including instances where your savings account or certificate balance from which withdrawal is authorized is insufficient to fund the amount of such required payment), the subscription rights for the person to whom such rights have been granted will lapse as though that person failed to return the completed order form within the time period specified. We may, but will not be required to, waive any irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by such date as we specify. The waiver of an irregularity on an order form in no way obligates us to waive any other irregularity on that, or any irregularity on any other, order form. Waivers will be considered on a case by case basis. Photocopies of order forms, payments from private third parties, or electronic transfers of funds may not be accepted. Our interpretation of the terms and conditions of the Plan and of the acceptability of the order forms will be final. We have the right to investigate any irregularity on any order form.

         To ensure that each purchaser receives a prospectus at least 48 hours before the Expiration Date in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

         Payment for Shares. Payment for shares of common stock in the subscription offering may be made (i) in cash, if delivered in person, (ii) by check or money order payable to us, or (iii) by authorization of withdrawal from savings accounts (including certificates of deposit) maintained with us. Orders of $25,000 or more must be paid by Carnegie Savings Bank account withdrawals, certified funds, cashier's check or money order. Appropriate means by which such withdrawals may be authorized are provided in the order form. Once such a withdrawal has been authorized, none of the designated withdrawal amount may be used by the subscriber for any purpose other than to purchase the shares. Where payment has been authorized to be made through withdrawal from a savings account, the sum authorized for withdrawal will continue to earn interest at the contract rate until the conversion has been completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares; however, if a partial withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate evidencing the remaining balance will earn interest at the passbook savings account rate subsequent to the withdrawal. Payments made in cash or by check or money order, will be placed in a segregated savings account and interest will be paid by us at our passbook savings account rate from the date payment is received until the conversion is completed or terminated. An executed order form, once received by us, may not be modified, amended, or rescinded without our consent, unless the conversion is not completed within 45 days after the conclusion of the subscription offering, in which event subscribers may be given an opportunity to modify or cancel their order. In the event that the conversion is not consummated, all funds submitted pursuant to the offering will be refunded promptly with interest.

         Individual Retirement Accounts ("IRAs") maintained with us do not permit investment in common stock. If you are interested in using your IRA funds to purchase our common stock, you must do so through a self-directed IRA. Since we do not offer such accounts, we will allow you to make a trustee-to-trustee transfer of the IRA funds to a trustee offering a self-directed IRA program with the agreement that such funds will be used to purchase our common stock in the offering. There will be no early withdrawal or IRS interest penalties for such transfers. The new trustee would hold your stock in a self-directed account in the same manner as we now hold your IRA funds. An annual administrative fee may be payable to the new trustee. If you are interested in using your IRA funds to purchase our common stock, you should contact our Stock Center as soon as practicable so that the necessary forms may be forwarded for execution and returned prior to the Expiration Date.

         The ESOP may subscribe for shares by submitting its order form along with evidence of a loan commitment from another financial institution or CFC for the purchase of the shares during the subscription offering and by making payment for shares on the date of completion of the conversion.

         We will place cash and checks submitted in the offering in a segregated account. Interest will be paid on orders made by check or in cash at the passbook savings account rate from the date the payment is received until the completion or termination of the conversion. In the event that the conversion is not completed for any reason, all funds submitted pursuant to the offering will be promptly refunded with interest.

         Federal regulations prohibit us from lending funds or extending credit to any person to purchase shares in the conversion.

         Delivery of Stock Certificates. Certificates representing shares of common stock issued in the conversion will be mailed to the person(s) at the address noted on the order form, as soon as practicable following consummation of the conversion. Any certificates returned as undeliverable will be held until properly claimed or otherwise disposed. Persons ordering shares might not be able to sell their shares until they receive their stock certificates.

Plan of Distribution

         Materials for the subscription offering have been distributed to persons with subscriptions rights by mail. Additional copies are available at our Stock Center. Our officers may be available to answer questions about the conversion. Responses to questions about us will be limited to the information contained in this document. Officers will not be authorized to render investment advice. All subscribers for the shares being offered in the subscription offering and if applicable, the community offering, will be instructed to send payment directly to us. The funds will be held in a segregated special escrow account and will not be released until the closing of the conversion or its termination.

Marketing Arrangements

         Capital Resources, Inc. has been engaged as our consultant and financial advisor in connection with the offering. Capital Resources, Inc. has agreed to exercise its best efforts to assist us to solicit subscriptions and purchase orders for shares in the offering. However, Capital Resources, Inc. is not obligated to take or purchase any shares of common stock in the offering. Capital Resources, Inc. will receive $60,000 plus reimbursement for out-of-pocket and legal expenses not to exceed $20,000. In the event that common stock is offered through a public offering, we will pay an additional fee to such selected dealers (which may include Capital Resources, Inc.) of up to 4.0% of the aggregate amount of stock sold in connection with the public offering. Also, we have agreed to indemnify Capital Resources, Inc. for reasonable costs and expenses in connection with certain claims or liabilities which might be asserted against Capital Resources, Inc. This indemnification covers the investigation, preparation of defense and defense of any action, proceeding or claim relating to misrepresentation or breach of warranty of the written agreement between Capital Resources, Inc. and us or the omission or alleged omission of a material fact required to be stated or necessary in the prospectus or other documents.

         The shares will be offered principally by the distribution of this document and through activities conducted at a Stock Center located at our office. The Stock Center is expected to operate during our normal business hours throughout the offering. A registered representative employed by Capital Resources, Inc. will be available at the Stock Center. Capital Resources, Inc. will assist us in responding to questions regarding the conversion and the offering and processing order forms.

Stock Pricing

         Federal Regulations promulgated by OTS require that a converting savings association issue and sell its capital stock at a total price equal to the estimated pro forma market value of such stock in the converted savings association, based on an independent valuation. These regulations require us to retain an appraiser who is independent of us, experienced and expert in the area of corporate appraisal and acceptable to OTS. FinPro, an independent economic consulting and appraisal firm, which is experienced in the evaluation and appraisal of business entities, including savings institutions involved in the conversion process has been retained by us to prepare an appraisal of our estimated pro forma market value. The term "independent appraiser" is defined by the federal regulations, and FinPro was required to submit information to OTS to establish its independence in conformity with those regulations. OTS has issued Guidelines to appraisers in connection with the appraisal of converting savings institutions which describe the methodology that OTS expects the appraiser to utilize. OTS reviews the appraisal and any appraisal update submitted to them, and the methodology employed therein. If OTS indicates that it does not approve of the appraisal or appraisal update, this will necessitate a converting savings association such as us to adjust the appraisal or appraisal updates. Although OTS has not objected to the appraisal of us in connection with the conversion, the final appraisal might change and we might be required to sell additional stock to consummate the conversion. There also can be no assurance that the common stock will exhibit the post-conversion price and trading patterns experienced by other converting mutual association, or that the common stock will sell in the aftermarket at $10.00 per share or in the aggregate at or above the estimated pro forma market value.

         FinPro will receive a fee of $23,500 for preparing the appraisal and its assistance in connection with the preparation of a business plan and will be reimbursed for reasonable out-of-pocket expenses up to $4,000. We have agreed to indemnify FinPro under certain circumstances against liabilities and expenses arising out of or based on any misstatement or untrue statement of a material fact contained in the information supplied by us to FinPro.

         The appraisal was prepared by FinPro in reliance upon the information contained herein, including the financial statements. The appraisal contains an analysis of a number of factors including, but not limited to, our financial condition and operating trends, the competitive environment within which we operate, operating trends of certain savings institutions and savings and loan holding companies, relevant economic conditions, both nationally and in the Commonwealth of Pennsylvania which affect the operations of savings institutions, and stock market values of certain savings institutions and stock market conditions for publicly traded savings institutions and savings and loan holding companies. In addition, FinPro has advised us that it has considered the effect of the additional capital raised by the sale of the shares on our estimated aggregate pro forma market value.

         On the basis of the above, FinPro has determined, in its opinion, that as of March 12, 1998 our estimated aggregate pro forma market value was $1,800,000. OTS regulations require, however, that the appraiser establish a range of value for the stock to allow for fluctuations in the aggregate value of the stock due to changing market conditions and other factors. Accordingly, FinPro has established a range of value from $1,530,000 to $2,070,000 for the offering, the EVR. Upon the completion of the Offering, FinPro, after taking into account factors similar to those involved in its prior appraisal as well as the results of the Offering, will determine its estimate of the pro forma market value as of the close of the Offering based on information available to FinPro at that time. This may result in an increase or decrease in the EVR. An increase or decrease in the EVR will result in a change in the number of shares to be issued in the Conversion. See "Changes in Number of Shares to be Issued in the Conversion."

         The board of directors has reviewed the independent appraisal, including the stated methodology of the independent appraiser and the assumptions used in the preparation of the independent appraisal. The board of directors is relying upon the expertise, experience and independence of the appraiser and is not qualified to determine the appropriateness of the assumptions.

         In order for stock sales to take place FinPro must confirm to the OTS that, to the best of FinPro's knowledge and judgment, nothing of a material nature has occurred which would cause FinPro to conclude that the Purchase Price on an aggregate basis was incompatible with FinPro's estimate of our pro forma market value of us in converted form at the time of the sale. If, however, facts do not justify such a statement, an amended EVR may be established.

         The appraisal is not a recommendation of any kind as to the advisability of purchasing these shares. In preparing the appraisal, FinPro has relied upon and assumed the accuracy and completeness of financial and statistical information provided by us. FinPro did not independently verify the financial statements and other information provided by us, nor did FinPro value independently our assets and liabilities. The appraisal considers us only as a going concern and should not be considered as our liquidation value. Moreover, because the appraisal is based upon estimates and projections of a number of matters which are subject to change, the market price of the common stock could decline below $10.00. Copies of the appraisal report of FinPro setting forth the method and assumptions for such appraisal are on file and available for inspection at the main office of Carnegie Savings Bank and as set forth in "Where You can Find Additional Information." Any subsequent updated appraisal report of FinPro also will be available for inspection.

Change in Number of Shares to be Issued in the Conversion

         Depending on market and financial conditions at the time of the completion of the offerings, we may significantly increase or decrease the number of shares to be issued in the conversion. In the event of an increase in the valuation, we may increase the total number of shares to be issued in the conversion. An increase in the total number of shares to be issued in the conversion would decrease a subscriber's percentage ownership interest and the pro forma net worth (book value) per share and increase the pro forma net income and net worth (book value) on an aggregate basis. In the event of a material reduction in the valuation, we may decrease the number of shares to be issued to reflect the reduced valuation. A decrease in the number of shares to be issued in the conversion would increase a subscriber's percentage ownership interest and the pro forma net worth (book value) per share and decrease pro forma net income and net worth on an aggregate basis. For a presentation of the possible effects of an increase or decrease in the number of shares to be issued, see "Pro Forma Data".

         Persons ordering shares will not be permitted to modify or cancel their orders unless the change in the number of shares to be issued in the conversion results in an offering which is either less than $1,530,000 or more than $2,380,500. If the offering is either less than $1,530,000 or more than $2,380,500, only persons who subscribed for shares will have an opportunity to modify or cancel their orders. We will resolicit such persons by providing them an updated prospectus or supplement (and filing a post-effective amendment to this offering). Persons who did not subscribe for shares will not have the opportunity to do so.

Limitations on Purchases and Transfer of Shares

         The Plan provides for certain additional purchase limitations. The minimum purchase is 25 shares and the maximum purchase for any individual person or persons ordering through a single account in the subscription offering, and if applicable, the community offering or public offering, is 5,000 shares. In addition, no person or persons ordering through a single account, together with their associates, or group of persons acting together, may purchase in all categories of the conversion more than 7,500 shares, except for the Employee Plans which may purchase up to 8% of the shares sold. The OTS regulations governing the conversion provide that officers and directors and their associates may not purchase, in the aggregate, more than 35% of the shares issued pursuant to the conversion. For purposes of the 35% limitation, purchases by the ESOP will not be included. Pursuant to the Plan, the board of directors has the authority to determine whether persons are associates or acting in concert.

         Depending on market conditions and the results of the offering, the board of directors may increase or decrease any of the purchase limitations without the approval of our members and without resoliciting subscribers. If the maximum purchase limitation is increased, persons who ordered the maximum amount will be given the first opportunity to increase their orders. In doing so the preference categories in the offerings will be followed.

         In the event of an increase in the total number of shares offered in the conversion due to an increase in the EVR of up to 15% (the "Adjusted Maximum"), the additional shares will be allocated in the following order of priority: (i) to fill the Employee Plans' subscription of up to 8% of the Adjusted Maximum number of shares (the ESOP currently intends to subscribe for 8%); (ii) in the event that there is an oversubscription by Eligible Account Holders, to fill unfulfilled subscriptions of Eligible Account Holders; (iii) in the event that there is an oversubscription by Supplemental Eligible Account Holders, to fill unfulfilled subscriptions to Supplemental Eligible Account Holders; (iv) in the event that there is an oversubscription by Other Members, to fill unfulfilled subscriptions of Other Members; and (v) to fill unfulfilled subscriptions in the community offering or public or syndicated public offering to the extent possible.

         The term "associate" of a person means (i) any corporation or organization (other than us or a majority-owned subsidiary of ours) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as director or in a similar fiduciary capacity (excluding tax-qualified employee stock benefit plans), and (iii) any relative or spouse of such person or any relative of such spouse, who has the same home as such person or who is a director or officer of us, or any of our subsidiaries. For example, a corporation of which a person serves as an officer would be an associate of that person, and therefore all shares purchased by that corporation would be included with the number of shares which that person individually could purchase under the above limitations.

         The term "officer" may include our chairman of the board, president, vice presidents in charge of principal business functions, Secretary and Treasurer and any other person performing similar functions. All references herein to an officer have the same meaning as used for an officer in the Plan.

         Persons must certify on their order form that their purchase does not conflict with the purchase limitations. In the event that the purchase limitations are violated by any person (including any associate or group of persons affiliated or otherwise acting in concert with such persons), we will have the right to purchase from that person at $10.00 per share all shares acquired by that person in excess of the purchase limitations. If the excess shares have been sold by that person, we may recover the profit from the sale of the shares by that person. We may assign our right either to purchase the excess shares or to recover the profits from their sale.

         Shares of common stock purchased pursuant to the conversion will be freely transferable, except for shares purchased by our directors and officers. For certain restrictions on the shares purchased by directors and officers, see " -- Restrictions on Sales and Purchases of Shares by Directors and Officers." In addition, under guidelines of the NASD, members of the NASD and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of such securities.

Restrictions on Repurchase of Shares

         Generally, during the first year following the conversion, CFC may not repurchase its shares and during each of the second and third years following the conversion, CFC may repurchase five percent of the outstanding shares provided they are purchased in open-market transactions. Repurchases must not cause us to become undercapitalized and at least 10 days prior notice of the repurchase must be provided to the OTS. The OTS may disapprove a repurchase program upon a determination that (1) the repurchase program would adversely affect our financial condition, (2) the information submitted is insufficient upon which to base a conclusion as to whether the financial condition would be adversely affected, or (3) a valid business purpose was not demonstrated. However, the OTS may grant special permission to repurchase shares after six months following the conversion and to repurchase more than five percent during each of the second and third years. In addition, SEC rules also govern the method, time, price, and number of shares of common stock that may be repurchased by CFC and affiliated purchasers. If, in the future, the rules and regulations regarding the repurchase of stock are liberalized, CFC may utilize the rules and regulations then in effect.

Restrictions on Sales and Purchases of Shares by Directors and Officers

         Shares purchased by directors and officers of CFC may not be sold for one year following the conversion, except in the event of the death of the director or officer. Any shares issued to directors and officers as a stock dividend, stock split, or otherwise with respect to restricted stock shall be subject to the same restrictions.

         For three years following the conversion, directors and officers may purchase shares only through a registered broker or dealer. Exceptions are available only if the OTS has approved the purchase or the purchase is an arm's length transaction and involves more than one percent of the outstanding shares.

Interpretation and Amendment of the Plan

         Our board of directors has the authority to interpret and amend the Plan and its interpretations are final, subject to the authority of the OTS. Amendments to the Plan after the receipt of member approval will not need further member approval unless required by the OTS.

Conditions and Termination

         Completion of the conversion requires (i) the approval of the Plan by the affirmative vote of not less than a majority of the total number of votes eligible to be cast by our members; and (ii) completion of the sale of shares within 24 months following approval of the Plan by our members. If these conditions are not satisfied, the Plan will be terminated and we will continue our business in the mutual form of organization. We may terminate the Plan at any time prior to the meeting of members to vote on the Plan or at any time thereafter with the approval of the OTS.

Other

         All statements made in this document are hereby qualified by the contents of the Plan, the material terms of which are set forth herein. The Plan is attached to the proxy statement mailed to certain depositors. Copies of the Plan are available from us and should be consulted for further information.

                              CARNEGIE SAVINGS BANK
                            STATEMENTS OF OPERATIONS


         The statements of operations for the years ended December 31, 1997 and 1996, have been audited by Goff Ellenbogen Backa & Alfera, LLC, whose report appears elsewhere in this Prospectus.

                                                             Years Ended
                                                             December 31,
                                                     ---------------------------
                                                         1997           1996
                                                     ------------   ------------


INTEREST INCOME:
  Interest on loans................................ $     859,072   $    843,488
  Interest-bearing deposits with other banks.......        27,478         27,626
  Interest on investment:
    Taxable........................................       105,860         66,467
    Nontaxable.....................................        31,393         33,527
  Mortgage-backed securities.......................       198,454        102,655
                                                        ---------      ---------
         Total interest income.....................     1,222,257      1,073,763
INTEREST EXPENSE
    Interest on certificates of deposit............       570,883        440,380
    Interest on other savings accounts.............        99,797        105,828
    Interest on borrowings.........................           567          5,505
                                                       ----------     ----------
        Total interest expense.....................       671,247        551,713
                                                        ---------      ---------
Net interest income................................       551,010        522,050
    Provision for loan losses......................        73,000          2,203
                                                       ----------     ----------
Net interest income after provision for loan
losses.............................................       478,010        519,847
NONINTEREST INCOME (LOSS):
    Service charges and fee income.................        54,204         41,199
    Gain on sale of REO............................        13,693              -
    Gain on sale of securities.....................         1,677          7,733
    Dividend income................................            63          9,379
    Net income (loss) - real estate owned..........       (7,515)         13,597
    Other income...................................           369          2,067
                                                       ----------     ----------
        Total noninterest income...................        62,491         73,975
  NONINTEREST EXPENSES:
    Wages, payroll taxes and benefits..............       442,353        249,065
    General and administrative.....................       122,783        140,535
    Data processing charges........................        62,534         48,533
    Depreciation and amortization..................        21,057         20,870
                                                       ----------     ----------
        Total noninterest expenses.................       648,727        459,003
                                                       ----------     ----------
Net income (loss) before income taxes..............     (108,226)        134,819
    Income tax expense (benefit)...................      (54,425)         35,400
                                                        --------       ---------
Net income (loss).................................. $    (53,801)   $     99,419
                                                        ========       =========



See accompanying notes beginning on page F-6.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Management's discussion and analysis of financial condition and results of operations is intended to assist you in understanding our financial condition and results of operations. The information in this section should also be read with our Financial Statements and Notes to the Financial Statements elsewhere in this document.

General

         CFC has recently been formed and, accordingly, has no results of operations. The following discussion relates only to Carnegie Savings Bank's financial condition and results of operations. Please refer to our Pro Forma Data discussion beginning on page 7 to see the potential effects of the offering on our financial statements.

         Our results of operations depend primarily on net interest income, which is determined by (i) the difference between rates of interest we earn on our interest-earning assets and the rates we pay on interest-bearing liabilities (our interest rate spread), and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities, consisting of deposits. Our results of operations are also affected by non-interest income, including, primarily, income from customer deposit account service charges, gains and losses from the sale of investments and mortgage-backed securities and non-interest expense, including, primarily, compensation and employee benefits, federal deposit insurance premiums, office occupancy costs, and data processing costs. Our results of operations also are affected significantly by general, and economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, all of which are beyond our control.

Recent Business Strategy

         To the extent new deposits have exceeded our loan originations, we have invested these deposits primarily in marketable securities so that they are available to fund new loans in our market area. As discussed herein, this has reduced our interest rate risk, but has adversely affected our net interest income. Since the new deposits and stock proceeds are expected to exceed our ability to originate loans in our market area, we may purchase loans, mortgage-backed securities and other investments with higher yields that will improve our interest income and net income.

Market Risk Analysis

         Asset/Liability Management. Our assets and liabilities are interest rate sensitive. An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If our assets mature or reprice more quickly or to a greater extent than our liabilities, our net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. Conversely, if our assets mature or reprice more slowly or to a lesser extent than our liabilities, our net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. Our policy has been to address the interest rate risk inherent in the historical savings institution business of originating long-term loans funded by short-term deposits by maintaining sufficient liquid assets for material and prolonged changes in interest rates. We do not engage in, or intend to engage in, trading activities or use derivative instruments to control our interest rate risk.

         We emphasize origination of fixed rate real estate loans in the nature of one- to four-family loans. These loans approximated 85% of our loan portfolio at December 31, 1997. At December 31, 1997, the average weighted term to maturity of our mortgage loan portfolio was slightly more than 21 years and the average weighted term to maturity of our deposits was slightly more than 21 months. See "Risk Factors- Insufficient Loan Demand" and "Business of Carnegie Savings Bank -- Lending Activities."

         Net Portfolio Value. In recent years, we had been a Pennsylvania chartered mutual savings bank regulated by the Pennsylvania Department of Banking, and therefore had not been required to measure our interest rate sensitivity in the manner required by the OTS. We now compute amounts by which the net present value of expected cash flows from assets, liabilities and off balance sheet items (our net portfolio value or "NPV") would change in the event of a range of assumed changes in market interest rates. These computations estimate the effect on our NPV from instantaneous and permanent 1% to 3% (100 to 300 basis points) increases and decreases in market interest rates.

         The following table presents our NPV based upon calculations of FinPro, Inc. These calculations were based upon assumptions FinPro believes to be fundamentally sound, although they may vary from assumptions utilized by other data providers. These assumptions relate to interest rates, loan prepayment rates, core deposit duration, and the market values of certain assets under the various interest rate scenarios. During the preparation of the calculations, FinPro relied on and assumed the accuracy and completeness of the data provided by us and other sources which FinPro deemed reliable. FinPro did not independently verify the data provided to it by us.

                                 Percentage Change in Net Portfolio Value
                                 ----------------------------------------
         Changes
        in Market                                          Change in NPV
      Interest Rates                NPV Ratio(1)               Ratio(2)
      --------------                ------------            -------------
      (basis points)

         + 300                           4.66%                 (680) bp
         + 200                           7.31                  (414) bp
         + 100                           9.55                  (190) bp
             0                          11.45                    --
        -  100                          13.07                   161 bp
        -  200                          14.43                   298 bp
        -  300                          15.59                   414 bp

------------------

(1)  Calculated as the estimated NPV divided by present value of total assets.

(2) Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

         Management believes these calculations indicate that we would be deemed to have a greater than normal level of interest rate risk under applicable regulatory capital requirements. However, due to our net size and risk-based capital level, we are exempt from the interest rate risk component. See "Regulation - - Savings Institution Regulation -- Regulatory Capital Requirements."

         While we cannot predict future interest rates or their effects on our NPV or net interest income, we do not expect current interest rates, assuming rates remain stable, to have a material adverse effect on our NPV or net interest income. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments and deposit run-offs and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturity or periods of repricing they may react at different times and in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above. Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

         The board of directors reviews our asset and liability policies. The board of directors meets quarterly to review interest rate risk and trends, as well as liquidity and capital ratios and requirements. Management administers the policies and determinations of the board of directors with respect to our asset and liability goals and strategies. We expect that our asset and liability policies and strategies will continue as described so long as competitive and regulatory conditions in the financial institution industry and market interest rates continue as they have in recent years.

Financial Condition

         Our total assets increased $1.6 million, or 10.60%, to $16.7 million at December 31, 1997 from $15.1 million at December 31, 1996. Our increase in assets was primarily attributable to increases of $615,000 in mortgage-backed securities, $380,000 in investment securities, $313,000 in real estate owned and $294,000 in cash and cash equivalents. These increases were partially offset by a $227,000 decrease in net loans receivable.

         The increases in mortgage-backed securities and other investment securities were the result of a temporary decrease in loan applications. The changes in real estate owned resulted from the sale in April, 1997, of a foreclosed property, and the purchase in December, of a different property, in order to protect our interests as junior lienholder in a foreclosure.

         Our liabilities also increased by $1.6 million. The increase was primarily due to increases of $1.8 million in deposits and $158,000 in other liabilities. These increases were partially offset by a decrease of $300,000 in a line of credit from another financial institution. Deposits increased via a special certificate of deposit promotion. Part of the proceeds were used to repay the advance on the line of credit of $300,000.

Results of Operations

         Our net income decreased $153,000 to a net loss of $54,000 for 1997 compared to net income of $99,000 for 1996. Our decrease was primarily attributable to the $29,000 increase in net interest income being offset by a $71,000 increase in our provision for loan losses. Further, our noninterest income decreased by $12,000 and our noninterest expenses increased by $190,000. For 1997, we had a net loss before income taxes of $108,000 compared to net income before income taxes of $135,000 for 1996. As a result, we had an income tax benefit of $54,000 for 1997 compared to income tax expense of $35,000 for 1996.

         Net Interest Income. Net interest income is the most significant component of our income from operations. Net interest income is the difference between interest we receive on our interest-earning assets primarily loans, investment and mortgage-backed securities and interest we pay on our interest-bearing liabilities, primarily deposits. Net interest income depends on the volume of and rates earned on interest-earning assets and the volume of and rates paid on interest-bearing liabilities.

         The following table sets forth certain information relating to our average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and cost are derived by dividing income or expenses by the average balance of assets of liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily balances has caused any material differences in the information presented.

                                    At December 31,                            Year ended December 31,
                                    --------------- --------------------------------------------------------------------------------
                                        1997                  1997                        1996                       1995
                                   ---------------- -------------------------  ---------------------------  ------------------------
                                            Average                   Average                    Average                     Average
                                             Yield/ Average            Yield/   Average          Yield/     Average           Yield/
                                   Balance    Cost  Balance Interest    Cost    Balance Interest  Cost      Balance Interest   Cost
                                   -------   ------ ------- --------   ------   ------- -------- ------     ------- -------- -------
                                                                               (Dollars in thousands)
Interest-earning assets:
  Loans receivable (1).......      $ 9,585   9.97%  $ 9,730  $  860    8.84%   $ 9,391  $   843   8.98%  $  9,278   $   847    9.13%
  Mortgage-backed securities.        2,628   7.53     2,690     198    7.36      1,478      103   6.97        771        47    6.10
  Investment securities......        2,530   5.41     2,568     137    5.33      2,185      100   4.58      1,659        86    5.18
  Other interest-earning
 assets(2)...................          951   2.83       744      27    3.63        604       28   4.64        734        39    5.31
                                    ------           ------  ------             ------   ------           -------    ------
    Total interest-earning assets   15,694   7.79    15,732   1,222    7.77     13,658    1,074   7.86     12,442     1,019    8.19
                                                             ------                      ------                      ------
Non-interest-earning assets..        1,030              516                        567                        748
                                    ------           ------                     ------                    -------
    Total assets.............      $16,724          $16,248                    $14,225                   $ 13,190
                                    ======           ======                     ======                    =======
Interest-bearing liabilities:
  NOW accounts...............      $ 1,031   1.26   $ 1,150      13    1.13    $   941        9   0.96   $    991        12    1.21
  Savings account............        3,375   2.58     3,346      87    2.60      3,473       97   2.79      3,327       142    4.27
  Money market accounts......           --     --        --      --      --         --       --     --         --        --      --
  Certificates of deposit....       10,225   5.58     9,888     571    5.77      8,090      440   5.44      7,391       382    5.17
  Other liabilities..........           --     --        12      --      --         87        6   6.90         21        --      --
                                    ------           ------  ------             ------   ------           -------    ------
    Total interest-
      bearing liabilities....       14,631   4.59    14,396     671    4.66     12,591      552   4.38     11,730       536    4.57
                                                             ------                      ------                      ------
Non-interest-
  bearing liabilities:
  Non-interest bearing deposits        547              264                        191                        112
  Other liabilities..........          376              332                        292                        300
                                    ------           ------                     ------                    -------
    Total liabilities........       15,554           14,992                     13,074                     12,142
                                    ------           ------                     ------                    -------
Retained earnings............        1,170            1,256                      1,151                      1,048
                                    ------           ------                     ------                    -------
    Total liabilities and
      retained earnings......      $16,724          $16,248                    $14,225                   $ 13,190
                                    ======           ======                     ======                    =======
  Net interest income........                                $   551                    $   522                     $   483
                                                              ======                       =====                      ======
  Interest rate spread (3)...                3.20%                     3.11%                      3.48%                        3.62%
                                            =====                    ======                      =====                       ======
  Net yield on interest-
    earning assets (4).......                3.51%                     3.50%                      3.82%                        3.88%
                                            =====                    ======                      =====                      =======
Ratio of average interest-
  earning assets to average
  interest-bearing liabilities                                       109.28%                     108.47%                     106.07%
                                                                     ======                      ======                     =======

---------------------------------

(1)  Average balances include non-accrual loans.

(2)  Includes interest-bearing deposits in other financial institutions.

(3)  Interest-rate spread represents the difference between the average yield on
     interest-earning   assets  and  the   average   cost  of   interest-bearing
     liabilities.

(4) Net yield in interest-earning assets represents net interest income as a percentage of average interest earning assets.

         The table below sets forth certain information regarding changes in our interest income and interest expense for the periods indicated. For each of interest-earning assets and interest-bearing liabilities, information is provided on charges attributable to (i) changes in volume (changes in average volume multiplied by old rate); (ii) changes in rates (changes in rate multiplied by old average volume), (iii) changes in rate-volume (changes in rate multiplied by the change in average volume).

                                                                             Year Ended December 31,
                                                                             -----------------------
                                                         1997 vs. 1996                               1996 vs. 1995
                                       ----------------------------------------------  ---------------------------------------------
                                                       Increase (Decrease)                        Increase (Decrease)
                                                            Due to                                     Due to
                                       ----------------------------------------------  ---------------------------------------------
                                                                   Rate                                       Rate
                                           Volume      Rate       Volume       Net     Volume     Rate        Volume          Net
                                           ------      ----       ------      -----    ------     -----      --------       --------
Interest income:                                                     (In Thousands)
 Loans receivable....................   $    31     $    (14)     $    (1)   $    16   $   10   $  (14)       $    --      $    (4)
 Mortgage-backed securities..........        85            6            5         96       43        7              6           56
 Investment securities...............        17           17            3         37       27      (10)            (3)          14
 Other interest earning assets.......         6           (5)          (1)        --       (6)      (6)             1          (11)
                                         ------      ------       ------      ------   -----    ------          -----        -----
  Total interest-earning assets......   $   139     $      4      $     6    $   149   $   74   $  (23)       $     4      $    55
                                         ======      =======       ======     ======    =====    =====          =====        =====

Interest expenses:
 NOW Accounts .......................   $     2     $      2      $    --    $     4   $   (1)  $    (2)      $    --      $    (3)
 Savings Account.....................        (4)          (6)          --        (10)       6       (49)           (2)         (45)
 Money Market accounts...............        --           --           --         --       --        --            --           --
 Certificates of deposit.............        98           27            6        131       35        21             2           58
 Other liabilities...................        (4)          (2)           1         (5)       4        --             1            5
                                         ------       ------       ------     ------     -----   ------        ------        -----
  Total interest-bearing liabilities.   $    92     $     21      $     7    $   120   $   44   $   (30)      $     1      $    15
                                         ======       ======       ======     ======    =====    ======        ======        =====

Change in net interest income........   $    47     $    (17)     $     (1)  $    29   $   30   $     7       $     3      $    40
                                         ======      =======        ======    ======    =====    ======        ======        =====

         Our net interest income increased $29,000 in 1997 compared to 1996. The increase of $2.1 million in the average balances of our interest-earning assets more than offset the decrease of 19 basis points in their average yield. As a result, our interest income increased $148,000. This was primarily due to an increase of $1.2 million in the average balance of mortgage-backed securities coupled with an increase of 49 basis points in the average yield on mortgage-backed securities and an increase of $400,000 in the average balance of investment securities coupled with an increase of 62 basis points in the average yield on investment securities.

         The increase of $1.8 million in the average balance of our interest-bearing liabilities was coupled with an increase of 28 basis points in the average rate of interest we paid on those liabilities. This was due primarily to an increase of $1.8 million in the average balances of our certificates of deposit and an increase of 33 basis points in the average rate we paid on our certificates of deposit. Certificates of deposit increased as a result of a special promotion, at a rate slightly above market.

         Provision for Loan Losses. Our provision for loan losses increased $71,000 to $73,000 for the year ended December 31, 1997 from $2,000 in the same period in 1996. Prior to 1997, in order to evaluate the risks associated with our loan portfolio and the overall quality of our loan portfolio, management reviewed all loans on a collective basis. At December 31, 1996, management believed our allowance for losses was adequate based on the additions to the provision for loan losses in 1996. During 1997, management reevaluated its loan review process by measuring the risks and the overall quality of our loan portfolio on an individual loan basis. As a result of this process, the local economic trends, and the portfolio mix, management determined it was necessary to increase the allowance for loan loss to an acceptable level. Because of the increased coverage of the allowances for loan losses to total loans, management believes the allowance for loan losses is at a level that is considered to be adequate to provide for estimated losses; however, there can be no assurance that further additions will not be made to the allowance and that such losses will not exceed the estimated amount.


         Noninterest Income. Our noninterest income decreased by $12,000 for 1997 compared to 1996. The $13,000 increase in service charges and fee income was more than offset by a decrease of $21,000 in net income on real estate owned. We had a net loss on real estate owned of $8,000 in 1997 compared to net income of $14,000 in 1996 due to high maintenance costs in the first quarter of 1997 and due to the costs incurred in connection with the sale of the property in April 1997.

         Noninterest Expense. Our noninterest expense increased by $190,000 in 1997. The increase was primarily attributable to a $193,000 increase in compensation expenses. The increased compensation expenses include $36,000 and $123,000 for accrued expenses related to the implementation of a supplemental executive retirement plan and a directors consultation and retirement plan, respectively, which were implemented in 1997.

         As a result of the conversion, our noninterest expense might also increase because of the costs associated with our employee stock ownership plan, restricted stock ownership plan, if implemented, and the costs of becoming a public company.

         A great deal of information has been disseminated about the global computer year 2000. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in earlier years) are expected to read entries for the year 2000 as the year 1900 and compute payment, interest or delinquency based on the wrong date or are expected to be unable to compute payment, interest or delinquency. Rapid and accurate data processing is essential to our operation. Data processing is also essential to most other financial institutions and many other companies. Most of our material data processing that could be affected by this problem is provided by a third party service bureau. Our service bureau has advised us that it expects to resolve this potential problem before the year 2000. However, if our service bureau is unable to resolve this potential problem in time, we would likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have a significant adverse impact on our financial condition and results of operation.

         Income Tax Expense (Benefit). Our income taxes decreased $90,000 to a tax benefit of $54,000 in 1997 compared to an income tax expense of $35,000 in 1996, due to a net loss on our operations in 1997.

Liquidity and Capital Resources

         We are required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which varies from time to time depending upon economic conditions and deposit flows, is based upon a percentage of our deposits and short-term borrowings. The required minimum ratio currently is 4.0% and our regulatory liquidity ratio was 8.90%, 11.74%, and 16.80% at December 31, 1997, December 31, 1996, and December 31, 1995, respectively.

         Our primary sources of funds are deposits, repayment of loans and mortgage-backed securities, maturities of investments, interest-bearing deposits with other banks and funds provided from operations. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predicable sources of funds, deposit flows, and loan prepayments are greatly influenced by the general level of interest rates, economic conditions and competition. We use our liquid resources principally to fund loan commitments, maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, and to meet operating expenses.

         Net cash used for our operating activities (the cash effects of transactions that enter into our determination of net income -- e.g., non-cash items, amortization and depreciation, provision for loan losses) for 1997 was $73,000 compared to net cash provided by our operations of $175,000 for 1996.

         Net cash used for our investing activities (i.e., cash disbursed, primarily for investment securities and mortgage-backed securities portfolios and our loan portfolio) totaled $1.1 million for 1997, a decrease of $1.2 million from 1996.

         Net cash provided by our financing activities (i.e., cash receipts from our net increases in deposits) totaled $1.5 million in 1997 compared to $1.3 million in 1996.

                   BUSINESS OF CARNEGIE FINANCIAL CORPORATION

         CFC is not an operating company and has not engaged in any significant business to date. It was formed in February 1998 as a Pennsylvania chartered corporation to be the holding company for Carnegie Savings Bank. The holding company structure and retention of proceeds will facilitate: (i) diversification into non-banking activities, (ii) acquisitions of other financial institutions, such as savings institutions, (iii) expansion within existing and into new market areas and (iv) stock repurchases without adverse tax consequences. There are no present plans regarding diversification, acquisitions, expansion, or repurchases.

         Since CFC will own only one savings bank, it generally will not be restricted in the types of business activities in which it may engage, provided that we retain a specified amount of our assets in housing-related investments. CFC initially will not conduct any active business and does not intend to employ any persons other than officers but will utilize our support staff from time to time.

         The office of the CFC is located at 17 West Mall Plaza, Carnegie, Pennsylvania. The telephone number is (412) 276-1266.

                        BUSINESS OF CARNEGIE SAVINGS BANK

         The principal sources of funds for our activities are deposits and payments on loans and investments. Our deposits totalled $15.2 million at December 31, 1997. Funds are used primarily for the origination of loans secured by mortgages on one- to four-family residences and home equity loans which are located in our market area, consumer loans and the purchase of mortgage-backed and investment securities. Residential real estate loans totalled $8.2 million, or 84.90%, of our total loans receivable portfolio at December 31, 1997. Our principal source of revenue is interest received on loans and investments and our principal expense is interest paid on deposits.

Market Area

         Our office is located in Carnegie, a suburb southwest of Pittsburgh, Pennsylvania. Our primary market area is within Allegheny County and consists of the Borough of Carnegie and the surrounding municipalities. Most of our deposits and lending activity is generated from individuals who live in these areas. We are a community-oriented institution and have served the Carnegie area community since 1915.

         Carnegie is a middle income community having a large proportion of senior citizens. It is presently enjoying a period of revitalization, which plans having been approved for a 60-unit townhouse project, and plans proceeding to open the mall area to vehicular traffic. The Port Authority of Allegheny County is presently constructing a busway from downtown Pittsburgh to the Pittsburgh International Airport, with Carnegie slated to be a parking site for those who will use the busway. A multi-floor municipal parking garage is planned, with retail establishments slated for the ground floor. Economically, the town appears to be improving, and Borough officials are quite optimistic about the town's future.

         The Greater Pittsburgh area has been in the process of restructuring over the past decade. Once centered on heavy manufacturing, primarily steel, its economic base is now more diverse, including technology, health and business services. Several "Fortune 500" industrial firms are headquartered in the Greater Pittsburgh area, including USX Corporation. The largest employers in Pittsburgh, by the number of local employees, include the United States
Government, the Commonwealth of Pennsylvania, USAirways, University of Pittsburgh Medical Center, and the University of Pittsburgh. Seven colleges and universities are located in the greater Pittsburgh area.

Lending Activities

         The Bank makes mortgage loans, both residential and commercial, construction loans, home improvement loans, equity lines of credit, consumer and savings account loans. The lines of credit are adjustable rate (based on the Wall Street Journal prime). Some mortgages are adjustable (based on the one-year T-bill). Savings account loans adjust with the rate paid on the underlying collateral. Recent market conditions have made borrowers reluctant to agree to ARMs.

         The following table sets forth information concerning the types of loans held by us.

                                                                         At December 31,
                                                      ------------------------------------------------
                                                            1997                           1996
                                                      --------------------          ------------------
                                                         $            %                $           %
                                                      ------        ------          ------      ------
                                                                   (Dollars in thousands)
Type of Loans:
Real Estate Loans:
  Construction................................      $     251         2.59%         $     70         0.71%
  Residential(1)..............................          8,236        84.90             8,360        84.87
  Commercial..................................            343         3.54               418         4.24
                                                     --------                         ------
    Total Residential                                   8,830                          8,848
                                                     --------                         ------
Consumer Loans:
  Share loans.................................            119         1.23               156         1.58
  Automobile loans............................            383         3.95               381         3.87
  Unsecured...................................            368         3.79               466         4.73
                                                     --------       ------           -------       ------
    Total Consumer............................            870                          1,003

  Total Loans.................................          9,700       100.00%            9,851       100.00%
                                                     --------       ======             -----       ======

Less:
  Loans in process............................             --                             --
  Deferred loan origination fees and costs....             --                             --
  Allowance for loan losses ..................            115                             39
                                                     --------                        -------
     Total loans, net.........................      $   9,585                       $  9,812
                                                     ========                        =======



(1) Includes $254,000 and $94,000 for fiscal 1997 and 1996, respectively, of multi-family loans all of which have adjustable rates of interest.

         The following sets forth the maturity of our loan portfolio at December 31, 1997. The table does not include prepayments or scheduled principal repayments. All loans are shown as maturing based on contractual maturities.

                                                 Real Estate Loans
                            ------------------------------------------------------------



                                      Residential        Commercial         Construction         Consumer        Total
                                      -----------        ----------         ------------         --------        -----
                                                                   (In thousands)
Amounts due:
Within 1 year..............              $     9           $    --              $  251           $    44      $    304
Over 1 to 3 years..........                  128                --                  --               308           436
Over 3 to 5 years..........                  478                --                  --               397           875
Over 5 to 10 years.........                1,198                --                  --                65         1,263
Over 10 to 20 years........                1,970               343                  --                56         2,369
Over 20 years..............                4,453                --                  --                --         4,453
                                          ------            ------                ----            ------        ------
Total amount due...........              $ 8,236           $   343              $  251           $   870         9,700
                                          ======            ======                ====            ======        ------

Less:
Allowance for loan loss                                                                                            115
Loans in process                                                                                                    --
Deferred loan fees                                                                                                  --
                                                                                                                ------
  Loans receivable, net                                                                                        $ 9,585
                                                                                                                ======


         The following table sets forth dollar amount of all loans due after December 31, 1998, which have predetermined interest rates and which have floating or adjustable interest rates.

                                                     Floating or
                              Fixed Rates         Adjustable Rates           Total
                              -----------         ----------------        ----------
Residential                    $    7,239          $      988             $    8,227
Commercial                             --                 343                    343
Construction                           --                  --                     --
Consumer                              826                  --                    826
                                ---------           ---------              ---------
         Total                 $    8,065          $    1,331             $    9,396
                                =========           =========              =========

         Real Estate Loans. Our primary lending activity consists of the origination of one- to four-family fixed rate residential mortgage loans secured by property located in our primary market area. We generally originate one- to four-family fixed rate residential mortgage loans in amounts up to 95% of the lesser of the appraised value or purchase price, with private mortgage insurance required on loans with a loan-to-value ratio in excess of 80%. Generally, the maximum loan-to-value ratio on mortgage loans secured by non-owner occupied properties and commercial buildings is limited to 70%. We retain all of our mortgage loans and originate these loans with maturities of up to 30 years.

         Mortgage loans originated and held by us generally include due-on-sale clauses. This gives us the right to deem the loan immediately due and payable in the event the borrower transfers ownership of the property securing the mortgage loan without our consent.

         We originate home equity loans and second mortgage loans which are secured by one to four-family residences. We originate these loans on one- to four-family residences with fixed rate terms of up to 15 years. The loans are generally subject to a 80% combined loan-to-value limitation, including any other outstanding mortgages or liens.

         Commercial real estate lending entails significant additional risks compared to residential property lending. These loans typically involve large loan balances to single borrowers or groups of related borrowers. The repayment of these loans typically is dependent on the successful operation of the real estate project securing the loan. These risks can be significantly affected by supply and demand conditions in the market for office and retail space and may also be subject to adverse conditions in the economy.

         Consumer Loans. We offer consumer loans in order to provide a wider range of financial services to our customers. Consumer loans totaled $870,000, or 8.97% of our total loans at December 31, 1997. Our consumer loans consist of share loans, automobile loans, and unsecured loans. We make unsecured loans to certain creditworthy borrowers. Loans secured by vehicles are financed for terms up to 60 months. Loans secured by deposits of the bank are granted in amounts up to 95% of the deposited amount.

         Consumer loans may entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly. Repossessed collateral for a defaulted consumer loan may not be sufficient for repayment of the outstanding loan, and the remaining deficiency may not be collectible.

         Loan Approval Authority and Underwriting. We establish various lending limits for our officers and maintain a loan committee consisting of the board of directors. The president and loan officer have authority to approve home equity loans up to $35,000 and $20,000, respectively, and the Officer Loan Committee has the authority to approve unsecured consumer loans up to $5,000. The loan committee ratifies all residential mortgage loans and all other real estate and consumer loans.

         Upon receipt of a completed loan application from a prospective borrower, a credit report is ordered. Income and certain other information is verified. If necessary, additional financial information may be requested. An appraisal or other estimate of value of the real estate intended to be used as security for the proposed loan is obtained. Appraisals are processed by independent fee appraisers.

         Title insurance is generally required on all real estate mortgage loans. We do not require title insurance on home equity loans and second mortgages under $50,000, but we obtain a property report, which indicates whether there are any liens or other encumbrances against the property. Borrowers also must obtain fire and casualty insurance. Flood insurance is also required on loans secured by property that is located in a flood zone.

         Loan Commitments. Written commitments are given to prospective borrowers on all approved real estate loans. Generally, the commitment requires acceptance within 45 days of the date of issuance. At December 31, 1997, there were no outstanding commitments to cover originations of mortgage loans.

         Loans to One Borrower. The maximum amount of loans which we may make to any one borrower may not exceed the greater of $500,000 or 15% of our unimpaired capital and unimpaired surplus. We may lend an additional 10% of our unimpaired capital and unimpaired surplus if the loan is fully secured by readily marketable collateral. Our maximum loan-to-one borrower limit has been $500,000. At December 31, 1997, our five largest borrowers had aggregate outstanding balances of between $294,000 and $495,000. These loans are performing loans.

Nonperforming and Problem Assets

         Loan Delinquencies. When a mortgage loan becomes 30 days past due, a notice of nonpayment is sent to the borrower. If such payment is not received by month end, an additional notice of nonpayment is sent to the borrower. After 60 days, if payment is still delinquent, a notice of right to cure default is sent to the borrower giving 30 additional days to bring the loan current before foreclosure is commenced. If the loan continues in a delinquent status for 90 days past due and no repayment plan is in effect, foreclosure proceedings will be initiated.

         Loans are reviewed and are placed on a non-accrual status when the loan becomes more than 90 days delinquent or when, in our opinion, the collection of additional interest is doubtful. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income. Subsequent interest payments, if any, are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan.

         Nonperforming Assets. The following table sets forth information regarding nonaccrual loans and real estate owned, as of the dates indicated. We have no loans categorized as troubled debt restructurings within the meaning of SFAS 15 and no impaired loans within the meaning of SFAS 114, as amended by SFAS
118. Interest income that would have been recorded on loans accounted for on a nonaccrual basis under the original terms of such loans was approximately $3,000 for the year ended December 31, 1997.

         We presently have one piece of real estate owned property, a residential property in Peters Township, appraised at $540,000. The original loan, an equity line of credit, was granted on March 29, 1989, in the amount of $300,000 and was increased to $320,000 on May 9, 1995. Management believes that the carrying value of this real estate property is adequate, however, there can be no assurance that we will not recognize additional significant losses to this property.

         The borrowers defaulted on their first mortgage. As second lienholders, we purchased the property at a Sheriff's Sale on December 5, 1997.

                                                                                At December 31,
                                                                 --------------------------------------
                                                                   1997            1996            1995
                                                                   ----            ----            ----
                                                                           (Dollars in thousands)
Loans accounted for on a non-accrual basis:
Mortgage loans:
  Construction loans......................................       $    -         $     -         $     -
  Permanent loans secured by 1-4 dwelling units...........           14               9              57
  All other mortgage loans ...............................            -               -               -
Non-mortgage loans:
  Other...................................................            -               -               -
  Consumer................................................           28              24              16
                                                                   ----           -----            ----
Total.....................................................       $   42         $    33         $    73
                                                                   ====           =====            ====
Accruing loans which are contractually past
 due 90 days or more:
Mortgage loans:
  Construction loans......................................       $    -         $     -         $     -
  Permanent loans secured by 1-4 dwelling units...........            -               -               -
  All-other mortgage loans................................            -               -               -
Non-mortgage loans:
  Other...................................................            -               -               -
  Consumer ...............................................            -               -               -
                                                                   ----           -----           -----
  Total...................................................       $    -         $     -         $     -
                                                                   ====            ====            ====
Total non-accrual and accrual loans                              $   42         $    33         $    73
                                                                   ====            ====            ====
Real estate owned.........................................       $  480         $   167         $   167
                                                                   ====            ====            ====
Other non-performing assets...............................       $    -         $     -         $     -
                                                                   ====            ====            ====
Total non-performing assets...............................       $  522         $   200         $   240
                                                                   ====            ====            ====
Total non-accrual and accrual loans to net loans..........         0.44%           0.34%           0.81%
                                                                   ====            ====            ====
Total non-accrual and accrual loans to total assets.......         0.25%           0.22%           0.53%
                                                                   ====            ====            ====
Total non-performing assets to total assets...............         3.12%           1.32%           1.75%
                                                                   ====            ====            ====

         Classified Assets. OTS regulations provide for a classification system for problem assets of savings banks which covers all problem assets. Under this classification system, problem assets of savings banks such as ours are classified as "substandard," "doubtful," or "loss." An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged, if any. Substandard assets include those characterized by the "distinct possibility" that the savings bank will sustain "some loss" if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as loss are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets may be designated "special mention" because of potential weaknesses that do not currently warrant classification in one of the aforementioned categories.

         When a savings bank classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When a savings bank classifies problem assets as loss, it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. A savings bank's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS, which may order the establishment of additional general or specific loss allowances. A portion of general loss allowances established to cover possible losses related to assets classified as substandard or doubtful may be included in determining a savings bank's regulatory capital. Specific valuation allowances for loan losses generally do not qualify as regulatory capital.

         The following table sets forth our classified assets in accordance with our classification system.

                                 At December 31, 1997
                                 --------------------
                                    (In thousands)
Special Mention..............            $104
Substandard..................              35
Doubtful assets..............              42
Loss assets..................              11
                                          ---
                                         $192



         Allowances for Loan Losses. A provision for loan losses is charged to operations based on management's evaluation of the losses that may be incurred in our loan portfolio. The evaluation, including a review of all loans on which full collectibility of interest and principal may not be reasonably assured, considers: (i) our past loan loss experience, (ii) known and inherent risks in our portfolio, (iii) adverse situations that may affect the borrower's ability to repay, (iv) the estimated value of any underlying collateral, and (v) current economic conditions.

         We monitor our allowance for loan losses and make additions to the allowance as economic conditions dictate. Although we maintain our allowance for loan losses at a level that we consider adequate for the inherent risk of loss in our loan portfolio, future losses could exceed estimated amounts and additional provisions for loan losses could be required. In addition, our determination of the amount of the allowance for loan losses is subject to review by the OTS, as part of its examination process. After a review of the information available, the OTS might require the establishment of an additional allowance. Any increase in the loan loss allowance required by the OTS would have a negative impact on our earnings.

         The following table illustrates the allocation of the allowance for loan losses for each category of loan. The allocation of the allowance to each category is not necessarily indicative of future loss in any particular category and does not restrict our use of the allowance to absorb losses in other loan categories.

                                                    At December 31,
                             -------------------------------------------------------------
                                         1997                           1996
                             -----------------------------  ------------------------------
                                             Percent of                      Percent of
                                           Loans in Each                   Loans in Each
                                            Category to                     Category to
                               Amount       Total Loans       Amount        Total Loans
                               ------       -----------       ------        -----------
                                                    (Dollars in thousands)

Type of Loans:
Real Estate Loans:
  Construction                $     --           2.59%      $     --             0.71%
  Residential                       75          84.90             23            84.87
  Commercial                         3           3.54              7             4.24
                                ------                        ------
    Total Real Estate               78                            30
                                ------                        ------

Consumer Loans:
  Share Loans                       --           1.23             --             1.58
  Automobile Loans                  --           3.95             --             3.87
  Unsecured                         37           3.79              9             4.73
                                ------                        ------
    Total Consumer                  37                             9

  Total                       $    115         100.00%      $     39           100.00%
                                ======         ======         ======           ======

         The following table sets forth information with respect to our allowance for loan losses at the dates and for the periods indicated:

                                                           For the Years Ended
                                                              December 31,
                                                       -------------------------------
                                                            1997                 1996
                                                            ----                 ----
                                                                 (In thousands)

Total loans outstanding.........................         $   9,700           $   9,851
                                                          ========            ========
Average loans outstanding.......................         $   9,730           $   9,391
                                                          ========            ========

Allowance balance (at beginning of period)......         $      39           $      38
Provision:
Real Estate Loans:
  Construction..................................                --                  --
  Residential...................................                73                   2
  Commercial....................................                --                  --
Consumer Loans:
  Share Loans...................................                --                  --
  Automobile Loans..............................                --                  --
  Unsecured.....................................                --                  --
Net (Charge-offs) recoveries:
Real Estate Loans:
  Construction..................................                --                  --
  Residential...................................                --                  --
  Commercial....................................                --                  --
Consumer Loans:
  Share Loans...................................                --                  --
  Automobile Loans..............................                --                  --
  Unsecured.....................................                 3                  (1)
                                                          --------            --------
Allowance balances (at end of period)...........         $     115           $      39
                                                          ========            ========

Allowance for loan losses as a percent of
total loans outstanding.........................              1.19%               0.40%

Net loans charged off as percent of average
loans outstanding...............................                --%                 --%


Investment Activities

         Investment Securities. We are required under federal regulations to maintain a minimum amount of liquid assets which may be invested in specified short-term securities and certain other investments. See "Regulation -- Savings Institution Regulation -- Federal Home Loan Bank System" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The level of liquid assets varies depending upon several factors, including: (i) the yields on investment alternatives, (ii) our judgment as to the attractiveness of the yields then available in relation to other opportunities, (iii) expectation of future yield levels, and (iv) our projections as to the short-term demand for funds to be used in loan origination and other activities. We classify our investment securities as "available for sale" or "held to maturity" in accordance with SFAS No. 115. At December 31, 1997, our investment portfolio policy allowed investments in instruments such as: (i) U.S. Treasury obligations, (ii) U.S. federal agency or federally sponsored agency obligations, (iii) local municipal obligations, (iv) mortgage-backed securities, (v) banker's acceptances, (vi) certificates of deposit, (vii) federal funds, including FHLB overnight and term deposits, and (viii) investment grade corporate bonds, commercial paper and mortgage derivative products. See "-- Mortgage-backed Securities." The board of directors may authorize additional investments.

         Mortgage-backed Securities. To supplement lending activities, we have invested in residential mortgage-backed securities. Mortgage-backed securities can serve as collateral for borrowings and, through repayments, as a source of liquidity. Mortgage-backed securities represent a participation interest in a pool of single-family or other type of mortgages. Principal and interest payments are passed from the mortgage originators, through intermediaries (generally quasi-governmental agencies) that pool and repackage the participation interests in the form of securities, to investors such as us. The quasi-governmental agencies guarantee the payment of principal and interest to investors and include the Federal Home Loan Mortgage Corporation ("FHLMC"), Government National Mortgage Association ("GNMA"), and Federal National Mortgage Association ("FNMA.")

         Mortgage-backed securities typically are issued with stated principal amounts. The securities are backed by pools of mortgages that have loans with interest rates that are within a set range and have varying maturities. The underlying pool of mortgages can be composed of either fixed rate or adjustable rate mortgage loans. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates. The interest rate risk characteristics of the underlying pool of mortgages (i.e., fixed rate or adjustable rate) and the prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security is equal to the life of the underlying mortgages. Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to call or prepay obligations with or without prepayment penalties. See "Risk Factors Potential Impact of Changes in Interest Rates and the Current Interest Rate Environment." Mortgage-backed securities issued by FHLMC and GNMA make up a majority of the pass-through certificates market.

         Securities Portfolio. The following table sets forth the carrying (i.e., amortized cost) value of our investment securities held to maturity, at the dates indicated. Our securities portfolio classified as available for sale is carried at market value.

                                                                                 At December 31,
                                                                          ----------------------------
                                                                             1997                1996
                                                                          ------------     -----------
                                                                                 (In thousands)

Securities held to maturity:
  U.S. Government Securities..................................             $      -           $      -
  U.S. Agency Securities......................................                  300                550
  State and Local Government..................................                  614                714
  Other Debt securities.......................................                   --                199
  Mortgage-backed Securities held to maturity.................                1,721              2,014
                                                                              -----             ------
       Total Securities Held to Maturity......................                2,635              3,477
                                                                              -----             ------
Securities Available for Sale:
   U.S. Government Securities.................................                  204                389
   U.S. Agency Securities.....................................                  810                199
   Federal funds Sold.........................................                   --                 --
   Other Debt securities......................................                  602                 99
   FHLB Stock.................................................                   --                 --
   Mortgage-backed Securities Available for sale..............                  907                 --
                                                                             ------            -------
       Total Securities Available for Sale....................                2,523                687
                                                                             ------            -------
       Total Investment and Mortgage-Backed Securities                     $  5,158           $  4,164
                                                                             ======            =======

         The following table sets forth information regarding the scheduled maturities, carrying values, approximate fair values, and weighted average yields for our investment and mortgage-backed securities portfolio at December 31, 1997 by contractual maturity. The following table does not take into consideration the effects of scheduled repayments or the effects of possible prepayments.

                                                            As of December 31, 1997
                                                            -----------------------
                                                More than        More than                          Total Investment Securities and
                           One Year or Less One to Five Years Five to Ten Years More than Ten Years   Mortgage-Backed Securities
                           ---------------- ----------------- ----------------- ------------------- -------------------------------
                             Carrying Average Carrying Average Carrying Average Carrying Average     Carrying   Average   Market
                               Value   Yield   Value   Yield    Value    Yield    Value   Yield        Value     Yield    Value
                             -------- ------- -------  ------ -------- ------- -------- -------     --------- --------   -------
                                                            (Dollars in thousands)
Investments securities
  U.S. Government Securities $     --      --%$    --     --% $  100     5.75%  $  104   6.25%       $  204     6.00%   $    204
  U.S. Agency Securities           --      --     100   5.67     700     6.91      310   8.15         1,110     7.14       1,108
  State and Local Government       25    4.10      90   4.33     499     4.93       --     --           614     4.81         624
  Other Securities...........     503    5.86      --     --      --       --       --     --           503     5.86         503
Interest-bearing Deposits          --      --      --     --      99     7.30       --     --            99     7.30          99
Federal Funds Sold...........      --      --      --     --      --       --       --     --            --       --          --
FHLB Stock                         --      --             --                                                      --          --
Mortgage-backed Securities...      --      --      --     --     241     7.10    2,387   6.66         2,628     6.70       2,651
                                -----          ------          -----             -----                -----                -----
   Total investment..........$    528    5.78 $   190   5.04  $1,639     6.29   $2,801   6.81        $5,158     6.47    $  5,189
                                =====          ======          =====             =====                =====                =====

Sources of Funds

         Deposits are our major external source of funds for lending and other investment purposes. Funds are also derived from the receipt of payments on loans and prepayment of loans and maturities of investment securities and mortgage-backed securities and, to a much lesser extent, borrowings and operations. Scheduled loan principal repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and market conditions.

         Deposits. Consumer and commercial deposits are attracted principally from within our primary market area through the offering of a selection of deposit instruments including passbook savings accounts, money market accounts, and term certificate accounts. IRA accounts and NOW accounts are also offered. Deposit account terms vary according to the minimum balance required, the time period the funds must remain on deposit, and the interest rate.

         The interest rates paid by us on deposits are set weekly at the direction of our senior management. Interest rates are determined based on our liquidity requirements, interest rates paid by our competitors, and our growth goals and applicable regulatory restrictions and requirements.

         At December 31, 1997, we had no brokered deposits and our deposits were represented by the following types of savings programs.

                                                                         Minimum           Balance as of          Percentage
                                                       Interest          Balance            December 31,           of Total
Category                          Term                  Rate(1)           Amount                1997               Deposits
--------                          ----                  -------           ------                ----               --------
                                                                                           (Dollars in
                                                                                            thousands)
Accounts:
NOW                               None                   1.50%             $  500             $ 1,031                 6.79%
Passbook savings                  None                   2.25                 100               1,098                 7.23
Premium passbook savings          None                   2.50               1,000               2,264                14.92
Passbook savings club             None                   1.75                  --                  14                 0.09
Noninterest-bearing               None                     --                 100                 546                 3.60


Certificates of Deposit(2):
Fixed Term, Fixed Rate            1-3 months               --                  --                  --                   --
Fixed Term, Fixed Rate            4-6 months             4.50               1,000               1,380                 9.09
Fixed Term, Fixed Rate            7-12 months            5.25                 500               1,771                11.67
Fixed Term, Fixed Rate            13-24 months           5.25                 500               3,557                23.43
Fixed Term, Fixed Rate            25-36 months           5.25                 500                 698                 4.60
Fixed Term, Fixed Rate            37-48 months           5.50                 500                  80                 0.53
Fixed Term, Fixed Rate            49-120 months          6.00                 500               2,739                18.05
                                                                                               ------               ------
                                  Total                                                       $15,178               100.00%
                                                                                               ======               ======

---------------

(1)  Current interest rate offering as of December 31, 1997.

(2) Includes jumbo certificates of deposit of $1.4 million. See table of maturities of certificates of deposit of $100,000 or more.

         The following table sets forth our time deposits classified by interest rate as of the dates indicated.


                                         As of December 31,
                                 ------------------------------
                                      1997                 1996
                                 -----------        -----------
                                          (In thousands)
Interest Rate
2.00% or less                      $    --               $   --
2.01 - 4.00%                            --                   28
4.01 - 6.00                          4,462                5,282
6.01 - 8.00                          5,510                3,617
8.01 - 10.00                           253                  140
10.01 or more                           --                   --
                                  --------               ------
  Total                            $10,225               $9,067
                                    ======                =====

         The following table sets forth amount and maturities of time deposits at December 31, 1997.

                                                                  Amount Due
                    -------------------------------------------------------------------------------------------------
                                                                                         After
                      December 31,         December 31,          December 31,         December 31,
Interest Rate             1998                 1999                  2000                 2000               Total
-------------       -----------------   -------------------   ------------------   -------------------   ------------
                                                                (In thousands)
4.00% or less         $      -              $      -              $     -            $        -            $       -
4.01 - 6.00%             3,194                   408                  537                   323                4,462
6.01 - 8.00%               554                 3,051                  772                 1,133                5,510
8.01 - 10.00%                9                    78                   --                   166                  253
                       -------               -------               ------               -------              -------
Total                 $  3,757              $  3,537              $ 1,309              $  1,622              $10,225
                       =======               =======               ======               =======               ======



         The following table indicates the amount of our certificates of deposit of $100,000 or more by time remaining until maturity as of December 31, 1997.

                                      Certificates
Maturity Period                        of Deposits
---------------                    ---------------
                                    (In thousands)
Within three months                    $   419
Three through six months                   100
Six through twelve months                  200
Over twelve months                         722
                                         -----
                                        $1,441
                                         =====

         Borrowings. Advances (borrowing) may be obtained from the FHLB of Pittsburgh to supplement our supply of lendable funds. Advances from the FHLB of Pittsburgh are typically secured by a pledge of our stock in the FHLB of Pittsburgh, a portion of our first mortgage loans and other assets. Each FHLB credit program has its own interest rate, which may be fixed or adjustable, and range of maturities. We expect to become a member of the FHLB of Pittsburgh as part of the Conversion and will be able to borrow up to the amount set by the FHLB of Pittsburgh. If the need arises, we may also access the Federal Reserve Bank discount window to supplement our supply of lendable funds and to meet deposit withdrawal requirements. At December 31, 1997, we were not a member of and had no borrowings from the FHLB of Pittsburgh.

         At December 31, 1997 and 1996, we had an available line of credit in the amount of $500,000. The outstanding balance on the line of credit at December 31, 1997 and 1996 was $0 and $300,000, respectively. The line of credit is payable upon demand and bears interest at a rate of prime plus 1.25%. In addition, pursuant to the terms of the line of credit agreement, in order for us to borrow any funds we are required to maintain a certificate of deposit at the lending institution; as of December 31, 1997 and 1996, this certificate of deposit was $100,000.

Competition

         Competition for deposits comes from other insured financial institutions such as commercial banks, thrift institutions, credit unions, finance companies, and multi-state regional banks in our market areas. Competition for funds also includes a number of insurance products sold by local agents and investment products such as mutual funds and other securities sold by local and regional brokers. Loan competition varies depending upon market conditions and comes from commercial banks, thrift institutions, credit unions and mortgage bankers, most of whom have far greater resources than we have.

Properties

         We operate from one office, which we own, located at 17 West Mall Plaza, Carnegie, Pennsylvania. The office was acquired in 1986 and has a net book value at December 31, 1997 of $144,000.

Personnel

         At December 31, 1997 we had six full-time employees. None of our employees are represented by a collective bargaining group. We believe that our relationship with our employees is good.

Legal Proceedings

         We are, from time to time, a party to legal proceedings arising in the ordinary course of our business, including legal proceedings to enforce our rights against borrowers. We are not currently a party to any legal proceedings which are expected to have a material adverse effect on our financial statements.

                                   REGULATION

         Set forth below is a brief description of certain laws which relate to us. The description is not complete and is qualified in its entirety by references to applicable laws and regulation.

Carnegie Financial Corporation Regulation

         General. CFC will be required to register and file reports with the OTS and will be subject to regulation and examination by the OTS. In addition, the OTS will have enforcement authority over CFC and any non-savings institution subsidiaries. This will permit the OTS to restrict or prohibit activities that it determines to be a serious risk to us. This regulation is intended primarily for the protection of our depositors and not for the benefit of you, as stockholders of CFC.

         QTL Test. Since CFC will only own one savings institution, it will be able to diversify its operations into activities not related to banking, but only as long as we satisfy the QTL test. If CFC controls more than one savings institution, it would lose the ability to diversify its operations into non-banking related activities, unless such other savings institutions each also qualify as a QTL or were acquired in a supervised acquisition. See "-- Savings Institution Regulation -- Qualified Thrift Lender Test."

         Restrictions on Acquisitions. CFC must obtain approval from the OTS before acquiring control of any other FDIC-insured savings institution. No person may acquire control of a federally insured savings institution without providing at least 60 days written notice to the OTS and giving the OTS an opportunity to disapprove the proposed acquisition.

Savings Institution Regulation

         General.

         As a federally chartered, BIF-insured savings institution, we are subject to extensive regulation by the OTS and the FDIC. Our lending activities and other investments must comply with various federal and state statutory and regulatory requirements.

         The OTS, in conjunction with the FDIC, regularly examines us and prepares reports for the consideration of our board of directors on any deficiencies that the OTS finds in our operations. Our relationship with our depositors and borrowers is also regulated to a great extent by federal and state law, especially in such matters as the ownership of savings accounts and the form and content of our mortgage documents.

         We  must  file  reports  with  the  OTS and  the  FDIC  concerning  our activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the BIF and depositors. The regulatory structure also gives regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in regulations, whether by the OTS, the FDIC or any other government agency, could have a material adverse impact on our operations.

         Insurance of Deposit Accounts. The FDIC is authorized to establish separate annual assessment rates for deposit insurance for members of the BIF and the SAIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to its target level within a reasonable time and may decrease such assessment rates if such target level has been met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under this system, assessments are set within a range, based on the risk the institution poses to its deposit insurance fund. This risk level is determined based on the institution's capital level and the FDIC's level of supervisory concern about the institution.

         Because a significant portion of the assessments paid into the SAIF by savings institutions were used to pay the cost of prior savings institution failures, the reserves of the SAIF were below the level required by law. The BIF had, however, met its required reserve level during the third calendar quarter of 1995. As a result, deposit insurance premiums for deposits insured by the BIF such as ours were substantially less than premiums for deposits which are insured by the SAIF. Legislation to capitalize the SAIF and to eliminate the significant premium disparity between the BIF and the SAIF became effective September 30, 1996. The recapitalization plan provided for a special assessment equal to $.657 per $100 of SAIF deposits held at September 30, 1995, in order to increase SAIF reserves to the level required by law. Certain BIF institutions holding SAIF-insured deposits were required to pay a lower special assessment.

         The recapitalization plan also provides that the cost of prior failures which were funded through the issuance of Fico Bonds (bonds issued to fund the cost of savings institution failures in prior years) will be shared by members of both the SAIF and the BIF. This will increase BIF assessments for healthy banks to approximately $.0125 per $100 of deposits in 1998. SAIF assessments for healthy savings institutions in 1998 will be approximately $.0628 per $100 in deposits and may be reduced, but not below the level set for healthy BIF institutions.

         The FDIC has lowered the rates on assessments paid to the SAIF and widened the spread of those rates. The FDIC's action established a base assessment schedule for the SAIF with rates ranging from 4 to 31 basis points, and an adjusted assessment schedule that reduces these rates by 4 basis points. As a result, the effective SAIF rates range from 0 to 27 basis points as of October 1, 1996. In addition, the FDIC's final rule prescribed a special interim schedule of rates ranging from 18 to 27 basis points for SAIF-member savings institutions for the last quarter of calendar 1996, to reflect the assessments paid to the Financing Corp. (Fico Bonds). Finally, the FDIC's action established a procedure for making limited adjustments to the base assessment rates by rulemaking without notice and comment, for both the SAIF and the BIF.

         The recapitalization plan also provides for the merger of the SAIF and BIF effective January 1, 1999, assuming there are no savings institutions under federal law. Under separate proposed legislation, Congress is considering the elimination of the federal thrift charter and elimination of the separate federal regulation of thrifts. As a result, we might have to convert to a different financial institution charter and be regulated under federal law as a bank, including being subject to the more restrictive activity limitations imposed on national banks. We cannot predict the impact of our conversion to, or regulation as, a bank until the legislation requiring such change is enacted.

         Regulatory Capital Requirements. OTS capital regulations require savings institutions to meet three capital standards: (1) tangible capital equal to 1.5% of total adjusted assets, (2) core capital equal to at least 3% of total adjusted assets, and (3) risk-based capital equal to 8% of total risk-weighted assets. Our capital ratios are set forth under "Historical and Pro Forma Capital Compliance."

         Tangible capital is defined as core capital less all intangible assets (including supervisory goodwill), less certain mortgage servicing rights and less certain investments. Core capital is defined as common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits of mutual savings associations and qualifying supervisory goodwill, less nonqualifying intangible assets, certain mortgage servicing rights and certain investments.

         The risk-based capital standard for savings institutions requires the maintenance of total risk-based capital (which is defined as core capital plus supplementary capital) of 8% of risk-weighted assets. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, and the portion of the allowance for loan losses not designated for specific loan losses. The portion of the allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, supplementary capital is limited to 100% of core capital. A federal savings association must calculate its risk-weighted assets by multiplying each asset and off-balance sheet item by various risk factors as determined by the OTS, which range from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans, and other assets.

         The risk-based capital standards of the OTS generally require federal savings institutions with more than a "normal" level of interest rate risk to maintain additional total capital. An institution's interest rate risk will be measured in terms of the sensitivity of its "net portfolio value" to changes in interest rates. Net portfolio value is defined, generally, as the present value of expected cash inflows from existing assets and off-balance sheet contracts less the present value of expected cash outflows from existing liabilities. A federal savings institution will be considered to have a "normal" level of interest rate risk exposure if the decline in its net portfolio value after an immediate 200 basis point increase or decrease in market interest rates (whichever results in the greater decline) is less than two percent of the current estimated economic value of its assets. An institution with a greater than normal interest rate risk will be required to deduct from total capital, for purposes of calculating its risk-based capital requirement, an amount (the "interest rate risk component") equal to one-half the difference between the institution's measured interest rate risk and the normal level of interest rate risk, multiplied by the economic value of its total assets.

         The OTS calculates the sensitivity of an institution's net portfolio value based on data submitted by the institution in a schedule to its quarterly Thrift Financial Report and using the interest rate risk measurement model adopted by the OTS. The amount of the interest rate risk component, if any, to be deducted from an institution's total capital will be based on the institution's Thrift Financial Report filed two quarters earlier. Federal savings institutions with less than $300 million in assets and a risk-based capital ratio above 12% are generally exempt from filing the interest rate risk schedule with their Thrift Financial Reports. However, the OTS may require any exempt institution that it determines may have a high level of interest rate risk exposure to file such schedule on a quarterly basis and may be subject to an additional capital requirement based upon its level of interest rate risk as compared to its peers. However, due to our net size and risk-based capital level, we are exempt from the interest rate risk component.

         Dividend and Other Capital Distribution Limitations. OTS regulations will require us to give the OTS 30 days advance notice of any proposed declaration of dividends to CFC, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends by us to CFC. In addition, we may not declare or pay a cash dividend on our capital stock if the effect would be to reduce our regulatory capital below the amount required for the liquidation account to be established at the time of the conversion. See
"The Conversion -- Effects of Conversion to Stock Form on Depositors and Borrowers of Carnegie Savings Bank -- Liquidation Account."

         OTS regulations impose limitations upon all capital distributions by federal savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger, and other distributions charged against capital. The rule establishes three tiers of institutions based primarily on an institution's capital level. An institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution ("Tier 1 institution") and has not been advised by the OTS that it is in need of more than the normal supervision can, after prior notice but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of (i) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year, or (ii) 75% of its net income over the most recent four quarter period. Any additional capital distributions require prior regulatory notice. We expect to qualify as a Tier 1 institution.

         In the event our capital falls below our fully phased-in requirement or the OTS notifies us that we are in need of more than normal supervision, we would become a Tier 2 or Tier 3 institution and as a result, our ability to make capital distributions could be restricted. Tier 2 institutions, which are institutions that before and after the proposed distribution meet their current minimum capital requirements, may only make capital distributions of up to 75% of net income over the most recent four quarter period. Tier 3 institutions, which are institutions that do not meet current minimum capital requirements and propose to make any capital distribution, and Tier 2 institutions that propose to make a capital distribution in excess of the noted safe harbor level, must obtain OTS approval prior to making such distribution. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice. The OTS has proposed rules relaxing certain approval and notice requirements for well-capitalized institutions.

         In January 1998, the OTS proposed amendments to its current regulations with respect to capital distributions by savings associations. Under the proposed regulation, savings associations that would remain at least adequately capitalized following the capital distribution, and that meet other specified requirements, would not be required to file a notice or application for capital distributions (such as cash dividends) declared below specified amounts. Under the proposed regulation, savings associations which are eligible for expedited treatment under current OTS regulations are not required to file a notice or an application with the OTS if (i) the savings association would remain at least adequately capitalized following the capital distribution and (ii) the amount of capital distribution does not exceed an amount equal to the savings association's net income for that year to date, plus the savings association's retained net income for the previous two years. Thus, under the proposed regulation, only undistributed net income for the prior two years may be distributed in addition to the current year's undistributed net income without the filing of an application with the OTS. Savings associations which do not qualify for expedited treatment or which desire to make a capital distribution in excess of the specified amount, must file an application with, and obtain the approval of, the OTS prior to making the capital distribution. Under certain other circumstances, savings associations will be required to file a notice with OTS prior to making the capital distribution. The OTS proposed limitations on capital distributions are similar to the limitations imposed upon national banks. We are unable to predict whether or when the proposed regulation will become effective.

         A federal savings institution is prohibited from making a capital distribution if, after making the distribution, the savings institution would be undercapitalized (i.e., not meet any one of its minimum regulatory capital requirements). Further, a federal savings institution cannot distribute regulatory capital that is needed for its liquidation account.

         Qualified Thrift Lender Test. Federal savings institutions must meet a qualified thrift lender ("QTL") test. If we maintain an appropriate level of qualified thrift investments ("QTIs") (primarily residential mortgages and related investments, including certain mortgage-related securities) and otherwise qualify as a QTL, we will have full borrowing privileges from the FHLB of Pittsburgh. The required percentage of QTIs is 65% of portfolio assets (defined as all assets minus intangible assets, property used by the institution in conducting its business and liquid assets equal to 10% of total assets). Certain assets are subject to a percentage limitation of 20% of portfolio assets. In addition, federal savings institutions may include shares of stock of the FHLBs, FNMA, and FHLMC as QTIs. Compliance with the QTL test is determined on a monthly basis in nine out of every 12 months. We are not yet subject to the QTL requirements.

         Transactions With Affiliates. Generally, restrictions on transactions with affiliates require that transactions between a savings institution or its subsidiaries and its affiliates be on terms as favorable to the savings institution as comparable transactions with non-affiliates. In addition, certain of these transactions are restricted to an aggregate percentage of the savings institution's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings institution. Our affiliates include CFC and any company which would be under common control with us. In addition, a savings institution may not extend credit to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of any affiliate that is not a subsidiary. The OTS has the discretion to treat subsidiaries of savings institution as affiliates on a case-by-case basis.

         Liquidity Requirements. All federal savings institutions are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings institutions. Monetary penalties may be imposed upon institutions for violations of liquidity requirements.

         Federal Home Loan Bank System. We are a member of the FHLB of Pittsburgh, which is one of 12 regional FHLBs. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by savings institutions and proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of directors of the FHLB.

         As a member, we are required to purchase and maintain stock in the FHLB of Pittsburgh in an amount equal to at least 1% of our aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year. We are in compliance with this requirement. The FHLB imposes various limitations on advances such as limiting the amount of certain types of real estate related collateral to 30% of a member's capital and limiting total advances to a member.

         The FHLBs are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid and could continue to do so in the future.

         Federal Reserve System. The Federal Reserve System requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts) and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve System may be used to satisfy the liquidity requirements that are imposed by the OTS.

         Savings institutions have authority to borrow from the Federal Reserve System "discount window," but Federal Reserve System policy generally requires savings institutions to exhaust all other sources before borrowing from the Federal Reserve System.

                                    TAXATION

Federal Taxation

         We are subject to the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), in the same general manner as other corporations. Thrift institutions with $500 million of assets or less are generally allowed to account for their bad debts by using a reserve method of accounting under Code ss.585. Alternatively, thrift institutions may choose to account for their bad debts by using the specific charge off method under Code ss.166. In the past, due to certain State law restrictions which no longer apply to us, we have accounted for our bad debts using the specific charge off method. Currently, we are reviewing the benefits, if any, of changing our method of accounting for our bad debts to the reserve method of accounting.

         We are not currently required by the Code to use the accrual method of accounting for tax purposes. However, we are reviewing the benefits, if any, of changing from the cash basis to the accrual method of accounting for tax purposes to determine the most favorable method for us. Further, for taxable years ending after 1986, the Code disallows 100% of a savings institution's interest expense deemed allocated to certain tax-exempt obligations acquired after August 7, 1986. Interest expense allocable to (i) tax-exempt obligations acquired after August 7, 1986 which are not subject to this rule, and (ii) tax-exempt obligations issued after 1982 but before August 8, 1986, are subject to the rule which applied prior to the Code disallowing the deductibility of 20% of the interest expense.

         The Code imposes a tax ("AMT") on alternative minimum taxable income ("AMTI") at a rate of 20%. AMTI is increased by certain preference items, including the excess of the tax bad debt reserve deduction using the percentage of taxable income method over the deduction that would have been allowable under the experience method. Only 90% of AMTI can be offset by net operating loss carryovers of which we currently have none. AMTI is also adjusted by determining the tax treatment of certain items in a manner that negates the deferral of income resulting from the regular tax treatment of those items. Thus, our AMTI is increased by an amount equal to 75% of the amount by which our adjusted current earnings exceeds our AMTI (determined without regard to this adjustment and prior to reduction for net operating losses). In addition, for taxable years beginning after December 31, 1986 and before January 1, 1996, an environmental tax of 0.12% of the excess of AMTI (with certain modifications) over $2 million is imposed on corporations, including us, whether or not an AMT is paid.

         CFC may exclude from its income 100% of dividends received from us as a member of the same affiliated group of corporations. A 70% dividends received deduction generally applies with respect to dividends received from corporations that are not members of such affiliated group, except that an 80% dividends received deduction applies if CFC owns more than 20% of the stock of a corporation paying a dividend. The above exclusion amounts, with the exception of the affiliated group figure, were reduced in years in which we availed ourself of the percentage of taxable income bad debt deduction method.

         Our federal income tax returns have not been audited by the IRS since our fiscal year ended December 31, 1993. As a result of the audit, there was no material effect to our financial statements.

State Taxation

         We are subject to the Mutual Thrift Institutions Tax of the Commonwealth of Pennsylvania based on our financial net income determined in accordance with generally accepted accounting principles with certain adjustments. Our tax rate under the Mutual Thrift Institutions Tax is 11.5%. Interest on state and federal obligations is excluded from net income. An allocable portion of net interest expense incurred to carry the obligations is disallowed as a deduction. Three year carryforwards of losses are allowed.

         Upon consummation of the conversion, we will also be subject to the Corporate Net Income Tax and the Capital Stock Tax of the Commonwealth of Pennsylvania.

                  MANAGEMENT OF CARNEGIE FINANCIAL CORPORATION

         CFC board of directors consists of the same individuals who serve as directors of Carnegie Savings Bank. The articles of incorporation and bylaws of CFC require that directors be divided into four classes, as nearly equal in number as possible. Each class of directors serves for a four-year period, with approximately one-fourth of the directors elected each year. The officers of CFC will be elected annually by the board and serve at the board's discretion. Such officers are also officers of Carnegie Savings Bank.
See "Management of Carnegie Savings Bank."

                       MANAGEMENT OF CARNEGIE SAVINGS BANK

Directors and Executive Officers

         Our board of directors is composed of five members each of whom serves for a term of three years, with approximately one-third of the directors elected each year. Our proposed stock charter and bylaws require that directors be divided into four classes, as nearly equal in number as possible. Our officers are elected annually by our board and serve at the board's discretion.

         The following table sets forth information with respect to our directors and executive officers, all of whom will continue to serve in the same capacities after the conversion.

                              Age at                                                      Current
                           December 31,                                    Director        Term
Directors                      1997           Position                       Since       Expires(1)
---------               -------------------   --------                   -------------   -------------
Shirley Chiesa                  60            Chairman of the Board,         1972          1999
                                              President and C.E.O.
Morry Miller                    61            Director                       1985          2000
JoAnn V. Narduzzi               60            Director                       1988          2000
Charles Rupprecht               61            Director                       1979          1998
Lois A. Wholey                  42            Director and Secretary         1986          1998
Joseph R. Pigoni                34            Executive Vice President        N/A           N/A
                                              and Chief Financial
                                              Officer


-------------------
(1) The terms for directors of CFC are the same as those of Carnegie Savings Bank except that Lois A. Wholey's term will expire in 2001.

         The business experience for the past five years of each of the directors and executive officers is as follows:

         Shirley Chiesa has been a member of the Board since 1972 and the Chairman since 1980. Ms. Chiesa has been employed by the Carnegie Savings Bank since 1955 and is currently the President and

Chief Executive Officer. She is a director of the Western Pennsylvania League of Financial Institutions. She is Vice-Chairman of the Chartiers Boys and Girls Club, is the past president and current secretary of the Carnegie Lions Club and is on the advisory board of the Carnegie Historical Society.

         Morry Miller has been a member of the Board since 1985. Mr. Miller is the President of Izzy Miller Furniture Company. He is a past board member of the Salvation Army and the Greater Pittsburgh Guild for the Blind.

         JoAnn V. Narduzzi has been a member of the Board since 1988. Dr. Narduzzi is the Hospital Physician Administrator with the Pittsburgh Mercy Health System. She is on the board of the Pittsburgh Care Partnership and is the Proclaimer of Word at the St. Thomas More Church.

         Charles Rupprecht has been a member of the Board since 1979. Mr. Rupprecht is the Transportation Supervisor at the Calgon Carbon Corp.

         Lois A. Wholey has been a member of the Board since 1986 and is the Secretary of Carnegie Savings Bank. Ms. Wholey is an attorney and the owner of Lois Wholey and Associates. She is a member of the board of the Children's Festival Chorus and the Society for Contemporary Crafts.

         Joseph R. Pigoni has been Executive Vice President since December 1997 and Chief Financial Officer since May 1997. Prior to that time he was Assistant Vice President and Controller of ESB Bank and PennFirst Bancorp, Inc. from August 1995 to March 1997 and Controller of Mt. Troy Savings Bank from June 1990 to July 1995. He is Vice President of the Pittsburgh chapter of the Financial Managers Society.

Meetings and Committees of the Board of Directors

         The board of directors conducts its business through meetings of the board and through activities of its committees. During the year ended December 31, 1997, the board of directors held 12 regular meetings. No director attended fewer than 75% of the total meetings of the board of directors and committees on which such director served during the year ended December 31, 1997.

Director Compensation

         During 1997, each director was paid a fee of $300 for each Board meeting attended. Beginning in January 1998, each director will be paid a fee of $400 per Board meeting attended. The total fees paid to the directors for the year ended December 31, 1997 were $19,800. Directors are not paid a fee for attending committee meetings nor will they be paid a fee for attending CFC Board meetings.

         Directors  Consultant  and  Retirement  Plan ("DRP").  The DRP provides
retirement  benefits  to  directors  following   retirement  after  age  60  and
completion of at least 10 years of service. If a director agrees to become a consulting director to our board upon retirement, he or she will receive a monthly payment equal to 80% of the Board fee in effect at the date of retirement for a period of 120 months. Benefits under our DRP will begin upon a director's retirement. In the event there is a change in control, all directors will be presumed to have not less than 10 years of service and each director will receive a lump sum payment equal to the present value of future benefits payable.

Executive Compensation

         Summary Compensation Table. The following table sets forth the cash and non-cash compensation awarded to or earned by our chief executive officer at December 31, 1997. No employee earned in excess of $100,000 for the year ended December 31, 1997.

                                                   Annual Compensation
                                                   -------------------
                                                                 Other Annual     All other
                                                                 Compensation   Compensation
Name and Principal Position       Year       Salary     Bonus         (1)          ($)(2)
---------------------------       ----       ------     -----        -----        -------

Shirley Chiesa, President         1997       $72,500    $15,000     $3,600         $8,750
                                  1996       $72,500    $10,000     $3,000         $8,250
                                  1995       $72,500    $10,000     $2,400         $8,250


--------------------

(1)  Consists of director fees.

(2) Includes contributions of $8,250 representing 10% of compensation to Simplified Employees Pension.


         Employment Agreement. We have entered into an employment agreement with our President, Ms. Shirley Chiesa. Ms. Chiesa's base salary under the employment agreement is $75,000. The employment agreement has a term of three years beginning January 1, 1998. The agreement is terminable by us for "just cause" as defined in the agreement. If we terminate Ms. Chiesa without just cause, Ms. Chiesa will be entitled to a continuation of her salary from the date of termination through the remaining term of the agreement. The employment agreement contains a provision stating that in the event of the termination of employment in connection with any change in control of us, Ms. Chiesa will be paid a lump sum amount equal to 2.99 times her five year average annual taxable cash compensation. If such payments had been made under the agreement as of December 31, 1997, such payments would have equaled approximately $246,435. The aggregate payments that would have been made to Ms. Chiesa would be an expense to us, thereby reducing our net income and our capital by that amount. The agreement may be renewed annually by our board of directors upon a determination of satisfactory performance within the board's sole discretion. If Ms. Chiesa shall become disabled during the term of the agreement, she shall continue to receive payment of 100% of the base salary for a period of 12 months and 65% of such base salary for the remaining term of such agreement. Such payments shall be reduced by any other benefit payments made under other disability programs in effect for our employees.

         Retirement Plan. Our Simplified Employee Pension Plan ("SEP") provides for an annual contribution at the discretion of our directors of up to 15% of the eligible employee's compensation. In 1997, our SEP expenses were $15,000.

         Supplemental Executive Retirement Plan. We have implemented a supplemental executive retirement plan ("SERP") for the benefit of our President, Shirley Chiesa. The SERP provides that Ms. Chiesa may receive additional retirement income in addition to the value of her SERP account, provided she remains employed until not less than age 65 and has completed not less than 25 years of service. Benefits payable under the SERP will equal approximately $3,300 per month for a period of 120 months. Upon a termination of employment following a change in control, Ms. Chiesa will be presumed to have attained not less than the minimum retirement age under the SERP. Payments under the SERP will be accrued for financial reporting purposes during the period of employment of Ms. Chiesa. At December 31, 1997, approximately $35,580 has been accrued and recognized as an expense. The SERP shall be unfunded.

All benefits payable under the SERP will be paid from our current assets. There are no tax consequences to either Ms. Chiesa or us related to the SERP prior to payment of benefits. Upon receipt of payment of benefits, Ms. Chiesa will recognize taxable ordinary income in the amount of such payments received and we will be entitled to recognize a tax-deductible compensation expense at that time.

         Employee Stock Ownership Plan. We have established an employee stock ownership plan, the ESOP, for the exclusive benefit of participating employees of ours, to be implemented upon the completion of the conversion. Participating employees are employees who have completed one year of service with us or our subsidiary and have attained the age of 21. An application for a letter of determination as to the tax-qualified status of the ESOP will be submitted to the IRS. Although no assurances can be given, we expect that the ESOP will receive a favorable letter of determination from the IRS.

         The ESOP is to be funded by contributions made by us in cash or common stock. Benefits may be paid either in shares of the common stock or in cash. In accordance with the Plan, the ESOP may borrow funds with which to acquire up to 8% of the common stock to be issued in the conversion. The ESOP intends to borrow funds from the Company. The loan is expected to be for a term of ten years at an annual interest rate equal to the prime rate as published in The Wall Street Journal. Presently it is anticipated that the ESOP will purchase up to 8% of the common stock to be issued in the offering (i.e., 14,400 shares, based on the midpoint of the EVR). The loan will be secured by the shares purchased and earnings of ESOP assets. Shares purchased with such loan proceeds will be held in a suspense account for allocation among participants as the loan is repaid. We anticipate contributing approximately $14,400 annually (based on a $144,000 purchase) to the ESOP to meet principal obligations under the ESOP loan, as proposed. It is anticipated that all such contributions will be tax-deductible. This loan is expected to be fully repaid in approximately 10 years.

         Shares sold above the maximum of the EVR (i.e., more than 207,000 shares) may be sold to the ESOP before satisfying remaining unfilled orders of Eligible Account Holders to fill the ESOP's subscription or the ESOP may purchase some or all of the shares covered by its subscription after the conversion in the open market.

         Contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of total compensation. All participants must be employed at least 1,000 hours in a plan year, or have terminated employment following death, disability or retirement, in order to receive an allocation. Participant benefits become vested in plan allocations following five years of service. Employment prior to the adoption of the ESOP shall be credited for the purposes of vesting. Vesting will be accelerated upon retirement, death, disability, change in control of the Company, or termination of the ESOP. Forfeitures will be reallocated to participants on the same basis as other contributions in the plan year. Benefits may be payable in the form of a lump sum upon retirement, death, disability or separation from service. Our contributions to the ESOP are discretionary and may cause a reduction in other forms of compensation. Therefore, benefits payable under the ESOP cannot be estimated.

         The board of directors has appointed non-employee the directors to the ESOP Committee to administer the ESOP and to serve as the initial ESOP Trustees. The board of directors or the ESOP Committee may instruct the ESOP Trustees regarding investments of funds contributed to the ESOP. The ESOP Trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Unallocated shares and allocated shares for which no timely direction is received will be voted by the ESOP Trustees as directed by the board of directors or the ESOP Committee, subject to the Trustees' fiduciary duties.

Proposed Future Stock Benefit Plans

         Stock Option Plan. Our board of directors intends to adopt a stock option plan (the Option Plan) following the conversion, subject to approval by CFC's stockholders, at a stockholders meeting to be held no sooner than six months after the conversion. The Option Plan would be in compliance with the OTS regulations in effect. See "-- Restrictions on Stock Benefit Plans." If the Option Plan is implemented within one year after the conversion, in accordance with OTS regulations, a number of shares equal to 10% of the aggregate shares of common stock to be issued in the offering (i.e., 18,000 shares based upon the sale of 180,000 shares at the midpoint of the EVR) would be reserved for issuance by CFC upon exercise of stock options to be granted to our officers, directors and employees from time to time under the Option Plan. The purpose of the Option Plan would be to provide additional performance and retention incentives to certain officers, directors and employees by facilitating their purchase of a stock interest in CFC. Under the OTS regulations, the Option Plan, would provide that options awarded would vest over a five year period (i.e., 20% per year), beginning one year after the date of grant of the option. Options would be granted based upon several factors, including seniority, job duties and responsibilities, job performance, our financial performance and a comparison of awards given by other savings institutions converting from mutual to stock form.

         CFC would receive no monetary consideration for the granting of stock options under the Option Plan. It would receive the option price for each share issued to optionees upon the exercise of such options. Shares issued as a result of the exercise of options will be either authorized but unissued shares, treasury shares, or shares purchased in the open market by CFC. The exercise of options and payment for the shares received would contribute to the equity of CFC.

         If the Option Plan is implemented more than one year after the conversion, the Option Plan will comply with OTS regulations and policies that are applicable at such time.

         Restricted Stock Plan. Our board of directors intends to adopt the RSP following the conversion, the objective of which is to enable us to retain personnel and directors of experience and ability in key positions of responsibility. CFC expects to hold a stockholders' meeting no sooner than six months after the conversion in order for stockholders to vote to approve the RSP. If the RSP is implemented within one year after the conversion, in accordance with applicable OTS regulations, the shares granted under the RSP will be in the form of restricted stock vesting over a five year period (i.e., 20% per year) beginning one year after the date of grant of the award. Compensation expense in the amount of the fair market value of the common stock granted will be recognized pro rata over the years during which the shares are payable. Until they have vested, such shares may not be sold, pledged or otherwise disposed of and are required to be held in escrow. Any shares not so allocated would be voted by the RSP Trustees. The RSP will be implemented in accordance with applicable OTS regulations. See "-- Restrictions on Stock
Benefit Plans." Awards would be granted based upon a number of factors, including seniority, job duties and responsibilities, job performance, our performance and a comparison of awards given by other institutions converting from mutual to stock form. The RSP would be managed by a committee of non-employee directors (the "RSP Trustees"). The RSP Trustees would have the responsibility to invest all funds contributed by us to the trust created for the RSP (the "RSP Trust").

         We expect to contribute sufficient funds to the RSP so that the RSP Trust can purchase, in the aggregate, up to 4% of the amount of common stock that is sold in the conversion. The shares purchased by the RSP would be authorized but unissued shares, treasury shares or would be purchased in the open market. In the event the market price of the common stock is greater than $10.00 per share, our contribution of funds will be increased. Likewise, in the event the market price is lower than $10.00 per share, our contribution will be decreased. In recognition of their prior and expected services to us and CFC, as the case may be, the officers, other employees and directors responsible for implementation of the policies adopted by the board of directors and our profitable operation will, without cost to them, be awarded stock under the RSP. Based upon the sale of 180,000 shares of common stock in the offering at the midpoint of the EVR, the RSP Trust is expected to purchase up to 7,200 shares of common stock. If the RSP is implemented more than one year after the conversion, the RSP will comply with such OTS regulations and policies that are applicable at such time.

         Restrictions on Stock Benefit Plans. OTS regulations provide that in the event stock option or management and/or employee stock benefit plans are implemented within one year from the date of conversion, such plans must comply with the following restrictions: (1) the plans must be fully disclosed in the prospectus, (2) for stock option plans, the total number of shares for which options may be granted may not exceed 10% of the shares issued in the conversion, (3) for restricted stock plans, the shares may not exceed 3% of the shares issued in the conversion (4% for institutions with 10% or greater tangible capital), (4) the aggregate amount of stock purchased by the ESOP in the conversion may not exceed 10% (8% for well-capitalized institutions utilizing a 4% restricted stock plan), (5) no individual employee may receive more than 25% of the available awards under the option plan or the restricted stock plans, (6) directors who are not employees may not receive more than 5% individually or 30% in the aggregate of the awards under any plan, (7) all plans must be approved by a majority of the total votes eligible to be cast at any duly called meeting of CFC's stockholders held no earlier than six months following the conversion, (8) for stock option plans, the exercise price must be at least equal to the market price of the stock at the time of grant, (9) for restricted stock plans, no stock issued in a conversion may be used to fund the plan, (10) neither stock option awards nor restricted stock awards may vest earlier than 20% as of one year after the date of stockholder approval and 20% per year thereafter, and vesting may be accelerated only in the case of disability or death (or if not inconsistent with applicable OTS regulations in effect at such time, in the event of a change in control), (11) the proxy material must clearly state that the OTS in no way endorses or approves of the plans, and (12) prior to implementing the plans, all plans must be submitted to the Regional Director of the OTS within five days after stockholder approval with a certification that the plans approved by the stockholders are the same plans that were filed with and disclosed in the proxy materials relating to the meeting at which stockholder approval was received.

         RESTRICTIONS ON ACQUISITIONS OF CARNEGIE FINANCIAL CORPORATION

         While the board of directors is not aware of any effort that might be made to obtain control of CFC after conversion, the board of directors believes that it is appropriate to include certain provisions as part of CFC's articles of incorporation to protect the interests of CFC and its stockholders from hostile takeovers ("anti-takeover"provisions) which the board of directors might conclude are not in the best interests of us or our stockholders. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over the current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current board of directors or management of CFC more difficult.

         The following discussion is a general summary of the material provisions of the articles of incorporation, bylaws, and certain other regulatory provisions of CFC, which may be deemed to have such an anti-takeover effect. The description of these provisions is necessarily general and reference should be made in each case to the articles of incorporation and bylaws of CFC which are filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find Additional Information" as to how to obtain a copy of these documents.

Provisions of CFC Articles of Incorporation and Bylaws

         Limitations on Voting Rights. The articles of incorporation of CFC provide that for a period of five years from completion of the conversion, in no event shall any record owner of any outstanding equity security which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of any class of equity security outstanding (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit. The number of votes which may be cast by any record owner who beneficially owned shares in excess of the Limit shall be a number equal to the total number of votes which a single record owner of all common stock owned by such person would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares of such class or series which are both beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of common stock beneficially owned by such person owning shares in excess of the Limit. In addition, for a period of five years from the completion of our conversion, no person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of CFC.

         The impact of these provisions on the submission of a proxy on behalf of a beneficial holder of more than 10% of the common stock is (1) to disregard for voting purposes and require divestiture of the amount of stock held in excess of 10% (if within five years of the conversion more than 10% of the common stock is beneficially owned by a person) and (2) limit the vote on common stock held by the beneficial owner to 10% or possibly reduce the amount that may be voted below the 10% level (if more than 10% of the common stock is beneficially owned by a person more than five years after the conversion). Unless the grantor of a revocable proxy is an affiliate or an associate of such a 10% holder or there is an arrangement, agreement or understanding with such a 10% holder, these provisions would not restrict the ability of such a 10% holder of revocable proxies to exercise revocable proxies for which the 10% holder is neither a beneficial nor record owner. A person is a beneficial owner of a security if he has the power to vote or direct the voting of all or part of the voting rights of the security, or has the power to dispose of or direct the disposition of the security. The articles of incorporation of CFC further provide that this provision limiting voting rights may only be amended upon the vote of a majority of the outstanding shares of voting stock.

         Election of Directors. Certain provisions of CFC's articles of incorporation and bylaws will impede changes in majority control of the board of directors. CFC's articles of incorporation provide that the board of directors of CFC will be divided into four staggered classes, with directors in each class elected for four-year terms. Thus, it would take three annual elections to replace a majority of CFC's board. CFC's articles of incorporation provide that the size of the board of directors may be increased or decreased only if two-thirds of the directors then in office concur in such action. The articles of incorporation also provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Finally, the articles of incorporation and the bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

         The articles of incorporation provide that a director may only be removed for cause by the affirmative vote of at least a majority of the shares of CFC entitled to vote generally in an election of directors cast at a meeting of stockholders called for that purpose.

         Restrictions on Call of Special Meetings. The articles of incorporation of CFC provide that a special meeting of stockholders may be called only pursuant to a resolution adopted by a majority of the board of directors.

         Absence of Cumulative Voting. CFC's articles of incorporation provide that stockholders may not cumulate their votes in the election of directors.

         Authorized Shares. The articles of incorporation authorizes the issuance of 4,000,000 shares of common stock and 2,000,000 shares of preferred stock. The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide CFC's board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of stock options. However, these additional authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of CFC. The board of directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position.

         Procedures for Certain Business Combinations. The articles of incorporation require the affirmative vote of at least 80% of the outstanding shares of CFC entitled to vote in the election of directors in order for CFC to engage in or enter into certain "Business Combinations," as defined therein, with any Principal Shareholder (as defined below) or any affiliates of the Principal Shareholder, unless the proposed transaction has been approved in advance by CFC's board of directors, excluding those who were not directors prior to the time the Principal Shareholder became the Principal Shareholder. The term "Principal Shareholder" is defined to include any person and the affiliates and associates of the person (other than CFC or its subsidiary) who beneficially owns, directly or indirectly, 20% or more of the outstanding shares of voting stock of CFC. Any amendment to this provision requires the affirmative vote of at least 80% of the shares of CFC entitled to vote generally in an election of directors.

         Amendment to Articles of Incorporation and Bylaws. Amendments to CFC's articles of incorporation must be approved by CFC's board of directors and also by a majority of the outstanding shares of CFC's voting stock, provided, however, that approval by at least 80% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to restrictions on the acquisition and voting of greater than 10% of the common stock; number, classification, election and removal of directors; amendment of bylaws; call of special stockholder meetings; director liability; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the articles of incorporation).

         The bylaws may be amended by a majority vote of the board of directors or the affirmative vote of the holders of at least 80% of the outstanding shares of CFC entitled to vote in the election of directors cast at a meeting called for that purpose.

         Benefit Plans. In addition to the provisions of CFC's articles of incorporation and bylaws described above, certain benefit plans of ours adopted in connection with the conversion contain provisions which also may discourage hostile takeover attempts which the boards of directors might conclude are not in the best interests for us or our stockholders. For a description of the benefit plans and the provisions of such plans relating to changes in control, see "Management of Carnegie Savings Bank -- Proposed Future Stock Benefit Plans."

         Regulatory Restrictions. A federal regulation prohibits any person prior to the completion of a conversion from transferring, or entering into any agreement or understanding to transfer, the legal or beneficial ownership of the subscription rights issued under a plan of conversion or the stock to be issued upon their exercise. This regulation also prohibits any person prior to the completion of a conversion from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or stock. For three years following conversion, OTS regulations prohibit any person, without the prior approval of the OTS, from acquiring or making an offer to acquire more than 10% of the stock of any converted savings institution if such person is, or after consummation of such acquisition would be, the beneficial owner of more than 10% of such stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of stockholders.

         Federal regulations require that, prior to obtaining control of an insured institution, a person, other than a company, must give 60 days notice to the OTS and have received no OTS objection to such acquisition of control, and a company must apply for and receive OTS approval of the acquisition. Control, involves a 25% voting stock test, control in any manner of the election of a majority of the institution's directors, or a determination by the OTS that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of an institution's voting stock, if the acquiror also is subject to any one of either "control factors," constitutes a rebuttable determination of control under the regulations. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock after the effective date of the regulations must file with the OTS a certification that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable.

                          DESCRIPTION OF CAPITAL STOCK

         CFC is authorized to issue 4,000,000 shares of the common stock, $0.10 par value per share, and 2,000,000 shares of serial preferred stock, no par value per share. CFC currently expects to issue up to 207,000 shares of common stock in the conversion. CFC does not intend to issue any shares of serial preferred stock in the conversion, nor are there any present plans to issue such preferred stock following the conversion. The aggregate par value of the issued shares will constitute the capital account of CFC. The balance of the purchase price will be recorded for accounting purposes as additional paid-in capital. See "Capitalization." The capital stock of CFC will represent nonwithdrawable capital and will not be insured by us, the FDIC, or any other government agency.

Common Stock

         Voting Rights. Each share of the common stock will have the same relative rights and will be identical in all respects with every other share of the common stock. The holders of the common stock will possess exclusive voting rights in CFC, except to the extent that shares of serial preferred stock issued in the future may have voting rights, if any. Each holder of the common stock will be entitled to only one vote for each share held of record on all matters submitted to a vote of holders of the common stock and will not be permitted to cumulate their votes in the election of CFC's directors.

         Liquidation. In the unlikely event of the complete liquidation or dissolution of CFC, the holders of the common stock will be entitled to receive all assets of CFC available for distribution in cash or in kind, after payment or provision for payment of (i) all debts and liabilities of CFC; (ii) any accrued dividend claims; and (iii) liquidation preferences of any serial preferred stock which may be issued in the future.

         Restrictions   on  Acquisition  of  the  Common  Stock.   See  "Certain
Restrictions on Acquisition of CFC" for a discussion of the limitations on acquisition of shares of the common stock.

         Other Characteristics. Holders of the common stock will not have preemptive rights with respect to any additional shares of the common stock which may be issued. Therefore, the board of directors may sell shares of capital stock of CFC without first offering such shares to existing stockholders of CFC. The common stock is not subject to call for redemption, and the outstanding shares of common stock when issued and upon receipt by CFC of the full purchase price therefor will be fully paid and non-assessable.

         Issuance of Additional Shares. Except in the subscription offering, or, if any, the community offering or public or syndicated public offering and possibly pursuant to the RSP or Stock Option Plan, the CFC has no present plans, proposals, arrangements or understandings to issue additional authorized shares of the common stock. In the future, the authorized but unissued and unreserved shares of the common stock will be available for general corporate purposes, including, but not limited to, possible issuance: (i) as stock dividends; (ii) in connection with mergers or acquisitions; (iii) under a cash dividend reinvestment or stock purchase plan; (iv) in a public or private offering; or
(v) under employee benefit plans. See "Risk Factors -- Possible Dilutive Effect of RSP and Stock Options" and "Pro Forma Data." Normally no stockholder approval would be required for the issuance of these shares, except as described herein or as otherwise required to approve a transaction in which additional authorized shares of the common stock are to be issued.

         For additional information, see "Dividends," "Regulation" and "Taxation" with respect to restrictions on the payment of cash dividends; "The Conversion -- Restrictions on Sales and Purchases of Shares by Directors and Officers" relating to certain restrictions on the transferability of shares purchased by directors and officers; and "Restrictions on Acquisitions of Carnegie Financial Corporation" for information regarding restrictions on acquiring common stock of CFC.

Serial Preferred Stock

         None of the 2,000,000 authorized shares of serial preferred stock of CFC will be issued in the conversion. After the conversion is completed, the board of directors of CFC will be authorized to issue serial preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof, subject to regulatory approval but without stockholder approval. If and when issued, the serial preferred stock is likely to rank prior to the common stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The board of directors, without stockholder approval, can issue serial preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock. The board of directors has no present intention to issue any of the serial preferred stock.

                              LEGAL AND TAX MATTERS

         The legality of the common stock has been passed upon for us by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C. Certain legal matters for Capital Resources, Inc. may be passed upon by Steele, Silcox & Browning, P.C., Washington, D.C. The federal and state income tax consequences of the conversion have been passed upon for us by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C.

                                     EXPERTS

           The financial statements of Carnegie Savings Bank as of and for the years ended December 31, 1997 and 1996 appearing in this document have been audited by Goff Ellenbogen Backa & Alfera, LLC, independent certified public accountants, as set forth in their report which appears elsewhere in this document, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         FinPro, Inc. has consented to the publication herein of a summary of its letters to Carnegie Savings Bank setting forth its opinion as to the estimated pro forma market value of us in the converted form and its opinion setting forth the value of subscription rights and to the use of its name and statements with respect to it appearing in this document.

                            REGISTRATION REQUIREMENTS

         The common stock of CFC will be registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") prior to completion of the conversion. CFC will be subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of the SEC under the Exchange Act. CFC may not deregister the common stock under the Exchange Act for a period of at least three years following the conversion.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         CFC and Carnegie Savings Bank are not currently subject to the informational requirements of the Exchange Act.

         CFC has filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the common stock offered in this document. As permitted by the rules and regulations of the SEC, this document does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The SEC also maintains an internet address ("Web site") that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the SEC. The address for this Web site is "http://www.sec.gov." The statements contained in this document as to the contents of any contract or other document filed as an exhibit to the Form SB-2 are, of necessity, brief descriptions and are not necessarily complete; each such statement is qualified by reference to such contract or document.

         Carnegie Savings Bank has filed an Application for conversion with the OTS with respect to the conversion. Pursuant to the rules and regulations of the OTS, this document omits certain information contained in that Application. The Application may be examined at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Northeast Regional Office of the OTS, 10 Exchange Place, Jersey City, New Jersey 07302, without charge.

         A copy of the Articles of Incorporation and the Bylaws of CFC are available without charge from Carnegie Savings Bank.


                                               Carnegie Savings Bank

                                           Index to Financial Statements


                                                                                                               Page
                                                                                                               ----

Independent Auditors' Report....................................................................................F-2

Statements of Condition.........................................................................................F-3

Statements of Operations....................................................................................... 25

Statements of Changes in Retained Earnings......................................................................F-4

Statements of Cash Flows........................................................................................F-5

Notes to Financial Statements...................................................................................F-6


All schedules are omitted because the required information is either not applicable or is included in the financial statements or related notes.

Separate financial statements for CFC have not been included since it will not engage in material transactions until after the conversion. CFC, which has been inactive to date, has no significant assets, liabilities, revenues, expenses or contingent liabilities.

Goff
     Ellenbogen
          Backa & Alfera, LLC
---------------------------
Certified Public Accountants

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Trustees
Carnegie Savings Bank
Carnegie, Pennsylvania

We have audited the accompanying statements of condition of Carnegie Savings Bank as of December 31, 1997 and 1996, and the related statements of operations, changes in retained earnings, and cash flows for the years then ended. These financial statements are the representation of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Carnegie Savings Bank as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/Goff Ellenbogen Backa & Alfera, LLC.
---------------------------------------
GOFF ELLENBOGEN BACKA & ALFERA, LLC.

Pittsburgh, Pennsylvania
February 17, 1998

                                                             [LOGO]
                                                       -------------------------
                                                       South Hills Office:
                                                       3325 Saw Mill Run Blvd.
                                                       Pittsburgh, PA 15227-2736

                                                       412/885-5045
                                                       412/885-4870 Fax

                                                       Edgewood Office:
                                                       640 Allenby Avenue
                                                       Pittsburgh, PA 15218-1363

                                                       412/731-1500
                                                       412/731-9620 Fax

----------------------------
Member: American and Pennslyvania Institutes of Certified Public Accountants, AICPA Private Companies and SEC Practice Sections.
An affiliate of INPACT International.

                              Carnegie Savings Bank
                             Statements of Condition
                                  December 31,

                                                           Note             1997               1996
                                                          -----------------------------------------------
                         ASSETS
                         ------

Cash and cash equivalents                                   1      $       850,891      $       556,658
Certificates of deposits with other banks                  1;6             100,000              100,000
Investment securities available for sale, net              1;2           1,615,685              687,312
Investment securities held to maturity, net (market
  value of $922,716 and $1,453,244)                        1;2             913,903            1,462,353
Mortgage-backed securities available for sale, net         1;2             906,869                    -
Mortgage-backed securities held to maturity, net
  (market value of $1,744,014 and $2,030,225)              1;2           1,721,250            2,013,551
Loans receivable (net of allowance for loan
  losses of $114,832 and $39,144)                          1;3           9,585,360            9,811,840
Accrued interest receivable                                 1              107,361              101,244
Property and equipment, net                                1;4             184,878              188,910
Real estate owned                                           1              480,326              166,570
Deferred tax asset                                         1;7              92,700                    -
Other assets                                                1              164,245               11,831
                                                                  -----------------    ------------------
       Total assets                                                 $   16,723,468       $   15,100,269
                                                                  =================    ==================

           LIABILITIES AND RETAINED EARNINGS
           ---------------------------------

Deposits                                                   1;5      $   15,177,917       $   13,377,825
Line of credit                                              6                    -              300,000
Advance payments by borrowers for taxes
  and insurance                                                            143,129              158,770
Deferred income taxes                                      1;7              33,698               13,400
Accrued income taxes payable                               1;7               6,316               20,600
Other liabilities                                           8              192,363               34,000
                                                                  -----------------    ------------------
       Total liabilities                                                15,553,423           13,904,595

Commitments and contingencies                              12                    -                    -

Unrealized gains (losses) on securities
  available-for-sale, net of tax of
  ($7,036) and $2,087                                      1;2              13,658             ( 14,514)
Retained earnings (Substantially restricted)                             1,156,387            1,210,188
                                                                  -----------------    ------------------
       Total retained earnings                                           1,170,045            1,195,674
                                                                  -----------------    ------------------

       Total liabilities and retained earnings                      $   16,723,468       $   15,100,269
                                                                  =================    ==================


See Independent Auditor's Report and Notes to Financial Statements.

                              CARNEGIE SAVINGS BANK
                            STATEMENTS OF OPERATIONS

                                  December 31

                                                     Note            1997           1996
                                                    -----------------------------------------------
INTEREST INCOME:
  Interest on loans................................   1       $     859,072   $    843,488
  Interest-bearing deposits with other banks.......                  27,478         27,626
  Interest on investment:
    Taxable........................................  1;2            105,860         66,467
    Nontaxable.....................................                  31,393         33,527
  Mortgage-backed securities.......................                 198,454        102,655
                                                                  ---------      ---------
         Total interest income.....................               1,222,257      1,073,763
INTEREST EXPENSE
    Interest on certificates of deposit............                 570,883        440,380
    Interest on other savings accounts.............                  99,797        105,828
    Interest on borrowings.........................                     567          5,505
                                                                 ----------     ----------
        Total interest expense.....................                 671,247        551,713
                                                                  ---------      ---------
Net interest income................................                 551,010        522,050
    Provision for loan losses......................  1;3             73,000          2,203
                                                                 ----------     ----------
Net interest income after provision for loan
losses.............................................                 478,010        519,847
NONINTEREST INCOME (LOSS):
    Service charges and fee income.................   1              54,204         41,199
    Gain on sale of REO............................                  13,693              -
    Gain on sale of securities.....................  1;2              1,677          7,733
    Dividend income................................   2                  63          9,379
    Net income (loss) - real estate owned..........   1             (7,515)         13,597
    Other income...................................                     369          2,067
                                                                 ----------     ----------
        Total noninterest income...................                  62,491         73,975
  NONINTEREST EXPENSES:
    Wages, payroll taxes and benefits..............                 442,353        249,065
    General and administrative.....................                 122,783        140,535
    Data processing charges........................                  62,534         48,533
    Depreciation and amortization..................  1;4            21,057         20,870
                                                                 ----------     ----------
        Total noninterest expenses.................                 648,727        459,003
                                                                 ----------     ----------
Net income (loss) before income taxes..............               (108,226)        134,819
    Income tax expense (benefit)...................  1;7           (54,425)         35,400
                                                                  --------       ---------
Net income (loss)..................................           $    (53,801)   $     99,419
                                                                  ========       =========



See accompanying notes beginning on page F-6.

                              Carnegie Savings Bank
                    Statement of Changes in Retained Earnings
                                  December 31,



                                                                           Unrealized
                                                                           Gain (Loss)
                                                                          on Securities
                                                                           Available
                                                           Retained        for Sale,
                                                           Earnings      Net of Taxes            Total
                                                           --------      ------------            -----

Balance, December 31, 1995                                 $1,110,769   $ (    1,805)         $1,108,964

      Net income                                               99,419              -              99,419
      Change in net unrealized gains/(losses)
         AFS investment securities                                  -      (  12,709)          (  12,709)
                                                           ----------   ------------          ----------

Balance, December 31, 1996                                  1,210,188      (  14,514)          1,195,674

      Net loss                                                (53,801)             -           (  53,801)
      Change in net unrealized gains/(losses)
         on AFS investment securities                               -         28,172              28,172
                                                           ----------   ------------          ----------

Balance, December 31, 1997                                 $1,156,387   $     13,658          $1,170,045
                                                           ==========   ============          ==========


See Independent Auditor's Report and Notes to Financial Statements.

                              Carnegie Savings Bank
                            Statements of Cash Flows
                                  December 31,

                                                                            1997                 1996
                                                                 ------------------ -- ------------------


Cash flows from operations:
     Net income (loss)                                           $       ( 53,801)     $         99,419
     Adjustments to reconcile net income (loss) to
      net cash provided (used) by operations:
       Depreciation and amortization                                       21,057                20,870
       Provision for loan losses                                           73,000                 2,203
       Deferred income taxes                                             ( 72,402)             (    900)
       Net amortization of premiums/discounts                            ( 10,811)                1,470
       Gain on sale of real estate owned                                 ( 13,693)                    -
       (Gain) loss on sale of securities                                 (  1,677)             (  7,733)
     Increase (decrease) in cash due to changes in assets
       and liabilities:
        Accrued interest receivable                                      (  6,117)             ( 13,402)
        Other assets                                                     (152,414)               52,413
        Income tax liabilities                                           ( 14,284)               20,600
        Other liabilities                                                 158,363              (    219)
                                                                 ------------------    ------------------
Net cash provided (used) by operations                                   ( 72,779)              174,721
                                                                 ------------------    ------------------
     Cash flows from investing activities:

     Investment securities available for sale:
       Proceeds from sales and maturities                                 646,313               500,363
       Purchases                                                       (1,574,686)             (691,436)
     Investment securities held to maturity:
       Proceeds from maturities and repayments                            548,450                20,000
       Purchases                                                                -              (298,639)
     Mortgage-backed securities available for sale:
       Purchases                                                       (1,053,921)                    -
       Maturities and repayments                                          167,304                     -
     Mortgage-backed securities held to maturity:
       Purchases                                                                -            (1,247,113)
       Maturities and repayments                                          291,936               213,570
     Net (increase) decrease in loans receivable                          344,516             ( 810,198)
     Proceeds from sale of real estate owned                               10,000                     -
     Investment in real estate owned                                    ( 480,326)                    -
     Purchase of equipment                                              (  17,025)            (   6,781)
                                                                 ------------------    ------------------
Net cash used by investing activities                                  (1,117,439)           (2,320,234)
                                                                 ------------------    ------------------
Cash flows from financing activities:
     Advances from borrowers for taxes and insurance                    (  15,641)            ( 10,939)
     Net increase in deposits                                           1,800,092               970,638
     Net increase (decrease) in line of credit                          ( 300,000)              300,000
                                                                 ------------------    ------------------
Net cash provided by financing activities                               1,484,451             1,259,699
                                                                 ------------------    ------------------
Net increase (decrease) in cash                                           294,233             ( 885,814)
Cash, beginning of year                                                   656,658             1,542,472
                                                                 ------------------    ------------------
Cash and cash equivalents, end of year                            $       950,891      $        656,658
                                                                 ==================    ==================
( See Note 11 for Supplemental Disclosures)


See Independent Auditor's Report and Notes to Financial Statements.

                              Carnegie Savings Bank
                          Notes to Financial Statements
                           December 31, 1997 and 1996



Note 1 - Summary of Significant Accounting Policies:
----------------------------------------------------

Nature of operations

Carnegie Savings Bank (the "Bank") provides a variety of financial services to individual and business customers through its one location in Carnegie, Pennsylvania, which is a southwestern suburb of the city of Pittsburgh. The Bank's primary deposit products are interest-bearing checking accounts, passbook savings accounts, and certificates of deposit. It's primary lending products are single-family residential first mortgages and consumer type loans.

Effective April 3, 1995, the Bank was successful in converting from a privately insured Pennsylvania-chartered savings association to a FDIC insured non-member state mutual savings bank.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the Bank to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in foreclosure or in satisfaction of loans. In connection with the determination of the allowance for loan losses and foreclosed real estate, the Bank obtains independent appraisals for significant properties.

A majority of the Bank's loan portfolio consists of single-family residential mortgage loans in the southwestern Pennsylvania area. The regional economy depends primarily on manufacturing and service related industries. The ultimate collectibility of the Bank's loan portfolio and the recovery of the carrying amount of foreclosed real estate are susceptible to changes in the local market conditions.

While the Bank uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowance for loan losses may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

Cash equivalents

For the purpose of reporting cash flows, the Bank considers all cash and amounts due from depository institutions, FHLB interest bearing deposits, and certificates of deposits maturing in less than 90 days to be cash equivalents for purposes of the statements of cash flows. As of December 31, 1997 and 1996, the Bank had interest bearing deposits that totaled $842,138 and $540,882, respectively.

Investment securities, net including Mortgage Backed Securities

Investment securities consist primarily of various debt securities and mortgage-backed securities which represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts.

In May 1993, the Financial Accounting Standards Board ("FASB") issued Financial Accounting Standard ("FAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." As required by FAS 115, the Bank adopted the standard for the year beginning January 1, 1994, without an effect on the reported operations for 1994. Pursuant to the requirements of FAS 115, the Bank classifies all of its investments in debt and equity securities into three categories. Securities which the Bank has a positive intent and ability to hold to maturity are classified as held to maturity ("HTM"). Securities that are purchased and held principally for the purpose of selling them in the near future are classified as trading securities. All other securities that are not within the above classifications are classified as available for sale securities ("AFS"). Unrealized gains and losses for trading securities are included in current earnings. Unrealized gains and losses for AFS are excluded from current earnings and reported as a separate component of retained earnings, net of tax, until realized. Investments classified as HTM are carried at cost and adjusted for amortization of premiums and the accretion of discounts over the term of the investment utilizing methods that approximate the interest method. Gains and losses on the sales of securities are recognized upon realization. Costs of securities is recognized using the specific identification method.

Loans receivable, net

Loans are stated at unpaid principal balances, less allowance for loan losses. The amount of origination and loan fees is not material to the financial statements and, accordingly, the Bank recognizes these fees as revenue when they are received.

Loans are placed on nonaccrual status when a loan is specifically determined to be impaired or when principal or interest payments are delinquent for 90 days or more. Any unpaid interest previously accrued on nonaccrual loans is reversed from current interest income. Prospectively, interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the outstanding loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received. As of December 31, 1997 and 1996, the Bank did not have any impaired loans.

The allowance for loan losses is maintained at a level which, in the Bank's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based upon the Bank's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to current operations, and reduced by charge-offs, net of recoveries.

Accrued interest receivable

At December 31, 1997 and 1996, respectively, accrued interest receivable consisted of interest on mortgage loans of $52,603 and $60,869, other loans of $9,215 and $7,528, investment securities (held to maturity and available for sale) of $22,741 and $22,562, and mortgage-backed securities (held to maturity and available for sale) of $22,802 and $10,285.

Property and equipment, net

Property and equipment are recorded at cost. Depreciation expense is generally provided on the straight-line basis for book purposes over the estimated useful lives of the related assets which range from 5 to 31 years.

Real estate owned

Real estate property acquired through loan foreclosure, or deed in lieu thereof, is recorded at the lower of the Bank's cost or the asset's fair value less costs to sell (estimated net realizable value), which becomes the property's new basis. Any write-downs based on the assets fair value at date of acquisition are charged to the allowance for loan losses. After foreclosure, these assets are carried at the lower of their new cost basis or fair value less cost to sell. Costs incurred in maintaining real estate and subsequent write-downs to reflect declines in the fair value of the property are included in net income (loss) on real-estate owned on the statement of operations.

During the year ended December 31, 1997, the Bank sold a piece of property previously reported as real estate owned resulting in a gain of approximately $13,693. Additionally, during 1997 the Bank purchased a piece of property which increased real estate owned by approximately $480,326.

Income taxes

The FASB issued FAS No. 109, "Accounting for Income Taxes," in February 1993. The Bank adopted the provisions of FAS 109 in 1993 without effect on the reported results of operations. Under FAS 109, an asset and liability approach is required for financial accounting and reporting for income taxes.

Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences caused by the recognition of certain income and expense items on the accrual basis for financial reporting purposes and cash basis for income tax purposes. The deferred taxes also are related to differences between the tax and financial reporting basis for AFS securities, loans receivable, net, accrued liabilities related to supplemental retirement programs (see Note 8), and property and equipment, net.

Other assets

Other assets at December 31, consisted primarily of the following items:

                                                          1997                        1996
                                                 ------------------------    ------------------------
Prepaid expenses and deferred costs               $              15,022      $               11,831
Income taxes receivable                                           8,559                           -
In-transit escrow from purchase of REO                          140,664                           -
                                                  -----------------------    ------------------------
Balance, end of year                              $             164,245      $               11,831
                                                  =======================    ========================

Reclassification of Comparative Amounts

Certain comparative account balances for prior periods have been reclassified to conform to the current period classifications. Such classifications did not effect net income.

Note 2 - Investment securities, net including Mortgage Backed Securities:
-------------------------------------------------------------------------

Investment securities held-to-maturity as of December 31, are as follows:

                                                                            1997
                                                 -----------------------------------------------------------
                                                                                               Gross
                                                     Amortized                               Unrealized
                                                        Cost             Fair Value         Gain (loss)
                                                 ------------------- ------------------- -------------------
State and local government                       $         613,903   $         623,714   $           9,811
Government sponsored agencies                              300,000             299,002              (  998)
                                                 ------------------- ------------------- -------------------
                                                 $         913,903   $         922,716   $           8,813
                                                 =================== =================== ===================




                                                                           1996
                                                 -----------------------------------------------------------
                                                                                               Gross
                                                     Amortized                               Unrealized
                                                        Cost             Fair Value         Gain (loss)
                                                 ------------------- ------------------- -------------------
State and local government                       $         713,840   $         712,327   $         ( 1,513)
Government sponsored agencies                              549,708             543,842             ( 5,866)
Privately issued debt securities                           198,805             197,075             ( 1,730)
                                                 ------------------- ------------------- -------------------
                                                 $       1,462,353   $       1,453,244   $         ( 9,109)
                                                 =================== =================== ===================

Securities available-for-sale consist of the following as of December 31,:

                                                                         1997
                                                 -----------------------------------------------------------
                                                                                               Gross
                                                     Amortized                               Unrealized
                                                        Cost             Fair Value         Gain (loss)
                                                 ------------------- ------------------- -------------------
U.S. Securities                                  $         204,645   $         204,328   $          (  317)
Government sponsored agencies                              808,704             809,366                 662
Privately issued debt securities                           601,991             601,991                   -
                                                 ------------------- ------------------- -------------------
                                                 $       1,615,340   $       1,615,685   $             345
                                                 =================== =================== ===================


                                                                            1996
                                                 -----------------------------------------------------------
                                                                                               Gross
                                                     Amortized                               Unrealized
                                                        Cost             Fair Value         Gain (loss)
                                                 ------------------- ------------------- -------------------
U.S. Securities                                  $         405,179   $         389,125   $      (   16,054)
Government sponsored agencies                              199,734             199,187          (      547)
Privately issued debt securities                            99,000              99,000                   -
                                                 ------------------- ------------------- -------------------
                                                 $         703,913   $         687,312   $      (   16,601)
                                                 =================== =================== ===================


The   following   is  a  summary  of   maturities   of   investment   securities
held-to-maturity and available-for-sale as of December 31, 1997:

                                                       HTM                                AFS
                                         --------------------------------    -------------------------------
                                           Amortized          Fair             Amortized          Fair
                                              Cost            Value               Cost           Value
                                         --------------- ----------------    --------------- ---------------
One year or less                          $     45,090    $     45,281       $     502,991   $      502,991
After one year through five years              170,011         169,798                   -                -
After five years through ten years             698,802         707,637             699,342          699,899
After ten years                                      -               -             413,007          412,795
                                         --------------- ----------------    --------------- ---------------
                                          $    913,903    $    922,716       $   1,615,340   $    1,615,685
                                         =============== ================    =============== ===============

Mortgage-backed securities consisted of the following at December 31, :

                                                                            1997
                                                 -----------------------------------------------------------
                                                                                               Gross
                                                     Amortized                               Unrealized
                                                        Cost             Fair Value         Gain (loss)
                                                 ------------------- ------------------- -------------------
Held-to-maturity:
-----------------
    GNMA                                         $        1,630,734  $       1,656,280   $           25,546
    FNMA                                                     42,286             41,508             (    778)
    FHLMC                                                    48,230             46,226             (  2,004)
                                                 ------------------- ------------------- -------------------
                                                 $        1,721,250  $       1,744,014   $           22,764
                                                 =================== =================== ===================

Available-for-sale:
-------------------
    GNMA                                         $          210,083  $         211,437   $            1,354
    FNMA                                                    337,352            344,610                7,258
    FHLMC                                                   208,816            216,347                7,531
    Privately issued                                        130,269            134,475                4,206
                                                 ------------------- ------------------- -------------------
                                                 $          886,520  $         906,869   $           20,349
                                                 =================== =================== ===================



                                                                            1996
                                                 -----------------------------------------------------------
                                                                                               Gross
                                                     Amortized                               Unrealized
                                                        Cost             Fair Value         Gain (loss)
                                                 ------------------- ------------------- -------------------
Held-to-maturity
----------------
    GNMA                                          $       1,846,629  $       1,862,717   $           16,088
    FNMA                                                     78,420             78,959                  539
    FHLMC                                                    88,502             88,549                   47
                                                 ------------------- ------------------- -------------------
                                                  $       2,013,551  $       2,030,225   $           16,674
                                                 =================== =================== ===================

The amortized cost and fair value of mortgage-backed securities as of December 31, 1997 and 1996, by contractual maturity, are 10 years or more, except for one at December 31, 1997 which matures on August 20, 2005. The amortized cost and fair value of this security at December 31, 1997 is $191,762 and $192,734, respectively. However, expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

Pursuant to FAS 115, the unrealized gains/(losses) on AFS securities are required to be presented as a separate component of retained earnings, net of tax. As of December 31, 1997 and 1996, the net unrealized gains/(losses) on AFS securities is determined as follows:

                                                            1997                             1996
                                                    -----------------------          -----------------------
Unrealized gains/(losses)                           $              20,694          $              (  16,601)
Deferred income taxes                                           (   7,036)                            2,087
                                                    -----------------------          -----------------------
                                                    $              13,658          $              (  14,514)
                                                    =======================          =======================

Note 3 - Loans Receivable, Net:
-------------------------------

Loans receivable consisted of the following at December 31, :

                                                             1997                             1996
                                                    -----------------------          -----------------------
Construction                                        $             252,322            $              70,000
Residential                                                     8,235,374                        8,359,364
Commercial                                                        343,195                          418,929
Share loans                                                       119,764                          156,434
Automobile                                                        382,974                          380,508
Unsecured                                                         367,563                          465,749
                                                    -----------------------          -----------------------
         Total loans                                            9,700,192                        9,850,984

Less: Allowance for loan losses                                (  114,832)                      (   39,144)
                                                    -----------------------          -----------------------
                                                    $           9,585,360            $           9,811,840
                                                    =======================          =======================

Residential loans consist primarily of 1-4 family dwelling units; the above balance also includes multi-family loans with approximate aggregate balances at December 31, 1997 and 1996 of $254,000 and $94,000, respectively.

An analysis of the allowance for loan losses is as follows as of December 31, :

                                                             1997                             1996
                                                    -----------------------          -----------------------
Balance, beginning of year                          $              39,144           $               38,133
Provisions for loan losses                                         73,000                            2,203
Loans charged off                                                       -                           (3,276)
Recoveries                                                          2,688                           (2,084)
                                                    -----------------------          -----------------------
Balance, end of year                                $             114,832           $               39,144
                                                    =======================          =======================


In the ordinary course of business, the Bank has and expects to continue to have transactions, including borrowings, with its executive officers and directors. In the opinion of the Bank's management, such transactions were and will continue to be on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present any other unfavorable features to the Bank. The approximate aggregate dollar amount of these loans at December 31, 1997 and 1996 was $303,190 and $639,730, respectively.

  An analysis of the activity in the loans to executive officers and directors during 1997 is as follows:

                                                                     1997
                                                                 -----------
Aggregate balance, 1/1/97                                        $   639,730
Loan originations                                                          0
Increases in line of credits                                          28,865
Loan payoffs                                                      (  316,970)
Principal repayments                                              (   48,435)
                                                                 -----------
Aggregate balance, end of year                                   $   303,190
                                                                 ===========

Note 4 - Property and Equipment, Net:
-------------------------------------

Property and equipment consisted of the following at December 31,:

                                                              1997                            1996
                                                    -------------------------        -----------------------
Land and building                                   $               262,284          $             262,284
Furniture and equipment                                              88,477                         71,453
                                                    -------------------------        -----------------------
                                                                    350,761                        333,737
Less: accumulated depreciation                                   (  165,883)                     ( 144,827)
                                                    -------------------------        -----------------------
Balance, end of year                                $               184,878          $             188,910
                                                    =========================        =======================

Note 5 - Deposits:
------------------

Deposits with the Bank consisted of the following at December 31, :

                                                              1997                            1996
                                                    --------------------------       -----------------------
Certificates of deposits                            $            10,224,984          $           9,067,447
Money market demand accounts                                      3,374,959                      3,168,155
NOW accounts                                                      1,031,088                        927,073
Non-interest bearing accounts                                       546,886                        215,150
                                                    --------------------------       -----------------------
                                                    $            15,177,917          $          13,377,825
                                                    ==========================       =======================

The aggregate amount of deposit accounts exceeding $100,000 was approximately $1,441,000 and $937,000 at December 31, 1997 and 1996, respectively. Deposits in excess of $100,000 are not federally insured.

Note 6 - Line of Credit:
------------------------

At December 31, 1997 and 1996, the Bank had an available line of credit in the amount of $500,000. The outstanding balance on the line of credit at December 31, 1997 and 1996 was $0 and $300,000, respectively. The line of credit is payable upon demand and bears interest at a rate of prime plus 1.25%. In addition, pursuant to the terms of the line of credit agreement, in order for the Bank to borrow any funds it is required to maintain a certificate of deposit at the lending institution; as of December 31, 1997 and 1996, this certificate of deposit was $100,000.

Note 7 - Income Taxes:
----------------------

The income tax provision at December 31, consisted of the following:

                                                               1997                           1996
                                                    ---------------------------      -----------------------
Current provision:
     Federal                                        $                   27,100       $              21,700
     State                                                                   -                      12,800
                                                    ---------------------------      -----------------------
        Total current expense                                           27,100                      34,500

Deferred tax expense (benefit):
     Federal                                                         (  68,625)                        900
     Deferred state credit, net                                      (  12,900)                          -
                                                    ---------------------------      -----------------------
        Total income tax expense (benefit)          $                (  54,425)      $              35,400
                                                    ===========================      =======================


The provision for income taxes differs from that computed by applying statutory rates to income before income tax expense, as indicated in the following analysis for the years ended December 31,:

                                                          1997                                1996
                                             --------------------------------     ------------------------------

Expected federal tax at statutory rates      $         ( 36,797)   (34.0%)         $         33,802    34.0%
State tax provision, net                               (  8,514)   ( 7.9%)                    2,773     2.8%
Effect of tax exempt income                            ( 10,674)   ( 9.9%)                  (11,341)  (11.4%)
Effect of dividend exclusion                                  -      -                       (3,189)  ( 3.2%)
Other and surtax benefit                                  1,560      1.5%                    13,355    13.4%
                                             -------------------- -----------     ------------------ -----------
     Federal tax provision                   $         ( 54,425)   (50.3)%         $         35,400    35.6%
                                             ==================== ===========     ================== ===========

Note 8 - Retirement Plan:
-------------------------

Simplified Employee Pension Plan (SEP)

The Bank has adopted a SEP plan which provides for an annual contribution at the discretion of the Board of Directors up to 15% of the eligible employee's compensation. Pension expense charged to operations for the years ended December 31, 1997 and 1996, was $14,799 and $19,256, respectively.

Supplemental Executive Retirement Plan

On December 15, 1997, the Board of Directors adopted a non-qualified Supplemental Executive Retirement Plan (the "Plan") with an officer of the Bank to provide post-retirement benefits for a period of ten (10) years, assuming not less than twenty-five (25) years of service following retirement after age 65. Pursuant to the Plan, benefits also become payable upon disability, death, or change of control of the Bank (as defined in the Plan document). As of December 31, 1997, approximately $35,580 has been accrued and recognized as an expense.

Directors Consultation and Retirement Plan

On December 15, 1997, the Board of Directors adopted a non-qualified Directors Consultation and Retirement Plan ( the "Directors Plan") to provide post-retirement benefits over a period of ten-years (10) to members of the Board of Directors who have completed not less than ten-years (10) of service or after attainment of not less than age 60. Pursuant to the Directors Plan, benefits also become payable upon disability, death, or change of control of the Bank (as defined in the Plan document). As of December 31, 1997, approximately $122,920 has been accrued and recognized as an expense.

Note 9 - Regulatory Capital Requirements:
-----------------------------------------

The Bank is subject to various regulatory capital requirements administered by its primary federal regulator, The Federal Insurance Deposit Corporation (FDIC). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the

Bank and the financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital to risk-weighted assets ( as defined in the regulations), and Tier I capital to adjusted total assets ( as defined). Management believes, as of December 31, 1997 and 1996, the Bank meets all the capital adequacy requirements to which it is subject.

The following tables set forth certain information concerning the Bank's regulatory capital as of December 31, 1997 and 1996 (dollars in thousands):

                                                                         1997
                                            ----------------------------------------------------------------
                                            Tier I Core Capital   Tier I - Risk-Based        Tier II -
                                                                        Capital         Risk-Based Capital
                                            --------------------- --------------------- --------------------
Equity Capital  (1)                         $            1,170    $             1,170   $            1,170
Unrealized    (gains)    losses   on   AFS
   securities                                           (   14)                (   14)              (   14)
Plus general valuation allowance (2)                         -                      -                  102
                                            --------------------- --------------------- --------------------
       Total regulatory capital                          1,156                  1,156                1,258
Minimum required capital                                   658                    326                  651
                                            --------------------- --------------------- --------------------
       Excess regulatory capital            $              498    $               830   $              607
                                            ===================== ===================== ====================

Minimum required capital to be well
   capitalized under Prompt Corrective
   Action Provisions                        $              822    $               489   $              814
                                            ===================== ===================== ====================

Regulatory capital as a % (3)                             7.03%                14.20%               15.45%
Minimum required capital %                                4.00%                 4.00%                8.00%
                                            --------------------- --------------------- --------------------
       Excess regulatory capital %                        3.03%                10.20%                7.45%
                                            ===================== ===================== ====================

Minimum  required  capital  % to  be  well
   capitalized     under    the     Prompt
   Corrective Action Provisions                           5.00%                 6.00%               10.00%
                                            ===================== ===================== ====================

                                                                         1996
                                            ----------------------------------------------------------------
                                            Tier I Core Capital   Tier I - Risk-Based        Tier II -
                                                                        Capital         Risk-Based Capital
                                            --------------------- --------------------- --------------------
Equity Capital  (1)                         $            1,196    $             1,196   $            1,196
Unrealized    (gains)    losses   on   AFS
   securities                                               14                     14                   14
Plus general valuation allowance (2)                         -                      -                   37
                                            --------------------- --------------------- --------------------
       Total regulatory capital                          1,210                  1,210                1,247
Minimum required capital                                   589                    309                  619
                                            --------------------- --------------------- --------------------
       Excess regulatory capital            $              621    $               901   $              628
                                            ===================== ===================== ====================

Minimum required capital to be well
   capitalized under Prompt Corrective
   Action Provisions                        $              736    $              464    $              774
                                            ===================== ===================== ====================

Regulatory capital as a % (3)                             8.22%                15.64%               16.12%
Minimum required capital %                                4.00%                 4.00%                8.00%
                                            --------------------- --------------------- --------------------
       Excess regulatory capital %                        4.22%                11.64%                8.12%
                                            ===================== ===================== ====================

Minimum  required  capital  % to  be  well
   capitalized     under    the     Prompt
   Corrective Action Provisions                           5.00%                 6.00%               10.00%
                                            ===================== ===================== ====================

(See footnotes to table of regulatory capital requirements below.)

Footnotes to regulatory capital tables:

Note #:                     Footnote Description:
--------------------------------------------------------------------------------

1 Represents equity capital of the Bank as reported to the FDIC and the Department of Banking on Form 033 for the quarters ended December 31, 1997 and 1996

2        Limited to 1.25% of risk adjusted assets.

3 Tier I capital is calculated as a percentage of adjusted total average assets of $16,445 and $14,716 as of December 31, 1997 and 1996, respectively. Tier I and Tier II risk-based capital are calculated as a percentage of adjusted risk weighted assets of $8,143 and $7,736 as of December 31, 1997 and 1996, respectively.

Note 10 - Reconciliation  of Net Income and Retained  Earnings from Financial
--------------------------------------------------------------------------------
Statements to Annual Regulatory Reports:
----------------------------------------

The following is a reconciliation of net income and retained earnings as reported in the audited financial statements to the net income and retained earnings as reported by the Bank in its annual call reports as of December 31, :

                                                                             1997
                                                   ---------------------------------------------------------
                                                          Net Loss                     Retained Earnings
                                                   -----------------------          ------------------------
Per audited financial statements:                  $           (  53,801)           $            1,156,387
Audit adjustments:
      Income taxes                                             (  53,068)                        (  53,068)
      Accrued pension expense                                    118,500                           118,500
      Other accrued expenses                                       9,000                             9,000
      Computer conversion costs                                    6,456                             6,456
      Other Audit adjustments, net                                 2,813                             2,813
                                                   -----------------------          ------------------------
      Net adjustments                                             83,701                            83,701
                                                   -----------------------          ------------------------
Change  in  net  unrealized  gains/losses  on AFS
      securities                                                       -                            13,000
                                                   -----------------------          ------------------------

Per call report                                    $              29,900            $            1,253,088
                                                   =======================          ========================

                                                                             1996
                                                   ---------------------------------------------------------
                                                         Net Income                    Retained Earnings
                                                   -----------------------          ------------------------
Per audited financial statements:                               $ 99,419                        $1,210,188
Audit adjustments:
      Income taxes                                                 6,623                             6,623
      Accrued interest payable on deposits                         7,847                             7,847
      Other Audit adjustments, net                                 2,436                             2,436
                                                   -----------------------
                                                                                    ------------------------
      Net adjustments                                             16,906                            16,906
                                                   -----------------------          ------------------------

Change in unrealized holding gains
      and losses on AFS securities                                     -                           (12,000)
                                                   -----------------------          ------------------------

Per call report                                                 $116,325                        $1,215,094
                                                   =======================          ========================

Note 11 - Supplemental Statement of Cash Flows Disclosures:
-----------------------------------------------------------

                                                          1997                        1996
                                                 ------------------------    ------------------------
Loans to facilitate the sale of real
   estate owned                                  $              170,263      $                    -
                                                 ========================    ========================

Cash paid during year for interest               $              660,954                   $ 543,100
                                                 ========================    ========================

Cash paid during year for income taxes           $               28,932                  $   13,900
                                                 ========================    ========================


Note 12 - Commitments and Contingencies:
----------------------------------------

Commitments

In the normal course of business, the Bank makes various commitments which are not reflected in the accompanying financial statements. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of condition. The Bank's exposure to credit loss in the event of nonperformance by the other parties to the financial instruments is represented by the contractual amounts disclosed. The Bank minimizes its exposure to credit loss under these commitments by subjecting them to credit approval and review procedures, and collateral requirements, as deemed necessary.

The off-balance sheet commitments as of December 31, 1997 and 1996, consisted approximately of the following:

                                              1997                           1996
                                   ---------------------------      -----------------------
 Commitments to extend credit:
     One to four family            $                  516,000       $                   -
     Lines of credit                                  297,000                     333,000
                                   ---------------------------      -----------------------
                                   $                  813,000       $             333,000
                                   ===========================      =======================


The Bank has no commitment to loan additional funds to borrowers of impaired or nonaccrual loans. The majority of the Bank's commitments to fund the equity lines of credit are at variable market rates of interest; the Bank's commitment to fund future loans for one to four family mortgage loans are generally fixed rates ranging from 7.25% to 8.25%. Generally, the Bank's commitments to fund future loans expire in 30 to 60 days.


Contingencies

In the normal course of business, the Bank is involved in various legal proceedings primarily involving the collection of outstanding loans. None of these proceedings are expected to have a material effect on the financial position of the Bank.

The Bank is aware of the issues associated with the programming code in existing computer systems as the millennium ( Year 2000 ) approaches. The "Year 2000" problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two-digit year value to 00. The issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

The Bank utilizes a service bureau to process the majority of its accounting transactions. The Bank is utilizing the expertise of the service bureau to identify, correct or reprogram, and test the systems for the year 2000 compliance. As of December 31, 1997, the Bank's service bureau has reported that it is 82% complete with the project to bring its computer system into compliance with the year 2000. It is expected that the project will be fully completed by June 30, 1998, and for testing to begin in the third quarter of 1998. However, the Bank will be responsible for verifying that all of its vendors software upgrades are year 2000 compliant and are fully tested, including any interface to its service bureau. As a result, the year 2000 compliance creates risk for the Bank from unforeseen problems in its own computer systems and from third parties with whom the Bank deals on financial transactions worldwide. Although the Bank has not yet assessed the year 2000 compliance expense and related potential affect on the Bank's earnings, it does not expect the costs to be material.

Note 13 - Plan of Conversion:
-----------------------------

On December 15, 1997, the Board of Trustees of the Bank, subject to regulatory approval, ratified a Plan of Conversion ( the "Plan" ) to convert from a state mutual savings bank to a federally insured stock savings bank and the concurrent formation of a holding company for the Bank. The Plan provides that the holding company will offer nontransferable subscription rights to purchase common stock of the holding company. The rights will be offered first to eligible account holders, the Bank's tax-qualified employee stock benefits plans, supplemental eligible account holders, and directors, officers, and employees. Any shares remaining may then be offered to the general public.

At the date of conversion, the Bank will establish a liquidation account in an amount equal to its retained earnings reflected in the statement of condition appearing in the final prospects. The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders who continue to maintain their accounts at the Bank after the conversion. The liquidation will be reduced annually to the extent these account holders have reduced their qualifying deposits. In the event of a complete liquidation, each eligible savings account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

The Bank may not declare or pay a cash dividend on, or repurchase any of its common shares if the effect thereof would cause the Bank's shareholders' equity to be reduced below either the amount required for the liquidation account or the regulatory capital requirements for insured institutions.


Costs associated with the conversion will be deferred and deducted from the proceeds of the stock offering. If, for any reason, the offering is not successful, the deferred costs will be charged to operations. As of December 31, 1997, there was $11,200 of costs associated with the conversion that have been deferred and presented as other assets.

No dealer, salesman or other person has been authorized to give any information or to make any representations not contained in this document in connection with the offering made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by Carnegie Savings Bank, Carnegie Financial Corporation or Capital Resources, Inc. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this document by Carnegie Savings Bank, Carnegie Financial Corporation or Capital Resources, Inc. nor any sale made hereunder shall in any circumstances create an implication that there has been no change in the affairs of Carnegie Savings Bank or Carnegie Financial Corporation since any of the dates as of which information is furnished herein or since the date hereof.


                         CARNEGIE FINANCIAL CORPORATION




                              Up to 238,050 Shares
                       (Anticipated Maximum, As Adjusted)
                                  Common Stock




                                   ----------
                                   PROSPECTUS
                                   ----------





                             Capital Resources, Inc.




                               Dated May 14, 1998


                  THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS
                  AND ARE NOT FEDERALLY INSURED OR GUARANTEED.

   Until the later of August 20, 1998, or 90 days after commencement of the offering of common stock, all dealers that buy, sell or trade these securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.